    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 1998


                                                      REGISTRATION NO. 333-52169

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                         AMERICAN CARD TECHNOLOGY, INC.

          (Name of Small Business Issuer as specified in its charter)

           DELAWARE                          7379                  06-1403123
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                         AMERICAN CARD TECHNOLOGY, INC.
                1355 TERRELL MILL ROAD. BUILDING 1462, SUITE 200
                            MARIETTA, GEORGIA 30067
                                 (612) 929-5249

  (Address and Telephone Number of Principal Executive Offices and Address of
     Principal Place of Business or Intended Principal Place of Business.)

                              RAYMOND FINDLEY, JR.
                1355 TERRELL MILL ROAD. BUILDING 1462, SUITE 200
                            MARIETTA, GEORGIA 30067
                                 (612) 929-5249

           (Name, Address and Telephone Number of Agent for Service)
                           --------------------------

                                   COPIES TO:

                              R. JOHN BARTZ, ESQ.
                                 Bartz & Bartz
                            Southdale Office Centre
                      6750 France Avenue South, Suite 350
                                Edina, MN. 55435
                     (612) 920-3959    (612) 920 6494 (Fax)
                           --------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.
                           --------------------------

    If any of the Securities being registered in this form are to be offered, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED        PER UNIT(1)           PRICE(1)        REGISTRATION FEE
Common Stock $.001 par value................       648,900              $11.00            $7,137,900            $2,107
Total.......................................                                              $7,137,900            $2,107


(1) Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, solely for purposes of computing the registration fee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 25, 1998
                         AMERICAN CARD TECHNOLOGY, INC.
1355 TERRELL MILL ROAD, BUILDING 1462, SUITE 200, MARIETTA, GEORGIA 30067 (770)
                                    951-2284



                       648,900 SHARES (MAXIMUM OFFERING)
                       454,600 SHARES (MINIMUM OFFERING)
                         COMMON STOCK (PAR VALUE $.001)
                                $11.00 PER SHARE

                               ------------------


    All of the shares of Common Stock, par value $.001 (the "Common Stock"), offered hereby are being sold by American Card Technology, Inc. ("the Company"). Prior to this Offering there has been no public market for the Common Stock. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. This Offering is being made by the Company's Underwriter, Rockcrest Securities L.L.C. of Dallas, Texas (the "Underwriter") on a "best efforts" basis. There can be no assurance that the minimum number of shares will be sold. All shares sold will be held in escrow with The Bank of New York (the "Escrow Agent") until the minimum number of shares have been sold, pursuant to an escrow agreement between the Company and Escrow Agent. If 454,600 shares (the minimum offering) are not sold within one hundred eighty (180) days following commencement of the public offering, the offering will terminate automatically and all funds paid for shares will be returned to the purchasers without deductions and without interest. See "Introductory Statement," "Risk Factors" and "Underwriting".


    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 9 AND "DILUTION" ON PAGE 19.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


                                                                                  UNDERWRITING
                                                                                  DISCOUNTS &         PROCEEDS TO
                                                            PRICE TO PUBLIC      COMMISSIONS(1)      THE COMPANY(2)
Per Share................................................        $11.00              $1.10               $9.90
Total Minimum (454,600 shares)...........................      $5,000,600           $500,060           $4,500,540
Total Maximum (648,900 shares)...........................      $7,137,900           $713,790           $6,424,110


(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) The Company will have prepaid costs and expenses of the Offering totaling $235,947, which sum represents estimated legal, accounting, copying, advertising, underwriting and other miscellaneous items.

                            ------------------------


    The shares of Common Stock are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to the right of the Underwriter to reject any order in whole or in part and to withdraw, cancel or modify this offer without notice. It is expected that delivery of the shares of Common Stock will be made at the offices of Rockcrest
Securities L.L.C. in Dallas, Texas on or about           ,  1998, subject to the
minimum offering being attained ($5,000,600) or thereafter against payment therefor in immediately available funds.

                            ------------------------

                          ROCKCREST SECURITIES L.L.C.

                THE DATE OF THIS PROSPECTUS IS            , 1998

                             AVAILABLE INFORMATION

    INVESTORS SHOULD CAREFULLY REVIEW THE FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THIS PROSPECTUS.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE COMMON STOCK AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of this Offering, the Company will become subject to such requirements and, in accordance therewith, will file periodic reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). In addition, the Company will furnish its stockholders with annual reports containing audited financial statements certified by its independent accountants and such interim reports containing unaudited financial information as it may determine to be necessary or desirable. The Company will provide without charge to each person who receives a copy of this Prospectus, upon written or oral request, a copy of any of the information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to American Card Technology, Inc., 1355 Terrell Mill Road, Building 1462, Suite 200, Marietta, Georgia 30067.

    No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

    In this Prospectus, references to "dollars" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. THE STATEMENTS CONTAINED IN THIS PROSPECTUS WHICH ARE NOT HISTORICAL FACTS ARE FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, THOSE DESCRIBED UNDER "RISK FACTORS." UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING ALL SHARE AND PER SHARE DATA AND INFORMATION RELATING TO THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING, GIVES EFFECT TO A 4.06-FOR-1 STOCK SPLIT EFFECTED IN JANUARY 1996, A 2.500-FOR-1 STOCK SPLIT EFFECTED IN DECEMBER 1996 AND 1.545-FOR-1 STOCK SPLIT EFFECTED IN JULY 1998. THERE CAN BE NO ASSURANCE THAT THE MINIMUM NUMBER OF SHARES WILL BE SOLD. IF THE MINIMUM OFFERING IS NOT SOLD WITHIN ONE HUNDRED EIGHTY (180) DAYS FOLLOWING THE COMMENCEMENT OF THIS OFFERING, THE OFFERING WILL TERMINATE AUTOMATICALLY AND ALL FUNDS PAID FOR SHARES WILL BE RETURNED TO THE PURCHASERS WITHOUT DEDUCTIONS AND WITHOUT INTEREST. SEE "UNDERWRITING."


                                  THE COMPANY

    American Card Technology, Inc. (the "Company"), a development stage company incorporated in June 1994, was organized to design, develop and market high security, flexible, multiple application smart card systems. A smart card is a credit card-sized plastic card containing a microchip that provides the card with memory storage capabilities in a secure environment and, in advanced versions such as the Company's, enables the card to perform data processing functions. Smart card systems are typically used by government agencies or commercial enterprises (the "System Sponsor") to store, access and modify participant or customer (the "User") information. The Company has received United States Patent Number 5629508 with respect to its dual card access technology and methods. The Company's proprietary smart card technology and software enable System Sponsors to store data on a User's smart card, and enable the System Sponsor, or a service provider authorized by the System Sponsor (the "Authorized Service Provider") to access User information and read, input, delete, modify and process such data. The Company designs its smart card systems to perform functions for various target markets, such as employee licensing, animal health and registration, frequent patron tracking, health care and various government applications, and can design each system to perform various functions in virtually any industry, depending on the System Sponsors' needs.

    The dual card access technology incorporated in the Company's smart card systems requires the simultaneous use of both a card issued to a User (a "User Card") and a card issued to an Authorized Service Provider (an "Access Card") to access the system. The information on the User's smart card cannot be accessed or modified unless used in tandem with the Authorized Service Provider's card. For example, a health maintenance organization ("HMO") could sponsor a system whereby each User patient enrolled in the HMO would receive a smart card with his or her medical records and insurance information stored on the card's microprocessor chip. The HMO would issue Access Cards to its member physicians as Authorized Service Providers and, when a patient visits any of these HMO-affiliated physicians, the physician would be able to review and update the patient's medical record and history. The Authorized Service Provider could be issued separate Access Cards from the HMO allowing different functions for different security levels. For example, the receptionist's Access Card may allow access only to insurance information; the nurse's Access Card may allow the nurse to view but not modify patient records; and the doctor's Access Card may allow the doctor to access and update patient medical records. The dual card access technology provides enhanced security for the information on the User Card by preventing unauthorized persons from accessing or modifying such data without the proper Access Card and allowing each Access Card to view or manipulate only the information on the User Card which corresponds to that Access Card's authorization level. Each System Sponsor determines how much security it desires at each level, and the Company designs the smart card system for that System Sponsor around those parameters. The Company believes that its smart card systems, which offer the capability to perform multiple functions on a single card, provide enhanced security and privacy protection not offered by existing smart cards and position the Company to capitalize on perceived market opportunities for information systems incorporating smart card technology.

    Smart card technology is currently in wide use in Europe, the Pacific Rim, Latin America and the Middle East. According to the market researcher Dataquest, the microprocessor and memory based smart card market will grow from 544 million cards in 1995 to 3.4 billion cards by 2001. Most smart cards currently in use are low capacity memory-only phone cards that provide only data storage, reading and deletion capabilities. More sophisticated smart cards, including the Company's smart cards, are microprocessor-based and therefore have the ability not only to store, read and delete data but also to add, modify and process data. The Company believes that most microprocessor-based smart cards currently in use were designed to perform functions for single purpose applications only, such as pay television access control, medical or academic recordkeeping or insurance claim processing. The Company believes that these smart cards generally utilize multiple, alternative technologies, such as microchips, bar codes and magnetic stripes simultaneously, or allow access by any Authorized Service Provider to all the information included within the card. To the best of the Company's knowledge there are no other cards in use or under development that meet the same dual card access and multiple application specifications as the Company's proprietary system. However there is no guarantee that such cards which function in a similar or superior fashion to the Company's proprietary system are not under development at this time. See "Competition" under "Risk Factors."

    Although the use of smart cards is increasing, most cards currently used in electronic transactions are magnetic stripe cards, such as ordinary credit cards. Such cards contain only limited information such as account numbers and identification information, but cannot store or update additional information such as current account balances. The Company believes that its proprietary smart card systems, comprised of smart cards, read/write devices, other related hardware and system software offer certain advantages over magnetic stripe cards and existing smart card systems, including enhanced security features and multiple function capabilities through the use of dual card access technology and multiple application layering.

    The Company's smart cards are uniquely designed to include multiple application layers, with each layer enabling the performance of numerous functions when activated by the proper Access Card. The Company's smart card systems can provide different System Sponsors or Authorized Service Providers with access to different application layers on one User's smart card. Therefore, an HMO could store, on the same card that contains a User's medical records, insurance claim records for access only by the HMO's benefits administrators. Each application layer contains its own security feature and can only be accessed or altered by the Authorized Service Provider holding the Access Card programmed for that layer. By providing a System Sponsor the ability to add applications over time, as well as allowing multiple System Sponsors to utilize different layers of the same smart card for different purposes, the Company's smart card systems will enable the cost per smart card to be allocated among separate System Sponsors or different departments within a single System Sponsor. The Company believes that these features position its smart card systems as secure, cost-effective solutions for electronic transaction and information processing.


    To date, the Company has executed two contracts with the North American Pari-Mutuel Regulators Association ("NAPRA") to provide and maintain an internet-based regulatory tracking system that includes a database with licensing information, infraction records and digital photographs of the licensees in its jurisdictions. NAPRA is an organization comprised of nineteen pari-mutuel wagering jurisdictions located in North America, including horse and dog racing, jai alai and card rooms. In addition to the contracts with NAPRA, the Company has developed and installed smart card based employee identification and licensing systems in five NAPRA jurisdictions: the Birmingham Racing Commission and the Macon County Racing Commission, both in Alabama, the Oregon Racing Commission, the Idaho State Racing Commission and the Wyoming Pari-Mutuel Commission. The Company recently submitted a proposal to an additional NAPRA jurisdiction, the Arizona Racing Commission, to provide a smart card based employee identification and licensing system. The Company is in the process of installing a smart card based employee identification and licensing system at the Colorado Racing Commission (not a NAPRA member jurisdiction), to be completed by the end of September 1998.



    The Company has also entered into a contract with the Florida Department of Pari-Mutuel Wagering to develop and maintain an internet accessible smart card based employee identification and licensing database system for their 27 pari-mutuel wagering facilities around the state. The licensing system the Company is developing for the State of Florida will be a database maintained by ACTI and will be accessible by the Internet. The smart card licenses of the employees will be utilized to provide secure access to the web site and the database through the Internet.


    The Company has completed a pilot program in New Jersey and Pennsylvania for the issuance of "equine medical passport" smart cards for monitoring the identity, interstate and intrastate movement and medical records of thoroughbred horses. The Florida Department of Agriculture and Consumer Services Bureau of Disease Control has proposed a similar pilot project anticipated to begin as soon as possible. The Bureau of Disease Control is responsible for ensuring the health and marketability of livestock in the state of Florida. To prevent the spread of a deadly disease, the federal government requires any horse crossing state lines to have a negative Coggins Report which evidences a negative test result for Equine Infectious Anemia. A Coggins Report is valid for one year from the issue date. Further, each state requires a valid health certificate for any horse entering the state. The states of Florida, Georgia and Alabama have formed an alliance whereby a special ninety (90) day pass authorized by any of the three states can be used to cross state lines between these states. The proposed Florida pilot program will involve a test "livestock medical passport" program in which each of 100 animals will be implanted with an "electronic identification transponder" used in conjunction with smart cards to verify each animal's identity and federal and state medical certifications. This pilot program will replace the required paper passports for horses crossing between these states. Although completed programs in New Jersey and Pennsylvania successfully tested the equine medical passport smart card system and similar electronic transponder implants are in use which are not coordinated with smart card technology, such equine medical passport pilot programs have not resulted in any system sales to date. There can be no assurance that any of the Company's pilot programs will result in system purchases by any potential System Sponsor.


    The Company has entered into a Memorandum of Understanding with Traquer Systems, Inc. ("Traquer") to market the Company's smart card systems to Indian gaming and wagering facilities in North America. Traquer has significant expertise with the rules and regulations for Indian gaming environments. In February 1998, the Company received its first order from Traquer to provide a smart card based employee licensing system to an Indian tribe in Arizona. The Company expects this system to be installed by October 1998.



    The Company received a request from Foundation Health, a Florida based HMO, to structure a smart card system to assist and expedite the verification of patient insurance coverage by hospital employees. The pilot program involves Palmetto Hospital, one of the largest hospitals in Miami, Florida, and the Company anticipates the initial phase will be installed by November 1998. Other phases of this proposed project may include expanding the smart card based verification capability to all Foundation Health member hospitals and Authorized Service Providers in south Florida. The final phase may provide all Foundation Health members with enhanced smart card member identification capabilities.


    The Company has also been selected as a subcontractor to Paradigm 4 for the proposed New York City Time Project. The City of New York has significant problems tracking city employees and verifying the accuracy of actual hours worked. This project will pilot a number of technologies, including the use of smart cards, for time and attendance management and tracking of city employees.

    The Company is negotiating an exclusive distributorship agreement with AVID Identification Devices, Inc. ("AVID"). AVID uses PETtrac, a worldwide computerized tracking system for companion animals. Under the terms of the agreement, AVID will have the right to sell a unique smart card based system developed by the Company exclusively for AVID and to be used in conjunction with AVID's radio frequency identification devices currently being sold worldwide to veterinarians and other customers. Owners of animals will carry with them the Company's smart card containing animal tracking information related to the existing PETtrac identification system as well as other AVID related applications, including animal records. There can be no assurance that the Company will be successful in negotiating this agreement.


    The Company has issued a two year Non-Exclusive Representation Agreement to DTEC/Comprehensive Pharmacy Services, Inc., a wholly owned subsidiary of Service Master Corporation. DTEC/CPS provides a full range of services and technologies to the health care industry. The core of the company's business is in pharmacy consulting and pharmacy management expertise. DTEC/CPS has the right to market the Company's smart card products and services to its extensive customer base throughout the world. DTEC/CPS and the University of Tennessee are currently engaged in several research projects where smart cards could play a significant role. It is anticipated that the Company will greatly benefit from these projects, however, there can be no assurance that the Company's involvement will result in sales to the University of Tennessee or to any other DTEC/CPS customer.


    The Company's objective is to become a leading provider of smart card systems to government and commercial System Sponsors requiring increasingly complex, secure and cost-effective information processing systems. Although the Company expects to continue to market smart card systems directly through its management and employees, including a recently appointed Director of Sales, the Company intends to establish strategic marketing alliances and licensing or other arrangements with systems integrators, value-added resellers and other smart card vendors and may also retain the services of sales representatives and marketing and other consultants. The Company anticipates that, under certain circumstances, its smart card products will be bundled with its strategic partners' products and services to create a complete integrated system that can be marketed to potential System Sponsors. The Company will also seek to provide complete integrated smart card solutions, on a turnkey basis, to System Sponsors by providing all hardware and software elements required to implement the system.

    Since inception, the Company has been engaged principally in organizational activities, including developing a business plan, hiring personnel and developing and enhancing its smart card technology and software, and has only recently commenced the limited marketing of its smart card systems. The Company has generated limited revenues and incurred significant operating losses. Therefore, the Company has a limited operating history upon which an evaluation of its prospects can be made. The Company's prospects must be considered in light of the risks, uncertainties, expenses, delays and difficulties associated with the establishment of a new business in the evolving smart card industry, as well as those risks encountered in the shift from development to commercialization of new products based on innovative technologies. There can be no assurance that the Company's smart card systems will ever gain market acceptance, or that the Company will be able to successfully implement its marketing strategies, generate meaningful revenues or ever achieve profitable operations.

    The Company was incorporated under the laws of the State of Delaware in June 1994. Unless otherwise indicated, all references to the Company include Canadian Smart Card Technology Inc., its majority-owned subsidiary incorporated under the laws of Ontario, Canada (the "Subsidiary"), which was created to exploit the Company's technology in Canada. The Company's principal executive offices are located at 1355 Terrell Mill Road, Building 1462, Suite 200, Marietta, Georgia 30067 and its telephone number is (770) 951-2284.

                                RECENT FINANCING


    From July 1997 through January 1998, three directors, Raymond A. Roncari, Harold Rothstein and Lawrence O. Perl, have provided loans to the Company in the amounts of $320,000, $460,000 and $15,000, respectively (the "Stockholder Loans"), each bearing interest at an annual rate of ten percent (10%). These loans provided the Company with working capital and covered some costs associated with this

Offering. The Stockholder Loans are expected to be repaid upon the closing of subsequent debt financing, but in no event later than January 1, 2001.


    In February and March 1998, the Company sold investment units to investors for an aggregate of $1,500,000 in a private placement offering (the "1998 Private Placement"). Each unit consisted of (i) an unsecured, nonnegotiable promissory note in the principal amount of $50,000 (the "Bridge Notes"), (A) bearing interest at the rate of ten percent (10%) per annum, payable annually in arrears, and (B) providing for a loan fee payable upon payoff of the Bridge Note in an amount equal to $5,000 less interest accrued under the Bridge Note during the first year through the date of payoff; (ii) 3,863 shares of Common Stock (the "Bridge Shares"); and (iii) 3,863 bridge warrants, each bridge warrant representing the right to purchase one share of Common Stock at a price of eighty percent (80%), subsequently amended to eighty-five percent (85%), of the per share market price of the Common Stock on the exercise date (the "Bridge Warrants"). In addition, Messrs. Roncari and Rothstein entered into certain loan agreements (the "Director Loan Agreements") committing each of them to loan $450,000 (for a total of $900,000) to the Company to be used for working capital and certain costs of this Offering (the "Director Loans"). In consideration for this commitment, Messrs. Rothstein and Roncari were each granted 19,313 shares of Common Stock of the Company and warrants to purchase 19,313 shares of Common Stock at an exercise price of eighty percent (80%), subsequently amended to eighty-five percent (85%), of the market price of the Common Stock on the exercise date (the "Commitment Warrants"). The Company intends to use a portion of the proceeds from this Offering to repay certain loans and other indebtedness. The Bridge Notes are to be repaid from the proceeds of the minimum offering, but in no event later than March 3, 2001. The accrued interest due on the Bridge Notes is to be repaid in two parts, $67,157 from the proceeds of the minimum offering and $109,589 from the proceeds of the maximum offering, but in no event later than March 3, 2001. The Director Loans are to be repaid upon closing of subsequent debt financing, but in no event later than January 1, 2001. See "Use of Proceeds," "Plan of Operation" and "Certain Transactions."


                                  THE OFFERING


Common Stock offered by the Company
  Minimum....................................  454,600
  Maximum....................................  648,900

Common Stock to be outstanding after
  Offering(1)
  Minimum....................................  4,355,736
  Maximum....................................  4,550,036

Use of Proceeds..............................  The Company intends to use the net proceeds of this Offering for repayment of the Bridge
                                               Notes; research and development; sales and
                                               marketing; repayment of certain outstanding
                                               obligations; administrative payroll cost; and
                                               working capital and general corporate
                                               purposes. See "Use of Proceeds."

Risk Factors.................................  The securities offered hereby are speculative and involve a high degree of risk and
                                               immediate substantial dilution and should not
                                               be purchased by investors who cannot afford
                                               the loss of their entire investment. See
                                               "Risk Factors" and "Dilution."

Proposed Nasdaq symbol.......................  Common Stock--"ACRD."


------------------------


(1) Does not include (i) 417,150 shares of Common Stock reserved for issuance upon exercise of options granted or available for future grant under the Stock Option Plan, as defined herein; (ii) 46,350 shares of Common Stock reserved for issuance upon exercise of options granted or available for future grant under the Directors' Plan, as defined herein; (iii) 154,500 shares of Common Stock reserved for issuance upon exercise of the Shreveport Option, as defined herein; (iv) 77,250 shares of Common Stock reserved for issuance upon exercise of the Chapman Option, as defined herein; (v) 38,626 shares of Common Stock reserved for issuance upon exercise of the Commitment Warrants; or (vi) 115,882 shares of Common Stock reserved for issuance upon exercise of the Bridge Warrants.


                         SUMMARY FINANCIAL INFORMATION

    The summary financial information set forth below is derived from and should be read in conjunction with the financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.


                                                                                                    JUNE 21, 1994
                                              YEAR ENDED DEC 31,         SIX MOS ENDED JUNE 30,      (INCEPTION)
                                         ----------------------------  ---------------------------   TO JUNE 30,
                                             1996           1997           1997          1998           1998
                                         -------------  -------------  ------------  -------------  -------------
STATEMENT OF OPERATIONS DATA
Revenues...............................  $      27,034  $      76,912  $      1,100  $      93,292  $     270,710
Cost of sales..........................         16,279         86,995           250        117,879        289,774
Research and development expense.......        167,000        260,000       110,000        323,000        930,000
General and administrative expense.....        919,546      1,176,885       476,537        966,888      4,152,093
Write-off of license fee...............         20,000       --             --            --              168,000
Interest and financing costs, net......        129,126      1,065,240       328,744        749,432      1,988,030
Net loss...............................     (1,224,917)    (2,512,208)     (914,431)    (2,063,907)    (7,257,187)
Net loss per share--basic and
  diluted..............................           (.35)          (.62)         (.23)          (.53)
Weighted average number of shares
  outstanding..........................      3,506,642      4,040,705     4,025,369      3,929,836



                                                                                      JUNE 30, 1998
                                                                       -------------------------------------------
                                                                                            AS ADJUSTED FOR
                                                        DECEMBER 31,                  ----------------------------
                                                            1997          ACTUAL       MINIMUM(1)     MAXIMUM(2)
                                                        -------------  -------------  -------------  -------------
BALANCE SHEET DATA
Working capital (deficit).............................  $  (4,066,580) $  (2,055,676) $    (858,041) $   2,726,194
Total assets..........................................        594,536      1,161,430      3,804,126      5,018,107
Total liabilities.....................................      4,144,316      5,874,885      4,439,811      3,785,639
Total stockholders' equity (deficit)..................     (3,549,780)    (4,713,455)      (635,685)     1,232,468


------------------------


(1) Gives effect to the sale of the 454,600 shares of Common Stock being offered hereby and the anticipated application of the estimated net proceeds therefrom, including $1,500,000 representing the repayment of the Bridge Notes plus $67,157 representing partial payment of accrued interest, including a non-recurring charge of $32,083, plus a non-recurring charge of $100,000 representing the unamortized loan discount, $54,740 representing unamortized deferred financing costs associated with the 1998 Private Placement and $235,947 representing prepaid costs of this Offering. See "Use of Proceeds."



(2) Gives effect to the sale of the 648,900 shares of Common Stock being offered hereby and the anticipated application of the estimated net proceeds therefrom, $1,500,000 representing the repayment of the Bridge Notes plus $176,746 representing payment of accrued interest, including a non-recurring charge of $87,500, plus a non-recurring charge of $100,000 representing the unamortized loan discount, $54,740 representing unamortized deferred financing costs associated with the 1998 Private Placement, $600,000 representing repayment of all outstanding bank debt and $235,947 representing prepaid costs of this Offering. See "Use of Proceeds."

                                  RISK FACTORS

    THE SECURITIES BEING OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK, INCLUDING, BUT NOT LIMITED TO, THOSE RISK FACTORS SET FORTH BELOW, AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT IN THE COMPANY, SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING.

    THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "PLAN OF OPERATION" AND "BUSINESS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

    DEVELOPMENT STAGE COMPANY; LIMITED OPERATING HISTORY. The Company was organized in June 1994 and is in the development stage. Since inception, the Company has been engaged principally in organizational activities, including developing a business plan, hiring personnel and developing and enhancing its proprietary smart card technology and software, and it has only recently commenced the limited marketing of its smart card systems. Therefore, the Company has a limited operating history upon which an evaluation of its prospects can be made. The Company's prospects must be considered in light of the risks, uncertainties, expenses, delays and difficulties associated with the establishment of a new business in the evolving smart card industry, as well as those risks encountered in the shift from development to commercialization of new products based on innovative technologies. See "Plan of Operation."


    LIMITED REVENUES; SIGNIFICANT AND CONTINUING LOSSES; ACCUMULATED DEFICIT; EXPLANATORY PARAGRAPH IN INDEPENDENT AUDITORS' REPORT. The Company has generated limited revenues to date and does not expect to generate meaningful revenues in the near future until such time, if ever, as its smart card systems are successfully commercialized. The Company has incurred significant losses in each operating period since its inception, resulting in an accumulated deficit at June 30, 1998 of $7,257,187, and losses are continuing through the date of this Prospectus. Inasmuch as the Company will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with both the development of its business and the commercialization of its smart card systems (including, without limitation, salaries of executive, technical, marketing and other personnel), the Company anticipates that it will continue to incur significant and increasing losses for the foreseeable future until such time, if ever, as the Company is able to generate sufficient revenues to finance its operations. The Company will also incur non-recurring charges relating to the 1998 Private Placement of approximately $187,000 upon closing of the minimum offering. Furthermore, the Company has incurred costs related to a possible debt placement, which costs have to date been deferred. In the event the planned debt placement is not successful, these costs will be subsequently charged to operations. The Company's independent certified public accountants have included an explanatory paragraph in their report stating that the Company's dependence on outside financing, lack of existing commitments from lenders to provide necessary financing, lack of sufficient working capital and losses since inception raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company's smart card systems will gain market acceptance, or that the Company will be able to successfully implement its business strategy, generate meaningful revenues or achieve profitable operations. See "Plan of Operation" and Financial Statements.


    UNCERTAINTY OF PROPOSED PLAN OF OPERATION. The success of the Company's proposed plan of operation will be largely dependent upon market acceptance of smart cards generally, as well as on the Company's ability to successfully market its smart card systems by persuading potential System Sponsors of the perceived benefits of its dual card access and multiple application layering concepts (including the benefits to be derived from allocating total card program costs among individual application layers within a card) and to develop and commercialize further applications of its proprietary technology. In addition, the Company's proposed plan of operation and prospects will be dependent upon, among other things, the Company's ability to enter into strategic marketing and licensing or other arrangements on a timely basis and on favorable terms; establish satisfactory arrangements with sales representatives and marketing consultants; hire and retain skilled management as well as financial, technical, marketing and other personnel; successfully manage growth (including monitoring operations, controlling costs and maintaining effective quality, inventory and service controls); and obtain adequate financing when and as needed. The Company has limited experience in developing new products based on innovative technology and there is limited information available concerning the performance of the Company's technologies or market acceptance of the Company's products. There can be no assurance that the Company will be able to successfully implement its plan or that unanticipated expenses or problems or technical difficulties will not occur which would result in material delays in its implementation. Moreover, there can be no assurance that the Company will have sufficient capacity to satisfy any increased demand for its smart card products and technologies resulting from the Company's implementation of its plan of operation. See "Plan of Operation" and "Business."

    NEW CONCEPT; UNCERTAINTY OF MARKET ACCEPTANCE. The smart card industry in the United States is an emerging business characterized by an increasing and substantial number of new market entrants that have introduced or are developing an array of new products and services relating to electronic transactions and information processing. Each of these entrants is or may be seeking to position its products and services as the preferred method of effectuating highly individualized, easy-to-use electronic transaction and information processing. The success of the smart card industry depends, in large part, on the ability of market participants to convince governmental authorities, commercial enterprises and other potential System Sponsors to adopt a smart card system in lieu of existing or alternative systems such as magnetic stripe card and paper-based systems, thereby changing the way certain transaction and information processing tasks are accomplished. In addition, due to the large capital and infrastructure investment made by debit and credit card issuers and significantly lower costs associated with the use of magnetic stripe cards, many potential System Sponsors may be reluctant to convert to smart card technology in the near future. Accordingly, there can be no assurance that there will be significant market opportunities for smart card systems in the United States or that the acceptance of smart card based systems in other countries will be sustained. The Company's dual card access and multiple application layering technologies are new concepts. As such, demand for and market acceptance of the Company's smart card systems are subject to a high level of uncertainty. The Company has limited marketing experience and limited financial, personnel and other resources to undertake extensive marketing activities. Potential System Sponsors of the Company's smart card systems, as well as the Company's potential strategic partners, must be persuaded that the costs of adopting and implementing smart card systems, in general, and, in particular, of adopting and implementing the Company's smart card systems, which incorporate dual card access technology and multiple application layering, are justified by the benefits to be derived therefrom. Achieving market acceptance for the Company's products and services will require significant efforts and expenditures by the Company to create awareness, demand and interest by potential System Sponsors, strategic partners and others regarding the perceived benefits of the Company's technologies, including the possible allocation of costs among different System Sponsors and/or departments of one or more System Sponsors. There can be no assurance that the Company's smart card technology will prove to be economically viable for a sufficient number of System Sponsors, that substantial markets will develop, in the United States or elsewhere, for the Company's smart card systems or that the Company will be able to meet its current marketing objectives, succeed in positioning its cards and services as a preferred method of delivering electronic transaction and information processing or achieve significant market acceptance of its products. See "Business--Marketing and Sales."


    SIGNIFICANT CAPITAL REQUIREMENTS; WORKING CAPITAL DEFICIT; DEPENDENCE ON PROCEEDS OF THIS OFFERING; POSSIBLE FUTURE FINANCING. The Company's capital requirements have been and will continue to be significant. At June 30, 1998, the Company had a working capital deficit of $2,055,676 due to, among other things, costs associated with the development, commercialization and market testing of the Company's smart card systems, including the development of the Company's initial pilot programs. The Company has been dependent on the sales of its securities to private investors (including the 1998 Private Placement), as well as on capital contributions and loans from affiliates and certain financial institutions guaranteed by certain stockholders of the Company. During the period from inception through the date of this Prospectus, the Company has raised capital in the estimated aggregate amount of $6,100,000 (including approximately $5,500,000 through June 30, 1998) through such means. The Company is dependent on and intends to use the proceeds of this Offering to continue the implementation of its proposed plan of operation. The Company anticipates, based on assumptions relating to its operations (including assumptions regarding the Company's ability to meet its current marketing objectives and the timing and costs associated therewith), that the net proceeds of this Offering, together with projected cash flow from operations, will be sufficient to fund the Company's operations and capital requirements for at least twelve months following the consummation of this Offering. In the event the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this Offering prove to be insufficient to fund operations (due to unanticipated expenses, technical difficulties, problems or otherwise), the Company would be required to seek additional financing sooner than currently anticipated. There can be no assurance that the proceeds of the minimum offering will be sufficient to permit the Company to successfully further develop and commercialize the Company's smart card technology or that any assumptions relating to the Company's operations will prove to be accurate. In addition, any implementation of the Company's business plans subsequent to the twelve month period following this Offering may require proceeds greater than the proceeds of this Offering or otherwise currently available to the Company. Further, if the minimum closing of this Offering is delayed, the Company may not have sufficient capital to fund operations and the anticipated expenses of this Offering. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all. Although the Company believes it may be able to raise at least a portion of its future financing requirements for such period among its officers, directors and/or stockholders, no officer, director or stockholder of the Company has made any further commitment to the Company to provide any portion of the Company's future financing requirements and there are no assurances that any officer, director or stockholder will do so. At some future date, the Company intends to offer up to approximately $30 million in debt financing, to be negotiated by Lilly Beter Capital Group, Ltd. ("Beter"). The Company has no written agreement with Beter with regard to such possible future financing. There can be no assurance that such additional financing, or any other additional financing, will be available to the Company on reasonable terms, or at all. Further, if such additional financing is attempted, there can be no assurance that such additional financing, or any other additional financing, will be successful. Any inability to obtain additional financing when needed may have a material adverse effect on the Company, including requiring the Company to curtail its activities and possibly causing the Company to cease its operations. To the extent that the Company finances its operations through the issuance of additional equity securities, any such issuance may involve substantial dilution to the Company's then-existing stockholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities, the Company will be subject to all of the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. See "Use of Proceeds," "Plan of Operation" and "Certain Transactions."


    LIMITED MARKETING CAPABILITIES AND EXPERIENCE; DEPENDENCE ON THIRD-PARTY MARKETING ARRANGEMENTS. The Company has limited marketing capabilities, experience and resources. To date, the Company has conducted only limited marketing activities and has relied primarily on the efforts of its executive officers in connection with such activities. It will be the role of the Company's management and its Director of Sales to guide the Company from the research and development phase to a company with full marketing and sales strategies for direct and indirect sales. Although the Company expects to continue to market smart card systems directly through the Company's management and employees, the Company intends to establish strategic marketing alliances and licensing or other arrangements with systems integrators, value-added resellers and other smart card vendors and may also retain the services of sales representatives and marketing and other consultants. The Company's success will depend in part on its ability to enter into agreements with such third parties, and on the ability and efforts of such third parties to successfully market the Company's smart card systems. Moreover, marketing arrangements with third parties may require financial or other commitments by the Company. There can be no assurance that the Company will be able, for financial or other reasons, to enter into third-party marketing arrangements on commercially acceptable terms, or at all. The failure of the Company to complete its third-party marketing strategy or the failure of any such party to develop and sustain a market for the Company's smart cards could have a material adverse effect on the Company. Although the Company views third party marketing arrangements as a major factor in the commercialization of its smart card systems, there can be no assurance that any strategic partners, licensees or others would view an arrangement with the Company as significant to their businesses. See "Business--Marketing and Sales" and "Management."

    COMPETITION; TECHNOLOGICAL OBSOLESCENCE. The market for the Company's smart card systems is characterized by intense competition. The market is currently dominated by cards utilizing magnetic stripes, and is expected to be dominated by magnetic stripe cards for the foreseeable future due to the lower costs of production of such cards and the substantial capital and infrastructure investments made by debit and credit card issuers in such cards. The Company also competes with numerous well-established companies, including Gemplus, Bull PTS (a unit of Groupe Bull), Schlumberger Electronic Transactions (a business segment of Schlumberger Limited), Orga Kartensysteme GMBH, Giesecke & Devrient and Mondex International, which design, manufacture and/or market smart card systems. Although the Company believes its proprietary dual card access and multiple application layering technologies will allow the Company to compete on the basis of enhanced security, flexibility, scalability, cost-effectiveness and quality, the Company's smart card systems incorporate new concepts and may be unsuccessful even if they are superior to those of its competitors. In addition, certain companies may be developing technologies or products of which the Company may be unaware which may be functionally similar or superior to those developed by the Company. Most of the Company's competitors and potential competitors possess substantially greater financial, marketing, personnel and other resources than the Company and have established reputations relating to the design, development, manufacture, marketing and service of smart card systems. As the market for smart card systems grows, new competitors are likely to emerge. Additional competition could adversely affect the Company's operations. There can be no assurance that the Company will be able to compete successfully, that competitors will not develop technologies or products that render the Company's systems obsolete or less marketable or that the Company will be able to successfully enhance its products or develop new products when necessary. See "Business-- Competition."

    TECHNOLOGICAL FACTORS. The Company's research and development efforts are subject to all of the risks inherent in the development of new products and technology (including unanticipated delays, expenses and difficulties). There can be no assurance that the Company's products will satisfactorily perform the functions for which they are designed, that they will meet applicable price or performance objectives or that unanticipated technical or other problems will not occur which would result in increased costs or material delays in the development thereof. Furthermore, software products as complex as those developed by the Company and incorporated into its smart card products may contain errors or failures when installed, updated or enhanced. There can be no assurance that, despite testing by the Company and by current and potential end users, errors will not be found in new products after the delivery by the Company, resulting in loss of or delay in market acceptance. See "Business--Technology Overview" and "--Products."

    The Company has entered into an agreement with SoftChip Israel Ltd. of Jerusalem, Israel and its affiliate, SoftChip Technologies (3000) Ltd. (collectively, "SoftChip"), to purchase the DVK-1 Chip Mask Operating System and architecture ("DVK-1 System") for a purchase price of $100,000 and for SoftChip to provide technical support and development to the Company for at least a two-year period for an additional $450,000 plus royalties ranging from $.125 to $.25 for each smart card sold by the Company that incorporates the DVK-1 System. Upon its closing, which is scheduled to occur after the minimum closing of this Offering, this agreement will provide the Company ownership of its own chip mask and access to the technical resources needed to develop a completely new and proprietary chip mask and operating system.

The chip mask provides the basic instructions to the microchip and its internal components and facilitates the orderly utilization of all of the microchip's components and allows the device to be utilized. The Company has also executed a purchase order with SoftChip for technical services for a monthly fee of $18,000, which commenced December 1, 1997. The Company is obligated to pay the amount payable under the purchase order, the purchase price and the fees for technical support, no later than November 1, 1998, which will reduce the amount of working capital available to the Company. Under the agreement, ownership of the DVK-1 System will be transferred to the Company at closing upon payment in full of the purchase price and technical support fees. If the closing of the minimum offering is delayed beyond November 1, 1998, the Company believes it may be able to reach a mutual agreement with SoftChip to extend the closing date of the agreement, but there can be no assurance that the Company will be able to reach such agreement with SoftChip, or that the Company will ultimately secure ownership of the DVK-1 System if the closing of the minimum offering is delayed beyond November 1, 1998. Additionally there can be no assurance that ownership of the DVK-1 System will result in the successful development of new technology. See "Plan of Operation" and "Business--Intellectual Property."



    PROPRIETARY RIGHTS. The Company's success will depend in part on its ability to enforce its patents, protect trade secrets and operate without infringing on the proprietary rights of others. The Company has received United States patent number 5629508 with respect to its dual card access technology and methods. The Company contemplates filing patent applications in selected foreign jurisdictions where such filings would, in the Company's opinion, provide it with a competitive advantage. The patent laws of other countries may differ from those of the United States as to the patentability of the Company's products or technology and the degree of protection afforded by foreign patents may be different from that in the United States. The failure by the Company to obtain any foreign patents could have a material adverse effect on the Company's ability to successfully commercialize its smart card systems outside the U.S. Even though the Company has been able to obtain a U.S. patent, there can be no assurance that this patent will afford the Company commercially significant protection for its technology. Other companies may independently develop equivalent or superior technologies or products and may obtain patent or similar rights with respect to them. The Company is not aware of any infringement by its technology on the proprietary rights of others and has not received any notice of claimed infringement. However, the Company has not conducted any investigation as to possible infringement and there can be no assurance that third parties will not assert infringement claims against the Company in connection with its products, that any such assertion of infringement will not result in litigation, or that the Company would prevail in such litigation. Moreover, in the event that the Company's technology or proposed products were deemed to infringe upon the rights of others, the Company would be required to obtain licenses to utilize such technology. There can be no assurance that the Company would be able to obtain such licenses in a timely manner on acceptable terms and conditions, and the failure to do so could have a material adverse effect on the Company. If the Company were unable to obtain such licenses, it could encounter significant delays in product market introductions while it attempted to design around the infringed upon patents or rights, or could find the development, manufacture or sale of products requiring such license to be foreclosed. In addition, patent disputes occur in the smart card and computer industries and there can be no assurance that the Company will have the financial resources to enforce or defend a patent infringement or proprietary rights action. The Company has received a federal trademark registration for its SMART-ID-Registered Trademark- mark and design and has applied for a federal trademark registration for its Cheeze! mark. SMART-ID-Registered Trademark- is a smart card based system that provides positive identification, transaction tracking and the ability to layer multiple applications on a single smart card. Cheeze! is a program currently used by nineteen pari-mutuel licensing jurisdictions to photograph licensees and transmit the photograph and license data to a central database, which is currently housed at the Company's offices. The Company's use of its software, name and mark may be subject to challenge by others, which, if successful, could have a material adverse effect on the Company.


    The Company also relies on trade secrets and proprietary know-how and employs various methods to protect the concepts, ideas and documentation relating to its proprietary technology. However, such methods may not afford the Company complete protection and there can be no assurance that others will not independently obtain access to the Company's trade secrets and know-how or independently develop products or technologies similar to those of the Company. Furthermore, although the Company has and expects to have confidentiality and non-competition agreements with its employees and appropriate suppliers and manufacturers, there can be no assurance that such arrangements will adequately protect the Company's trade secrets. See "Business--Intellectual Property."

    LENGTHY SALES CYCLE; POSSIBLE FLUCTUATIONS IN OPERATING RESULTS. The Company's sales cycle is expected to commence at the time a prospective System Sponsor demonstrates an interest in purchasing a smart card system from the Company or issues a request for a proposal or information or takes similar action and ends upon the installation of a smart card system for the System Sponsor. The sales cycle will vary by System Sponsor and could extend for periods of up to twelve months or more, depending upon, among other things, the time required by the System Sponsor to complete a pilot test of the Company's smart card system, make a determination regarding an acquisition thereof and negotiate payment terms with the Company. The Company's operating results could vary from period to period as a result of this fluctuation in the length of the Company's sales cycle and as a result of fluctuations in the purchasing patterns of potential System Sponsors, technological factors, variations in marketing strategies for different target markets and non-recurring smart card system sales. See "Plan of Operation--Possible Fluctuations in Operating Results."

    POSSIBLE DEPENDENCE ON GOVERNMENT CONTRACTS. As part of its strategy, the Company intends to market its smart card systems to government agencies in the United States and Canada. If successful, the Company will become subject to the special risks involving government contracts, including delays in funding, lengthy review processes for awarding contracts, non-renewal, delay, termination at the convenience of the government, reduction or modification of contracts in the event of changes in the government's policies or as a result of budgetary constraints and increased or unexpected costs resulting in losses, any or all of which could have a material adverse effect on the Company.

    The Company will also be required to obtain most potential government contracts through the competitive bidding process. There can be no assurance that the Company will be successful in having its bids accepted or, if accepted, that awarded contracts will generate sufficient revenues to result in profitable operations. The competitive bidding process is typically lengthy and often results in the expenditure of financial and other resources in connection with bids that are not accepted. Additionally, inherent in the competitive bidding process is the risk that actual performance costs may exceed projected costs upon which a submitted bid or contract price is based. To the extent that actual costs exceed projected costs, the Company could incur losses, which could adversely affect the Company's operating margins and results of operations. Moreover, in most instances, the Company may be required to post bid and/or performance bonds in connection with contracts with government agencies. Any inability by the Company to obtain bonding coverage in sufficient amounts could have a material adverse effect on the Company. See "Business--Government Regulation and Industry Standards."


    BROAD DISCRETION IN APPLICATION OF PROCEEDS; ALLOCATION OF PROCEEDS TO PAY CERTAIN OBLIGATIONS, INCLUDING INDEBTEDNESS TO PRINCIPAL STOCKHOLDERS; BENEFIT TO RELATED PARTIES. Approximately $499,540 (11.1%) of the estimated net proceeds of the minimum offering or $508,110 (7.9%) of the estimated net proceeds of the maximum offering has been allocated to working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. In addition, the Company intends to use approximately $1,567,000 (34.8%) of the estimated net proceeds of the minimum offering or $2,277,000 (35.4%) of the estimated net proceeds of the maximum offering to repay indebtedness (including all the Bridge Notes to be repaid from the proceeds of the minimum offering and the accrued interest due on the Bridge Notes, to be repaid in two parts, $67,157 from the proceeds of the minimum offering and $109,589 from the proceeds of the maximum offering; both the Notes and the interest are to be repaid no later than March 3, 2001) and satisfy pre-existing obligations and, therefore, such funds will be unavailable to fund future growth. Included in the indebtedness to be repaid from the proceeds of the minimum offering are the Bridge Notes payable to Lawrence O. Perl, the Company's Chairman of the Board and Chief Executive Officer, in the principal amount of $25,000, together with accrued interest thereon, and Bridge Notes payable to Harold Rothstein and Raymond A. Roncari, each a director of the Company, in the principal amounts of $475,000 and $475,000, respectively. Included in the indebtedness to be repaid from the proceeds of the maximum offering are the interest due on the Bridge Notes payable to Messrs. Rothstein and Roncari. Included in certain outstanding obligations to be repaid from the proceeds of the maximum offering is approximately $42,000 payable to Lawrence Owen Associates, a corporation wholly-owned by Mr. Perl, for use of office space and related services. In addition, Mr. Rothstein has personally guaranteed and/or pledged personal assets to secure the Company's indebtedness to Fleet National Bank, The Chase Manhattan Bank and First Southern Bank, and Mr. Roncari has personally guaranteed all of the Company's indebtedness to The First National Bank of Suffield. The Company intends to use approximately $600,000 of the proceeds from the closing of the maximum offering to repay this indebtedness; repayment of such indebtedness will, in effect, release such guarantees or pledges. The Company will also use a portion of the proceeds of the minimum and maximum offerings to pay compensation (including accrued compensation) of its executive officers (for a total anticipated to be approximately $625,000 if the minimum offering is reached and $1,400,000 if the maximum offering is reached, during the twelve months following the date of this Prospectus). See "Use of Proceeds," "Plan of Operation," "Management" and "Certain Transactions."



    DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL. The success of the Company will be largely dependent on the personal efforts of Lawrence O. Perl, its Chairman of the Board and Chief Executive Officer, Raymond Findley, Jr., its President and Chief Operating Officer, Frank Fuino Jr., its Chief Financial Officer and Vice President of Finance, Robert H. Dixon, its Vice President of Technical Operations, Robert Cartagine, its recently appointed Director of Sales, and other key personnel. Although the Company has entered into an employment agreement with each of the above gentlemen, the loss of services of any of these key personnel would have a material adverse effect on the Company's business and prospects. The Company has obtained "key man" insurance on the lives of Messrs. Perl and Findley in the amount of $2,000,000 each. In order to successfully implement and manage its proposed expansion, the Company will be dependent upon, among other things, its ability to attract and retain qualified managerial, technical and marketing personnel with experience in business activities such as those contemplated by the Company. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to hire or retain additional personnel. Any inability to attract and retain qualified personnel would have a material adverse effect on the Company. See "Management."



    CONTROL BY MANAGEMENT. After the closing of this Offering, the Company's directors and executive officers (or trusts created by or for such individuals or their families) will beneficially own, in the aggregate, no less than approximately 78.6 percent of the outstanding shares of Common Stock (assuming no exercise of any warrants or other options) issued in the minimum offering, or no less than approximately 75.2 percent of the outstanding shares of Common Stock (assuming no exercise of any warrants or other options) issued in the maximum offering. Accordingly, such persons, acting together, will be in a position to elect the directors, adopt amendments to the Company's Certificate of Incorporation (the "Certificate") and By-Laws (the "By-Laws"), approve mergers and other significant corporate transactions, including a sale of substantially all of the Company's assets, and otherwise control the Company's affairs. Purchasers of the shares of Common Stock offered hereby will be minority stockholders, and, although entitled to vote on matters submitted for a vote of the stockholders, will not control the outcome of such a vote. See "Management" and "Principal Stockholders."


    POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK. The Certificate, as amended, authorizes the Company's Board of Directors (the "Board") to issue up to 1,000,000 shares of a class of preferred stock, par value $.001 per share (the "Preferred Stock"). The Certificate authorizes the Board to establish and issue, out of the authorized but unissued shares of Preferred Stock, "blank check" preferred stock in one or more series. One or more of such series may be issued at any time or times upon authorization of the Board. Without further approval of the stockholders, the Board is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of the Preferred Stock. The issuance of new series of Preferred Stock could, among other results, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, could make it more difficult for a third party to gain control of the Company, prevent or substantially delay such a change of control, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. Preferred Stock could, for example, be issued quickly by the Board with terms that are expressly designed to prevent or substantially delay a change of control of the Company that could otherwise benefit stockholders or to make removal of management more difficult. Although the Company has no current plans to issue any Preferred Stock, there can be no assurance that the Board will not decide to do so in the future. See "Description of Securities."


    IMMEDIATE AND SUBSTANTIAL DILUTION. Investors in this Offering will incur immediate and substantial dilution of $11.27 per share (102%) if the minimum offering is reached, or $10.85 per share (99%), if the maximum offering is reached, between the adjusted net tangible book value per share after this Offering and the initial public offering price of $11.00 per share. See "Dilution."


    ABSENCE OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF MARKET PRICE OF COMMON STOCK; LIMITED STATE REGISTRATION. Prior to this Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiations between the Company and the Underwriter and is not necessarily related to the Company's asset value, net worth or other criteria of value. There can be no assurance that a regular trading market for the Common Stock will develop after this Offering or that, if developed, it will be sustained. The market price for the Company's securities following this Offering may be highly volatile, as has been the case with the securities of other small capitalization companies. The factors considered in determining the offering price included an evaluation by management of the history of and prospects for the industry in which the Company competes and the prospects for earnings of the Company. Factors such as the Company's financial results, announcements of developments related to the Company's business and the introduction of products and product enhancements by the Company or its competitors may have a significant impact on the market price of the Company's securities. Additionally, in recent years, the stock market in general, and the market for securities of small capitalization stocks in particular, have experienced wide price fluctuations which have often been unrelated to the operating performance of such companies. The Underwriter will register this Offering in a limited number of states, which may limit or prohibit possible resale of the Common Stock in certain states in which the Offering is not registered. See "Underwriting."

    NO DIVIDENDS. The Company has never paid any cash or other dividends on its Common Stock. Payment of dividends on the Common Stock is within the discretion of the Board of Directors of the Company and will depend upon the Company's earnings, capital requirements and financial condition, and on any other relevant factors. For the foreseeable future, the Board of Directors intends to retain future earnings, if any, to finance its business operations and does not anticipate paying any cash dividends with respect to the Common Stock. In addition, the payment of cash dividends may be limited or prohibited by the terms of any future loan agreements or any Preferred Stock that may be issued by the Company. See "Dividend Policy," "Plan of Operation--Liquidity and Capital Resources" and "Description of Securities--Preferred Stock."

    LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS. The Certificate includes provisions to eliminate, to the full extent permitted by the Delaware General Corporation Law (the "DGCL") as in effect from time to time, the personal liability of directors of the Company for monetary damages under certain circumstances. The Certificate and By-Laws also include provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. As a result of such provisions, stockholders may be unable to recover damages against the directors and officers of the Company for actions taken by them that constitute negligence, gross negligence or a violation of their fiduciary duties. In anticipation of this Offering, the Board has authorized and directed the Company to enter into indemnification agreements with each director of the Company, pursuant to which the Company would, in general, (i) agree to indemnify and hold harmless each director to the full extent permitted or authorized by the DGCL as in effect from time to time and (ii) specify the various terms and conditions relating to the advancement of expenses in connection with indemnifiable claims. Each of the provisions described above may reduce the likelihood of stockholders instituting derivative litigation against directors and may discourage or deter stockholders from suing directors, officers, employees and agents of the Company for (among other things) breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders. See "Management--Limitation of Liability and Indemnification."

    ADOPTION OF CERTAIN CHARTER AND BY-LAW PROVISIONS HAVING ANTI-TAKEOVER EFFECTS. The Certificate and By-Laws contain various provisions which, under certain circumstances, could make it more difficult for a third party to gain control of the Company (e.g., by means of a tender offer), prevent or substantially delay such a change of control, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. The Certificate provides that the Board will be classified into three classes of directors, with each class serving a staggered three-year term. This provision, together with the provision authorizing the Board to issue one or more series of Preferred Stock, could make it more difficult for stockholders to effect certain corporate actions that might facilitate a proposed acquisition of the Company and could have the effect of delaying or preventing a change of control of the Company. See "Description of Securities--Antitakeover Provisions."


    OUTSTANDING OPTIONS. As of the date of this Prospectus, the Company has outstanding options to purchase 441,873 shares of Common Stock, of which 332,178 shares are exercisable at $7.77 per share and 109,695 shares are exercisable at $11.00 per share. Further, the Company has granted warrants to purchase (i) 77,250 shares of Common Stock at an exercise price equal to eighty percent, subsequently amended to eighty-five percent (85%) of the per share market price of Common Stock at the time of exercise to Chapman Group, LLC (the "Chapman Option"); (ii) 38,626 shares to Messrs. Rothstein and Roncari, in consideration for entering into their respective Director Loan Agreements, at an exercise price equal to eighty percent, subsequently amended to eighty-five percent (85%) of the per share market price of Common Stock at the time of exercise, represented by 19,313 warrants to purchase 19,313 shares of Common Stock to each of Messrs. Rothstein and Roncari (collectively, the "Commitment Warrants"); and
(iii) 115,882 shares to investors in a March 1998 private placement offering ("the 1998 Private Placement") at an exercise price equal to eighty percent, subsequently amended to eighty-five percent (85%) of the per share market price of Common Stock at the time of exercise (the "Bridge Warrants"). In addition, the Company plans to issue additional options to acquire shares of Common Stock to employees and directors in the future. Exercise of the foregoing options will have a dilutive effect on the Company's stockholders. Furthermore, the terms upon which the Company may be able to obtain additional equity financing may be adversely affected, since the holders of the options, if they choose to exercise the options, can be expected to exercise them at a time when the Company would likely be able to obtain any needed capital on terms more favorable to the Company than those provided in the options. See "Certain Transactions" and "Management--1996 Stock Option Plan" and "--Nonemployee Directors' Stock Option Plan" and "Underwriting."

    SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. From the proceeds of the maximum offering, the Company will have between 4,355,736 shares, if the minimum is attained, and 4,550,036 shares, if the maximum is attained, of Common Stock outstanding, of which the shares of Common Stock offered hereby (a minimum of 454,600 shares and a maximum of 648,900 shares) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). All of the remaining 3,901,136 shares of Common Stock outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and in the future may only be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. The 3,901,136 restricted shares of Common Stock will become eligible for sale under Rule 144, subject to certain volume limitations prescribed by Rule 144 and to the contractual restrictions described below, at various times commencing 90 days from the date of this Prospectus. The Company has granted certain "piggyback" registration rights to the holders of 193,133 shares of Common Stock and the 231,758 shares of Common Stock underlying the Bridge Warrants and the Commitment Warrants, and to the holder of the Chapman Option. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. All of the Company's officers, directors and stockholders have agreed not to sell or otherwise dispose of (other than in a private transfer) any of their shares of Common Stock for a period of 12 months from the date of this Prospectus without the prior written consent of the Underwriter (other than in the case of the Bridge Shares, as defined herein, and Bridge Warrant Shares, as defined herein, which cannot be transferred during such period even with the consent of the Underwriter). However, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Certain Transactions," "Description of Securities," "Shares Eligible for Future Sale," "Management" and "Underwriting."



    NASDAQ REQUIREMENTS; DISCLOSURE RELATING TO LOW-PRICED STOCKS. The Company's stock is not presently included for trading on the Nasdaq system and there can be no assurances that the Company will ultimately qualify for inclusion within that system. In order for an issuer to be included in the Nasdaq system, the Company must maintain $2,000,000 in net tangible assets, $35,000,000 in market capitalization or $500,000 net income. In addition the Company must maintain 50,000 shares of public float (shares not held directly or indirectly by any officer or director of the Company or by any other person who is the beneficial owner of more than ten percent (10%) of the total shares outstanding) with a minimum market value of $4,000,000. Further, continued inclusion requires two market makers, a minimum bid price of $1.00 per share and at least 300 round lot shareholders (holders of 100 shares or more). In addition to quantitative standards, the staff of Nasdaq may also consider other factors including, but not limited to, the nature and scope of the Company's operations in conjunction with any and all conditions and/or circumstances surrounding an entity's operations. The Company's initial application for inclusion in the Nasdaq Small Cap Market was denied because the Company does not meet the above qualitative standards. No assurances can be given that the Company will ever qualify for inclusion on the Nasdaq system and qualification for inclusion is not a prerequisite to proceeding with this Offering. Until the Company's shares qualify for inclusion in the Nasdaq system, the Company's securities will be traded in the over-the-counter markets through the "pink sheets" or on the OTC Bulletin Board. The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price less than $5.00 per share, subject to certain exceptions. Since the securities offered hereby will be offered at a market price of $11.00 per share, such securities will initially be exempt from the definition of penny stock. During such periods when the Company's Common Stock does not qualify for inclusion on the Nasdaq Small Cap Market, if the securities offered hereby become offered at a market price less than $5.00 per share, and do not qualify for another exemption from the penny stock regulations, the Company's securities may become subject to additional regulations relating to low-priced securities adopted by the Securities and Exchange

Commission that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchase and receive the purchaser's written agreement to the transaction prior to the sale. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing the recent price information for the penny stock held in the account and information on the limited market in penny stocks. In addition, certain broker-dealers are precluded from acting as market makers for non-NASDAQ securities and these securities may be ineligible for margin loans. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this Offering to sell the Common Stock in the secondary market.



    LACK OF PUBLIC MARKET; MINIMUM/MAXIMUM. Prior to this Offering, there has been no public market for the Company's securities. There can be no assurances that a public trading market for the securities offered hereby will develop or that a public trading market, if developed, will be sustained. Although the Company anticipates that upon completion of this Offering, the Common Stock will be eligible for inclusion on the OTC Bulletin Board, no assurance can be given that the Common Stock will be listed on the OTC Bulletin Board as of the effective date. Consequently, there can be no assurance that a regular trading market for the Common Stock, other than the pink sheets, will develop after the completion of this Offering. If a trading market does in fact develop for the Common Stock offered hereby, there can be no assurance that it will be maintained. If for any reason the Common Stock is not listed on the OTC Bulletin Board or a public trading market does not develop, purchasers of the Common Stock may have difficulty in selling their securities should they desire to do so. In any event, because certain restrictions may be placed upon the sale of securities at prices under $5.00, unless such securities qualify for an exemption from the "penny stock" rules, such as a listing on the Nasdaq Small Cap Market, some brokerage firms will not effect transactions in the Company's securities if their market price falls below $5.00, and it is unlikely that any bank or financial institution will accept such securities as collateral, which could have an adverse effect in developing or sustaining any market for the Common Stock.


    There can be no assurance that the minimum number of shares will be sold. If the minimum offering is not sold within one hundred eighty (180) days following commencement of this Offering, the Offering will terminate automatically and all funds paid for shares will be returned to the purchasers without deductions and without interest. Even if the minimum number of shares is sold, there can be no assurance that the maximum number of shares will be sold. If the minimum number of shares is sold but the maximum number of shares is not sold, the Company would be able to continue its operations for at least twelve months but the proceeds from this Offering would be less than anticipated and could have a material adverse effect on the Company's future operations.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $4,500,540 if the minimum offering is attained and $6,424,110 if the maximum offering is attained. The expenses of this Offering will have been prepaid by the Company to the extent of $235,947 as of June 30, 1998. The Company expects to use the net proceeds approximately as follows:


APPLICATION OF PROCEEDS


                                                                         MINIMUM OFFERING           MAXIMUM OFFERING
                                                                     -------------------------  -------------------------
                                                                        AMOUNT       PERCENT       AMOUNT       PERCENT
                                                                     ------------  -----------  ------------  -----------
Repayment of indebtedness(1).......................................  $  1,567,000        34.8%  $  2,277,000        35.4%
Sales and marketing(2).............................................       445,000         9.9%       532,000         8.3%
Research and development(3)........................................     1,140,000        25.4%     1,184,000        18.4%
Repayment of certain outstanding obligations(4)....................       375,000         8.3%     1,252,000        19.5%
Administrative payroll costs(5)....................................       474,000        10.5%       671,000        10.5%
Working capital and general corporate purposes(6)..................       499,540        11.1%       508,110         7.9%
                                                                     ------------       -----   ------------       -----
    Total..........................................................  $  4,500,540       100.0%  $  6,424,110       100.0%
                                                                     ------------       -----   ------------       -----
                                                                     ------------       -----   ------------       -----


------------------------

(1) The minimum offering figure represents the payment of the Bridge Notes, together with partial payment of accrued interest in the aggregate amount of $67,157. Included in the Bridge Notes to be repaid are $25,000, plus accrued interest, payable to Lawrence O. Perl, the Company's Chairman of the Board and Chief Executive Officer, $475,000 payable to Harold Rothstein, a director of the Company, and $475,000 payable to Raymond A. Roncari, a director of the Company. The maximum offering figure represents all items paid in the minimum offering plus the payment of accrued interest related to the Bridge Notes payable to Messrs. Rothstein and Roncari, in the aggregate amount of $109,589, plus the repayment of bank debt, in the aggregate amount of $600,000, which has been personally guaranteed or secured with the private assets of Messrs. Roncari and Rothstein. See "Plan of Operation" and "Certain Transactions."

(2) Consists of salaries of sales and marketing personnel, fees paid to marketing consultants and anticipated costs and expenses associated with sales presentations, preparation of marketing materials and attendance at industry trade shows. See "Business--Marketing and Sales."

(3) Represents a $712,000 payable to SoftChip in connection with the purchase of the DVK-1 System and portion of anticipated costs associated with further enhancement of the Company's proprietary technology as well as development of system applications and pilot programs for potential System Sponsors. See "Business--Research and Development."


(4) Consists of payment of certain past due obligations of the Company to accountants, attorneys and consultants, and deferred compensation to both current and past employees. In addition, the Company intends to use $42,000 of the proceeds from the maximum offering to repay a payable due to Lawrence Owen Associates, a Company wholly owned by Mr. Perl. See "Management."



(5) Consists of the proportionate amount of salaries deemed to be administrative in nature.


(6) Includes amounts for the payment of relocation expenses, rent, professional fees and other operating expenses.

                                DIVIDEND POLICY

    The Company has never paid any cash or other dividends on its Common Stock. Payment of dividends on the Common Stock is within the discretion of the Board and will depend upon the Company's earnings, capital requirements and financial condition, and on any other relevant factors. For the foreseeable future, the Board of Directors intends to retain future earnings, if any, to finance its business operations and does not anticipate paying any cash dividends with respect to the Common Stock. In addition, the payment of cash dividends may be limited or prohibited by the terms of any future loan agreements or any Preferred Stock that may be issued by the Company. See "Plan of Operation--Liquidity and Capital Resources" and "Description of Securities--Preferred Stock."

                                    DILUTION


    The net tangible book value of the Company at June 30, 1998 was a deficit of $(5,547,472) (excludes intangible assets of $54,740 in deferred financing costs, $151,131 in software development and $628,146 in deferred registration and debt costs), or $(1.42) per share of Common Stock. The difference between the initial public offering price per share of Common Stock and the adjusted net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share on any given date is determined by dividing the net tangible book value (total tangible assets less total liabilities) of the Company on such date by the number of shares of Common Stock outstanding on such date.


MINIMUM OFFERING


    After giving effect to the sale by the Company of the 454,600 shares offered hereby in the minimum offering, at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses, the net tangible book value, as adjusted, of the Company at June 30, 1998 would have been a deficit of approximately $(1,179,015) or $(.27) per share, representing an immediate increase in such net tangible book value of $1.15 per share to existing stockholders and an immediate dilution in net tangible book value of $11.27 per share to purchasers of Common Stock in the minimum offering. The following table illustrates this per share dilution applicable to the minimum offering:



Initial public offering price.......................             $   11.00
  Net tangible book value (deficit) before minimum
    offering........................................  $   (1.42)
  Increase attributable to new investors............       1.15
                                                      ---------
Adjusted pro-forma net tangible book value after
  minimum offering..................................                  (.27)
                                                                 ---------
Dilution per share to new investors.................                        $   11.27
                                                                            ---------
                                                                            ---------


MAXIMUM OFFERING


    After giving effect to the sale by the Company of the 648,900 shares offered hereby in the maximum offering, at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses, the net tangible book value as adjusted of the Company at June 30, 1998 would have been approximately $689,138, or $.15 per share, representing an immediate increase in such net tangible book value of $1.57 per share to existing stockholders and an immediate dilution in net tangible book value of $10.85 per share to purchasers of Common Stock in the maximum offering. The following table illustrates this per share dilution applicable to the maximum offering:



Initial public offering price.......................             $   11.00
  Net tangible book value (deficit) before maximum
    offering........................................  $   (1.42)
  Increase attributable to new investors............       1.57
                                                      ---------
Adjusted pro-forma net tangible book value after
  maximum offering..................................                   .15
                                                                 ---------
Dilution per share to new investors.................                        $   10.85
                                                                            ---------
                                                                            ---------



    The following tables set forth as of June 30, 1998 a comparison between the existing stockholders and the new investors in this Offering with respect to the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share:


MINIMUM OFFERING


                                                            SHARES PURCHASED        TOTAL CONSIDERATION
                                                         -----------------------  -----------------------  AVERAGE PRICE
                                                           NUMBER      PERCENT      AMOUNT      PERCENT      PER SHARE
                                                         ----------  -----------  ----------  -----------  -------------
Existing stockholders..................................   3,901,136        89.6%   2,548,700        33.8%    $     .65
New Investors..........................................     454,600        10.4%   5,000,600        66.2%    $   11.00
                                                         ----------       -----   ----------       -----
    Total..............................................   4,355,736       100.0%   7,549,300       100.0%
                                                         ----------       -----   ----------       -----
                                                         ----------       -----   ----------       -----



MAXIMUM OFFERING



                                                            SHARES PURCHASED        TOTAL CONSIDERATION
                                                         -----------------------  -----------------------  AVERAGE PRICE
                                                           NUMBER      PERCENT      AMOUNT      PERCENT      PER SHARE
                                                         ----------  -----------  ----------  -----------  -------------
Existing stockholders..................................   3,901,136        85.7%   2,548,700        26.3%    $     .65
New Investors..........................................     648,900        14.3%   7,137,900        73.7%    $   11.00
                                                         ----------       -----   ----------       -----
    Total..............................................   4,550,036       100.0%   9,686,600       100.0%
                                                         ----------       -----   ----------       -----
                                                         ----------       -----   ----------       -----


    The foregoing table assumes no exercise of any outstanding options. See "Management--1996 Stock Option Plan," "--Nonemployee Directors' Stock Option Plan" and "Certain Transactions."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company (i) on an actual basis, (ii) as adjusted to give effect to the sale of the minimum offering of shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom, and (iii) as adjusted to give effect to the sale of the maximum offering of shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom.


                                                                              JUNE 30, 1998
                                                              ----------------------------------------------
                                                                                      AS ADJUSTED FOR
                                                                                ----------------------------
                                                                 ACTUAL          MINIMUM(1)     MAXIMUM(2)
                                                              -------------     -------------  -------------
Notes Payable...............................................  $   2,729,956     $   2,729,956  $   2,129,956
Bridge Note.................................................      1,400,000(3)       --             --
Stockholders' Equity (Deficit)
  Preferred Stock, $.001 par value--1,000,000 shares
    authorized; no shares issued and outstanding............       --                --             --
  Common Stock, $.001 par value--20,000,000 shares
    authorized; 3,901,136 shares issued and outstanding,
    actual; 4,355,736, as adjusted for the minimum offering;
    4,550,036, as adjusted for the maximum offering(4)......          3,901             4,356          4,550
  Additional paid-in capital................................      2,544,831         6,808,969      8,732,345
  Stock subscriptions receivable............................         (5,000)           (5,000)        (5,000)
  Accumulated deficit during the development stage..........     (7,257,187)       (7,444,010)    (7,499,427)
                                                              -------------     -------------  -------------
    Total stockholders' equity (deficit)....................     (4,713,455)         (635,685)     1,232,468
                                                              -------------     -------------  -------------
      Total capitalization..................................  $    (583,499)    $   2,094,271  $   3,362,424
                                                              -------------     -------------  -------------
                                                              -------------     -------------  -------------


------------------------


(1) Gives effect to the sale of the 454,600 shares of Common Stock being offered hereby and the anticipated application of the estimated net proceeds therefrom, including $1,500,000 representing the repayment of the Bridge Notes plus $67,157 representing partial payment of accrued interest, including a non-recurring charge of $32,083, plus a non-recurring charge of $100,000 representing the unamortized loan discount, $54,740 representing unamortized deferred financing costs associated with the 1998 Private Placement and $235,947 representing prepaid costs of this Offering. See "Use of Proceeds."



(2) Gives effect to the sale of the 648,900 shares of Common Stock being offered hereby and the anticipated application of the estimated net proceeds therefrom, $1,500,000 representing the repayment of the Bridge Notes plus $176,746 representing payment of accrued interest, including a non-recurring charge of $87,500, plus a non-recurring charge of $100,000 representing the unamortized loan discount, $54,740 representing unamortized deferred financing costs associated with the 1998 Private Placement, $600,000 representing repayment of all outstanding bank debt and $235,947 representing prepaid costs of this Offering. See "Use of Proceeds."



(3) Net of $100,000 loan discount.



(4) Does not include (i) 417,150 shares of Common Stock reserved for issuance upon exercise of options granted or available for future grant under the Stock Option Plan; (ii) 46,350 shares of Common Stock reserved for issuance upon exercise of options granted or available for future grant under the Directors' Plan; (iii) 154,500 shares of Common Stock reserved for issuance upon exercise of the Shreveport Option; (iv) 77,250 shares of Common Stock reserved for issuance upon exercise of the Chapman Option; (v) 38,625 shares of Common Stock reserved for issuance upon exercise of the Commitment Warrants; or (vi) 115,882 shares of Common Stock reserved for issuance upon exercise of the Bridge Warrants. See "Management--1996 Stock Option Plan," "--Nonemployee Directors' Stock Option Plan," "Certain Transactions," and "Description of Securities."

                            SELECTED FINANCIAL DATA


    The following selected financial data for the years ended December 31, 1996 and 1997 and the balance sheet data at December 31, 1997 are derived from, and are qualified by reference to, the Company's financial statements audited by BDO Seidman, LLP included elsewhere in this Prospectus. The statement of operations data for the six-month periods ended June 30, 1997 and 1998 and the period from inception to June 30, 1998 and the balance sheet data at June 30, 1998 are derived from unaudited financial statements of the Company included elsewhere in this Prospectus, which, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's results of operations for such periods and financial condition at such date. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year or future periods.


    The following data should be read in conjunction with the financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA


                                             YEAR ENDED DEC 31,          SIX MOS ENDED JUNE 30,     INCEPTION(1)
                                        ----------------------------  ----------------------------   TO JUNE 30,
                                            1996           1997           1997           1998           1998
                                        -------------  -------------  -------------  -------------  -------------
Revenues..............................  $      27,034  $      76,912  $       1,100  $      93,292  $     270,710
Cost of sales.........................         16,279         86,995            250        117,879        289,774
Research and development expense......        167,000        260,000        110,000        323,000        930,000
General and administrative expense....        919,546      1,176,885        476,537        966,888      4,152,093
Write-off of license fee..............         20,000       --             --             --              168,000
Interest and financing costs, net.....        129,126      1,065,240        328,744        749,432       1,988,03
Net loss(2)...........................     (1,224,917)    (2,512,208)      (914,431)    (2,063,907)    (7,257,187)
Net loss per share--basic and
  diluted.............................           (.35)          (.62)          (.23)          (.53)
Weighted average number of shares
  outstanding.........................      3,506,642      4,040,705      4,025,369      3,929,836


------------------------

(1) The Company's date of inception is June 21, 1994.

(2) During the periods presented through June 30, 1996, the Company elected to be treated as an S corporation for federal income tax purposes and, accordingly, no provision for income taxes during such periods is reflected in the Company's financial statements. The Company terminated its status as an S corporation effective July 1, 1996. See Notes to Financial Statements.

BALANCE SHEET DATA


                                                              DECEMBER 31, 1997  JUNE 30, 1998
                                                              -----------------  -------------
Working capital deficit.....................................    $  (4,066,580)   $  (2,055,676)
Total assets................................................          594,536        1,161,430
Total liabilities...........................................        4,144,316        5,874,885
Total stockholders' deficit.................................       (3,549,780)      (4,713,455)

                               PLAN OF OPERATION

    The Company was organized in June 1994 and is in the development stage. Since inception, the Company has been engaged principally in organizational activities, including developing a business plan, hiring personnel and developing and enhancing its proprietary smart card technology and software, and has only recently commenced the limited marketing of its smart card systems.


    To date, the Company has developed and installed, on a limited basis, employee identification and licensing smart card systems for the thoroughbred racing industry. To date, the Company has executed two contracts with the North American Pari-Mutuel Regulators Association ("NAPRA") to provide and maintain an internet-based regulatory tracking system that includes a database with licensing information, infractions records and digital photographs of the licensees in its jurisdictions. NAPRA is an organization comprised of nineteen pari-mutuel wagering jurisdictions located in North America, including horse and dog racing, jai alai and card rooms. In addition to the contracts with NAPRA, the Company has developed and installed smart card based employee identification and licensing systems in five NAPRA jurisdictions: the Birmingham Racing Commission and the Macon County Race Course, both in Alabama, the Oregon Racing Commission, the Idaho State Racing Commission and the Wyoming Pari-Mutuel Commission. The Company recently submitted a proposal to an additional NAPRA jurisdiction, the Arizona Racing Commission, to provide a smart card based employee identification and licensing system. The Company is in the process of installing a smart card based employee identification and licensing system at the Colorado Racing Commission (not a NAPRA member jurisdiction), to be completed by the end of September, 1998.



    The Company has also entered into a contract with the Florida Department of Pari-Mutuel Wagering to develop and maintain an internet accessible smart card based employee identification and licensing database system for their 27 pari-mutuel wagering facilities around the state. The licensing system the Company is developing for the State of Florida will be a database maintained by ACTI and will be accessible by the Internet. The smart card licenses of the employees will be utilized to provide secure access to the web site and the database through the Internet.


    In addition, the Company has completed a pilot program in New Jersey and Pennsylvania for the issuance of "equine medical passport" smart cards for monitoring the identity, interstate and intrastate movement and medical records of thoroughbred horses. The Florida Department of Agriculture and Consumer Services Bureau of Disease Control has proposed a similar pilot project anticipated to begin as soon as possible. The Bureau of Disease Control is responsible for ensuring the health and marketability of livestock in the state of Florida. To prevent the spread of a deadly disease, the federal government requires any horse crossing state lines to have a negative Coggins Report which evidences a negative test result for Equine Infectious Anemia. A Coggins Report is valid for one year from the issue date. Further, each state requires a valid health certificate for any horse entering the state. The states of Florida, Georgia and Alabama have formed an alliance whereby a special ninety (90) day pass authorized by any of the three states can be used to cross state lines between these states. The proposed Florida pilot program will involve a test "livestock medical passport" program in which each of 100 animals will be implanted with an "electronic identification transponder" used in conjunction with smart cards to verify each animal's identity and federal and state medical certifications. This pilot program will replace the required paper passports for horses crossing between these states. Although completed programs in New Jersey and Pennsylvania successfully tested the equine medical passport smart card system and similar electronic transponder implants are in use which are not coordinated with smart card technology, such equine medical passport pilot programs have not resulted in any system sales to date. There can be no assurance that any of the Company's pilot programs will result in system purchases by any potential System Sponsor.

    The Company has entered into a Memorandum of Understanding with Traquer Systems, Inc. ("Traquer") to market the Company's smart card systems to Indian gaming and wagering facilities in North America. Traquer has significant expertise with the rules and regulations for Indian gaming environments. In February 1998, the Company received its first order from Traquer to provide a smart card based employee licensing system to an Indian tribe in Arizona. This system is expected to be installed by October 1998.



    The Company received a request from Foundation Health, a Florida based HMO, to structure a smart card system to assist and expedite the verification of patient insurance coverage by hospital employees. The pilot program involves Palmetto Hospital, one of the largest hospitals in Miami, Florida, and the Company anticipates the initial phase will be installed by November 1998. Other phases of this proposed project may include expanding the smart card based verification capability to all Foundation Health member hospitals and Authorized Service Providers in south Florida. The final phase may provide all Foundation Health members with enhanced smart card member identification capabilities.


    The Company has also been selected as a subcontractor to Paradigm 4 for the proposed New York City Time Project. The City of New York has significant problems tracking city employees and verifying the accuracy of actual hours worked. This project will pilot a number of technologies, including the use of smart cards, for time and attendance management and tracking of city employees.

    The Company is negotiating an exclusive distributorship agreement with AVID Identification Devices, Inc. ("AVID"). AVID uses PETtrac, a worldwide computerized tracking system for companion animals. Under the terms of the agreement, AVID will have the right to sell a unique smart card based system developed by the Company exclusively for AVID and to be used in conjunction with AVID's radio frequency identification devices currently being sold worldwide to veterinarians and other customers. Owners of animals will carry with them the Company's smart card containing animal tracking information related to the existing PETtrac identification system as well as other AVID related applications, including animal records. There can be no assurance that the Company will be successful in negotiating this agreement.


    The Company has entered into a two year Non-Exclusive Representation Agreement to DTEC/ Comprehensive Pharmacy Services, Inc., a wholly owned subsidiary of Service Master Corporation. DTEC/ CPS provides a full range of services and technologies to the health care industry. The core of the company's business is in pharmacy consulting and pharmacy management expertise. DTEC/CPS has the right to market the Company's smart card products and services to its extensive customer base throughout the world. DTEC/CPS and the University of Tennessee are currently engaged in several research projects where smart cards could play a significant role. It is anticipated that the Company will greatly benefit from these projects, however, there can be no assurance that the Company's involvement will result in sales to the University of Tennessee or to any other DTEC/CPS customer.


    The Company's objective is to become a leading provider of smart card systems to government and commercial System Sponsors requiring increasingly complex, secure and cost-effective information processing systems. The Company intends to market its products through strategic marketing alliances and licensing or other arrangements with systems integrators, value added resellers and other smart card vendors. The Company anticipates that, under certain circumstances, its smart card products will be bundled with its strategic partners' products and services to create a complete integrated system that can be marketed to potential System Sponsors. The Company will also seek to provide complete smart card solutions, on a turnkey basis, to System Sponsors by providing all of the hardware and software elements required to implement the system.


    The Company has generated limited revenues to date and does not expect to generate meaningful revenues in the near future until such time, if ever, as its smart card systems are successfully commercialized. The Company has incurred significant losses in each operating period since its inception, resulting in an accumulated deficit at June 30, 1998 of $7,257,187, and losses are continuing through the date of this Prospectus. Inasmuch as the Company will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with both the development of its business and the commercialization of its smart card systems (including, without limitation, salaries of executive, technical, marketing and other personnel), the Company anticipates that it will continue to incur significant and increasing losses for the foreseeable future until such time, if ever, as the Company is able to generate sufficient revenues to finance its operations. The Company will also incur non-recurring charges relating to the 1998 Private Placement of approximately $187,000 upon closing of the minimum offering. Furthermore, the Company has incurred costs related to a possible debt placement, which costs have to date been deferred. In the event the planned debt placement is not successful, these costs will be subsequently charged to operations. The Company's independent certified public accountants have included an explanatory paragraph in their report stating that the Company's dependence on outside financing, lack of existing commitments from lenders to provide necessary financing, lack of sufficient working capital and losses since inception raise substantial doubt about the Company's ability to continue as a going concern.


    The success of the Company's proposed plan of operation will be largely dependent upon market acceptance of smart cards generally, as well as on the Company's ability to successfully market its smart card systems by persuading potential System Sponsors of the perceived benefits of its dual card access and multiple application layering concepts (including the benefits to be derived from allocating total card program costs among individual application layers within a card) and to develop and commercialize further applications of its proprietary technology. In addition, the Company's proposed plan of operation and prospects will be dependent upon, among other things, the Company's ability to enter into strategic marketing and licensing or other arrangements on a timely basis and on favorable terms; establish satisfactory arrangements with sales representatives and marketing consultants; hire and retain skilled management as well as financial, technical, marketing and other personnel; successfully manage growth (including monitoring operations, controlling costs and maintaining effective quality, inventory and service controls); and obtain adequate financing when and as needed. The Company has limited experience in developing new products based on innovative technology and there is limited information available concerning the performance of the Company's technologies or market acceptance of the Company's products. There can be no assurance that the Company will be able to successfully implement its plan or that unanticipated expenses or problems or technical difficulties will not occur which would result in material delays in its implementation. Moreover, there can be no assurance that the Company will have sufficient capacity to satisfy any increased demand for its smart card products and technologies resulting from the Company's implementation of its plan of operation.

    As of the date of this Prospectus, the Company has ten full-time employees, consisting of four executive officers and six employees engaged in engineering, technical support, product development, marketing and sales, and administration, including the Company's recently appointed Director of Sales. See "Management." The Company also uses the resources of independent programmers and consultants from time to time on an as needed basis. The Company anticipates that it will hire additional sales and technical personnel to continue to implement the Company's marketing and product development efforts and may engage independent sales representatives and industry-specific marketing consultants to assist the Company in marketing the Company's smart card systems to potential System Sponsors.

LIQUIDITY AND CAPITAL RESOURCES


    At June 30, 1998, the Company had cash on hand of $85,764, a working capital deficit of $2,055,676 and a stockholders' deficit of $4,713,455. The Company's primary capital requirements will be to fund the Company's continuing smart card system development and enhancement efforts, its sales and marketing activities and the Company's working capital. The Company has historically financed its capital requirements through the issuance of equity and debt securities, contributions to capital and bank borrowings.


    Since the inception of the Company, Lawrence O. Perl, the Chairman of the Board and Chief Executive Officer of the Company, (both individually and through The 1994 Perl Trust Indenture, a trust for the benefit of the family of Lawrence
O. Perl (the "Perl Trust")), Raymond Findley, the Chief Operating Officer of the Company, Raymond A. Roncari, a director of the Company, and Harold Rothstein, a director of the Company, (both individually and through The Rothstein Family Trust, a trust for the benefit of the family of Harold Rothstein (the "Rothstein Trust")), (each of the foregoing being referred to individually as an "Original Stockholder"), have made the loans to the Company in amounts aggregating $30,177, $15,177, $1,008,854 and $1,300,747, respectively (the "Stockholder
Loans"). The Stockholder Loans bear interest at ten percent (10%) per annum and are to be repaid with the proceeds of subsequent debt financing, but in no event later than January 1, 2001. These loans were to provide the Company working capital and cover costs associated with this Offering. See "Use of Proceeds," "Plan of Operation" and "Certain Transactions."

    In March 1995, $250,000 of the then-outstanding principal amount of the Stockholder Loans of each of Messrs. Rothstein and Roncari was recharacterized as paid-in capital of the Company (the "Capital Contribution"). Pursuant to an agreement among the Original Stockholders, the Capital Contribution was allocated equally among the Original Stockholders, in consideration for which Mr. Findley issued to Mr. Roncari and the Perl Trust issued to the Rothstein Trust a promissory note in the amount of $125,000 (each, a "Capital Contribution Note"). Mr. Findley and the Perl Trust subsequently transferred 25,000 shares of Common Stock to Mr. Roncari and the Rothstein Trust, respectively, in satisfaction of the indebtedness represented by the Capital Contribution Notes. Upon the consummation of a January, 1997 private placement offering (the "1997 Private Placement"), $12,675 of the Perl Trust's Stockholder Loans, $12,675 of Mr. Findley's Stockholder Loans, $223,260 of Mr. Roncari's Stockholder Loans and $301,390 of Mr. Rothstein's Stockholder Loans were converted into 2,535, 2,535, 44,652 and 60,278 shares of Common Stock, respectively. See "Certain Transactions."


    From March through June of 1995, Joseph D. Basch, the President, Chief Executive Officer and sole director of the Subsidiary, loaned the Company an aggregate of $300,000. The loans accrued interest at ten percent (10%) per annum and were payable on demand. In July 1996, the Company and Mr. Basch entered into an agreement pursuant to which the then-outstanding principal amount of the loans, together with accrued interest thereon of approximately $30,000, was converted into an aggregate of 370,800 shares of Common Stock, for a per share value of $.89.



    In July, September and November 1996, the Company borrowed an aggregate of $300,000 from The First National Bank of Suffield ("First Suffield"). Interest accrues on such borrowings at the prime lending rate established by First Suffield from time to time, which was 9.0% as of June 30, 1998, and is payable monthly. The aggregate outstanding principal amount owed by the Company to First Suffield, together with accrued interest thereon, is payable on September 1, 1998. Mr. Roncari has personally guaranteed all of the Company's indebtedness to First Suffield. The loan agreements prohibit the Company, except with the prior consent of First Suffield, from paying dividends on its stock (other than dividends payable in stock), merging or consolidating with another company or purchasing or retiring any of its outstanding stock. The loan agreements also provide that it shall constitute an event of default thereunder if, among other events, either the Company or Mr. Roncari shall become insolvent or if First Suffield, in good faith, deems that it has insufficient security with respect to the loans. This debt is to be repaid from the proceeds of the maximum offering. See "Certain Transactions."



    From July through October 1996, the Company borrowed $150,000 from Fleet National Bank ("Fleet"). Such amount is payable on demand. Interest accrues on such borrowings at the prime lending rate established by Fleet from time to time, which was 8.5% as of June 30, 1998, and is payable monthly. The Company's indebtedness to Fleet (the "Fleet Loan") is personally guaranteed by Mr. Rothstein, and is secured by personal assets pledged by Mr. Rothstein in the form of a certificate of deposit in the amount of $150,000. This debt is to be repaid from the proceeds of the maximum offering. See "Certain Transactions."

    In October 1996, the Company borrowed $100,000 from The Chase Manhattan Bank ("Chase"). Such amount was payable on August 11, 1998, however the Company is presently seeking an extension of such loan. Interest accrues at the prime lending rate established by Chase from time to time, which was 8.5% as of June 30, 1998, and is payable monthly. The Company's indebtedness to Chase (the "Chase Loan") is secured by personal assets pledged by Mr. Rothstein in the form of a certificate of deposit in the amount of $105,000. This debt is to be repaid from the proceeds of the maximum offering. See "Certain Transactions."


    Mr. Rothstein has agreed with the Company that, in the event a demand is made by Fleet with respect to the Fleet Loan and/or a demand is made by Chase with respect to the Chase Loan prior to the earlier of the closing of the maximum offering, subsequent debt financing or March 3, 2001, he shall either
(i) secure replacement financing to pay the amount so demanded or (ii) personally satisfy the amount demanded, either through surrender of the collateral previously pledged by him or through other means satisfactory to Fleet and/or Chase, as the case may be. In the event Mr. Rothstein elects to personally satisfy the demanded amount, the Company has agreed to reimburse Mr. Rothstein for the full amount of such payment on the earlier of the closing of the maximum offering, subsequent debt financing or March 3, 2001. See "Certain Transactions."

    In December 1996, the Company borrowed $50,000 from First Southern Bank ("FSB"). Such amount is payable on December 9, 1998 and bears interest at a rate of 8.5% payable monthly. The Company's indebtedness to FSB is secured by personal assets pledged by Mr. Rothstein in the form of a certificate of deposit in the amount of $50,000. This debt is to be repaid from the proceeds of the maximum offering. See "Certain Transactions."


    In January 1997, pursuant to the 1997 Private Placement, the Company completed the sale to 23 private investors (including Lawrence O. Perl, an officer and director of the Company, and Mr. Roncari, Mr. Rothstein and Bruce Bonadies, all directors of the Company) of 25 units (the "1997 Units"); each 1997 Unit consisted of (i) an unsecured 9% non-negotiable bridge note in the principal amount of $50,000 due on the earlier of the consummation of an initial public offering or January 16, 1998 (the "1997 Bridge Notes"); (ii) 7,725 bridge shares (the "1997 Bridge Shares"); and (iii) 38,625 bridge warrants, each bridge warrant representing the right to purchase one share of Common Stock at an exercise price of $2.59 per share, subject to adjustment in certain circumstances (the "1997 Bridge Warrants"). The purchase price per 1997 Unit was $50,000. The Company received gross proceeds of $1,250,000 from the sale of the 1997 Private Placement. After payment of $125,000 in placement fees to the underwriting firm (not the Underwriter in this Offering), which acted as placement agent for the Company with respect to the 1997 Private Placement, and other offering expenses of approximately $105,000, the Company received net proceeds of approximately $1,020,000 in connection with the 1997 Private Placement. The net proceeds from the 1997 Private Placement were used in connection with the Company's operations, including to fund the Company's research and development efforts, to fund its sales and marketing activities, to repay certain outstanding obligations, and for working capital and general corporate purposes.



    From July 1997 through January 1998, three directors, Raymond A. Roncari, Harold Rothstein and Lawrence O. Perl, provided the Stockholder Loans to the Company in the amounts of $320,000, $460,000 and $15,000, respectively, each bearing interest at an annual rate of ten percent (10%). These Loans provided the Company working capital and covered some costs associated with this Offering and are to be repaid with the proceeds of subsequent debt financing, but in no event later than January 1, 2001.



    In March 1998, the Company entered into the 1998 Private Placement, through which the Company completed the sale to fourteen private investors (holders included Lawrence O. Perl, the Company's Chairman of the Board and Chief Executive Officer, Raymond A. Roncari, a director of the Company, Harold Rothstein, a director of the Company and Bruce R. Bonadies, a director of the Company) of 30 Units, each Unit consisting of (i) an unsecured non-negotiable promissory note in the principal amount of $50,000 (the "Bridge Notes"), (A) bearing interest at the rate of ten percent (10%) per annum, payable annually in arrears, and (B) providing for a loan fee payable upon payoff of the Bridge Note in an amount equal to $5,000 less interest accrued under the Bridge Note during the first year through the date of payoff; (ii) 3,863 shares of Common Stock (the "Bridge Shares"); and (iii) 3,863 Bridge Warrants. The purchase price per Unit was $50,000. The Company received gross proceeds of $1,500,000 from the sale of such Units. After payment of approximately $10,000 in costs associated with the 1998 Private Placement, the Company received net proceeds of approximately $1,490,000 in connection with the 1998 Private Placement. Approximately $1,345,000 of the net proceeds was used to exercise certain options to repurchase securities sold in the 1997 Private Placement. Some holders of the 1997 Units chose to invest in the 1998 Private Placement and defer all interest due them from the 1997 Units; such holders included Lawrence
O. Perl, the Company's Chairman of the Board and Chief Executive Officer, Raymond A. Roncari, a director of the Company, Harold Rothstein, a director of the Company and Bruce R. Bonadies, a director of the Company, Richard Shelton, Susan Shelton and Ronald Seplowitz. These holders deferred a total of $26,764 in interest, to be repaid in two parts: $12,157 from the proceeds of the minimum offering and $14,607 from the proceeds of the maximum offering. The balance of the net proceeds are being used for working capital and general corporate purposes, as well as to fund some expenses of this Offering. The Bridge Notes, together with accrued interest thereon, are due on the earlier of March 3, 2001 or the closing of an IPO by the Company. The Bridge Notes are to be repaid from the proceeds of the minimum offering. The accrued interest due on the Bridge Notes is to be repaid in two parts, $67,157 from the proceeds of the minimum offering and $109,589 from the proceeds of the maximum offering, but in no event later than March 3, 2001.



    In conjunction with the closing of the 1998 Private Placement, the Company entered into Director Loan Agreements with each of Harold Rothstein and Raymond
A. Roncari pursuant to which Messrs. Rothstein and Roncari each committed to loan $450,000 (for a total of $900,000) to the Company to be used for working capital and certain costs of this Offering. These amounts, together with approximately $157,000 of the proceeds of the 1998 Private Placement, were used to fund certain costs of this Offering and provide required working capital. In consideration for this commitment, Messrs. Rothstein and Roncari were each granted 19,313 shares of Common Stock of the Company and 19,313 Commitment Warrants. Pursuant to each Director Loan Agreement, the Company has the right to draw down advances from each of Messrs. Rothstein and Roncari (each a "Director Lender") as funds are required and the Director Lender is obligated to so advance funds within three (3) business days of any such request. Any amounts advanced will bear interest at a rate of ten percent (10%) per annum. All amounts so advanced, together with accrued interest thereon will be due and payable in full on the earlier of (i) January 1, 2001, or (ii) the closing of subsequent debt financing.



    The Company's capital requirements have been and will continue to be significant. The Company has been dependent on the sales of its securities to private investors, as well as on capital contributions and loans from affiliates and certain financial institutions guaranteed by certain stockholders of the Company. During the period from inception through the date of this Prospectus, the Company has raised capital through such means in the estimated aggregate amount of $6,100,000 (including approximately $5,500,000 through June 30, 1998).


    The Company is dependent on and intends to use the proceeds of this Offering to continue the implementation of its proposed plan of operation. The Company anticipates, based on assumptions relating to its current operations (including assumptions regarding the Company's ability to meet its current marketing objectives and the timing and costs associated therewith), that the proceeds of this Offering, together with projected cash flow from operations, will be sufficient to fund the Company's operations and capital requirements for at least twelve months following the closing of the minimum offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this Offering prove to be insufficient to fund operations (due to unanticipated expenses, technical difficulties, problems or otherwise), the Company would be required to seek additional financing sooner than currently anticipated. There can be no assurance that the proceeds of this Offering

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
will be sufficient to permit the Company to successfully further develop and commercialize the Company's smart card technology or that any assumptions relating to the Company's operations will prove to be accurate. In addition, any implementation of the Company's business plans subsequent to the twelve month period following this Offering may require proceeds greater than the proceeds of this Offering or otherwise currently available to the Company. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all. Further, if the closing of this Offering is delayed, the Company may not have sufficient capital to fund operations and the anticipated expenses of this Offering. Although the Company believes it may be able to raise at least a portion of the Company's future financing requirements for such period among the officers, directors and/or stockholders of the Company, no officer, director or stockholder of the Company has made any further commitment to the Company to provide any portion of the Company's future financing requirements and there are no assurances that any officer, director or stockholder will do so. Any inability to obtain additional financing when needed may have a material adverse effect on the Company, including requiring the Company to curtail its activities and possibly causing the Company to cease its operations. To the extent that the Company finances its operations through the issuance of additional equity securities, any such issuance would result in dilution of the interests of the Company's then-existing stockholders. At some future date, the Company intends to offer up to approximately $30 million in debt financing, to be negotiated by Beter. There can be no assurance that such additional financing, or any other additional financing, will be available to the Company on commercially reasonable terms, or at all. Further, if such additional financing is attempted, there can be no assurance that such additional financing, or any other additional financing, will be successful. To the extent that the Company incurs indebtedness or issues debt securities, the Company will be subject to all of the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness.

POSSIBLE FLUCTUATIONS IN OPERATING RESULTS

    The sales cycle for a prospective System Sponsor is expected to commence at the time the prospective System Sponsor demonstrates an interest in purchasing a smart card system from the Company or issues a request for a proposal or information or takes similar action and ends upon the installation of a smart card system for the System Sponsor. The sales cycle will vary by System Sponsor and could extend for periods of up to twelve months or more, depending upon, among other things, the time required by the System Sponsor to complete a pilot test of the Company's smart card system, make a determination regarding an acquisition thereof and negotiate payment terms with the Company. The Company's operating results could vary from period to period as a result of this fluctuation in the length of the Company's sales cycle and as a result of fluctuations in the purchasing patterns of potential System Sponsors, technological factors, variations in marketing strategies for different target markets and non-recurring smart card system sales.

                                    BUSINESS

GENERAL

    The Company, a development stage company, was organized to design, develop and market high security, flexible, multiple application smart card systems. A smart card is a credit card-sized plastic card containing a microchip that provides the card with memory storage capabilities in a secure environment and, in advanced versions such as the Company's, enables the card to perform data processing functions. Smart card systems are typically used by government agencies or commercial enterprises (the "System Sponsor") to store, access and modify participant or customer (the "User") information. The Company's proprietary smart card technology and software enable System Sponsors to store data on a User's smart card, and enable the System Sponsor, or a service provider authorized by the System Sponsor (the "Authorized Service Provider"), to access User information and read, input, delete, modify and process such data. The Company designs its smart card systems to perform functions for various target markets, such as employee licensing, animal health and registration, frequent patron tracking, health care and various government agency applications and can design each system to perform various functions in virtually any industry, depending on the System Sponsor's needs. The Company believes that its smart card systems, which offer the capability to perform multiple functions on a single card, provide enhanced security and privacy protection not offered by existing smart cards and position the Company to capitalize on perceived market opportunities for information systems incorporating smart card technology.

INDUSTRY BACKGROUND

    Smart card technology was developed in France in the mid 1970s and is currently in wide use in Europe, the Pacific Rim, Latin America and the Middle East. According to the market researcher Dataquest, the microprocessor and memory based smart card market will grow from 544 million cards in 1995 to 3.4 billion cards by 2001. Most smart cards currently in use are low capacity memory-only phone cards which provide only data storage, reading and deletion capabilities. More sophisticated smart cards, including the Company's smart cards, are microprocessor-based and therefore have the ability not only to store, read and delete data but also to add, modify and process data. However, the Company believes that most microprocessor-based smart cards currently in use were designed to perform functions for single purpose applications only, such as pay television access control, medical or academic recordkeeping or insurance claim processing. The Company believes that these smart cards also generally utilize multiple, alternative technologies such as microchips, bar codes and magnetic stripes simultaneously, or allow access by any Authorized Service Provider to all the information included within the card.

    Most cards currently used in electronic transactions are magnetic stripe cards, such as ordinary credit cards. Such cards contain only limited information such as account numbers and identification information, but cannot store or update additional information such as current account balances. The Company believes that the market for smart cards in North America remains relatively unexploited due to the large capital and infrastructure investments made by debit and credit card issuers and the significantly lower costs associated with the use of magnetic stripe cards. However, smart cards have recently been introduced in the United States in a number of venues. For example, a stored value card program designed to facilitate purchases from participating vendors was used during the 1996 Summer Olympics. In addition, the National Football League's Jacksonville Jaguars and the National Hockey League's St. Louis Blues have each installed smart card systems to be used for the purchase of concession items at their respective sports games. Government Technology Magazine stated in a February 1996 issue that U.S. welfare reform legislation mandates that every state replace its paper food stamp system with an Electronic Benefit Transfer (EBT) scheme by the year 2002, consistent with the government's push towards a paperless society. Pursuant to this mandate, many states use magnetic stripe cards for their food stamp programs, and the States of Mississippi, Ohio and Wyoming have each proposed plans to replace food stamps with a card-based system to improve convenience and efficiency, as well as to decrease fraud. A joint pilot program in Manhattan's Upper West Side between MasterCard, Chase Manhattan Bank, VISA and

Citibank brings the idea of electronic cash to New York consumers and merchants, with almost 700 merchants participating in the program. The Company's smart cards are based on concepts similar to these applications, but the Company's cards can contain more information due to the Company's patented method of multiple application layering. In addition, only the Company can utilize its patented dual card access technology. The Company believes the enhanced security features and multiple function capabilities of its cards take existing smart card technology several steps further.

    The Company believes that smart cards offer certain advantages over magnetic stripe cards including the ability to store pages of information and update or otherwise utilize data as circumstances require. In addition, while the data contained on magnetic stripe cards is difficult to secure, smart cards can be programmed to prevent manipulation of data stored in the card. A smart card can also be programmed with an unalterable memory, prohibiting the writing of new data on top of old data, and can be programmed to utilize public and private key encryption algorithms to lower the risk of theft of sensitive data. Furthermore, unlike magnetic stripe cards, most smart cards are extremely difficult and expensive to alter, duplicate or reproduce. The Company believes that the limitations of magnetic stripe cards will present significant market opportunities in North America for smart card systems featuring enhanced security and multiple application layering as electronic transactions, including government benefits transfers, licensing and frequent patron tracking, become more complex.

TECHNOLOGY OVERVIEW

    The Company's proprietary smart card systems incorporate dual card access technology and multiple application layering. The Company believes that these components result in certain advantages over magnetic stripe cards and existing smart card systems, including enhanced security features and multiple function capabilities. The Company's patented dual card access technology (analogous to a dual key system for access to a safe deposit box) requires the simultaneous use of both a "User Card" and an "Access Card" to activate the system. User Cards are issued by a System Sponsor (such as an HMO, welfare agency, state motor vehicle department or retail store) to Users such as patients, benefits recipients, drivers or customers. Access Cards are issued by the System Sponsor to Authorized Service Providers affiliated with the particular System Sponsor (such as HMO participating physicians, welfare administrators, police officers and cashiers). Each User Card issued by the System Sponsor has stored within it an individualized database containing User-specific information, which is stored in a "common pool."

    By virtue of the dual card access and multiple application layering features of the Company's technology, a basic set of data carried on a single smart card can be processed and configured according to the specific requirements of each application layer of the card. As a result, a vast array of information and electronic documents and reports can be generated for various categories of System Sponsors and Authorized Service Providers, thereby substantially increasing the potential number of uses for each card. For example, one User's smart card provided by the Company could generate a medical history when activated by an HMO's participating physician's Access Card, an insurance claim record when activated by the HMO's benefits administrator's Access Card, a welfare benefits record when activated by a welfare administrator's Access Card, and a driver's license when activated by a police officer's Access Card. By providing a System Sponsor with the ability to add applications over time and allowing multiple System Sponsors to utilize different layers of the same smart card, the Company's smart card systems will enable the cost per smart card to be allocated among separate System Sponsors or different departments within a single System Sponsor.

    The Company's patented method of multiple application layering technology allows an Access Card to retrieve from this common pool of information only the data that the Access Card in use is programmed to access. The data stored on the User Card is then displayed and processed in accordance with the requirements of the application layer activated by the particular Access Card in use. This process increases the potential number of uses of the User Card and enables a single User Card to serve multiple System Sponsors as well as multiple Authorized Service Providers within a single System Sponsor. The Company believes that these features position its smart card systems as secure, cost-effective solutions for electronic transaction and information processing.

    Generally, smart cards can incorporate advanced security features, ranging in sophistication from a password, photograph or personal identification number system to a fingerprint, retinal scan or facial geometry recognition system, which are not found in magnetic stripe cards. The Company believes that the multiple application layering feature of its smart card systems provide enhanced security and privacy protection. Each application layer is separate, with "firewall"-type safeguards to prevent unauthorized access to data in another application layer. Moreover, each layer can be programmed with the level of security appropriate to the sensitivity of the data contained in such layer. In addition, the Company's systems establish an "audit trail" which will record specific information regarding each instance in which data is accessed, including the time, the date and the identity of the person accessing information.

    The Company's technology also permits easy adaptation and customization, allowing the Company to provide a smart card system tailored to the System Sponsor's needs. The Company's technology provides system scalability by allowing a System Sponsor, over time, to increase the number of applications performed by its smart cards, provide additional services or add other System Sponsors. Furthermore, the Company's technology can support a communication system in which messages and data updates can be sent between the System Sponsor and the Authorized Service Provider and/or User, including messages that render a card inoperable if no longer valid.

PRODUCTS

    The Company was organized to design, develop and market high security, flexible, multiple application smart card systems, which are comprised of the following products:

    SMART CARDS. The Company currently uses commercially available microchips with varying amounts of memory, depending upon each System Sponsor's requirements. The Company arranges for initial entry of database information on the User Cards and authorized access codes on the Access Cards to the System Sponsor's specifications.

    READ/WRITE DEVICES. A read/write device is hardware that provides the data interface between a smart card and the host computer, allowing data to be transferred between a database and a smart card. Information can be uploaded and downloaded between the Access Card and the User Card at any read/ write device within the system. The Company's smart card systems utilize basic, relatively inexpensive read/ write devices because certain functions that would otherwise be performed by the read/write devices are performed by the software within the Company's smart cards. In addition, because the Company's smart cards conform to applicable industry standards, the cards are compatible with various types of read/write devices currently in use.

    PRINTERS. The Company utilizes smart card printers for printing images and other information required to be displayed on the face of the smart cards. These printers may also include a chip encoder that can write information to the chip at the same time as the smart card is printed. Numerous such printers are available in the industry.

    CUSTOMIZED APPLICATION SOFTWARE. Each smart card system developed by the Company, in order to perform the various applications included in that system, requires customized application software to be written relating to the specific tasks to be accomplished. Typically, such customized application software includes software that performs certain basic functions, as well as software that performs the specific functions required by the particular system. The Company has developed software that performs the basic functions required to be performed by all of the Company's smart card systems. By virtue of having developed such software, the Company is able to create the customized applications required for a particular system more quickly than if all of the software necessary to implement the system were required to be developed for each particular application. The Company's proprietary software has been developed for use on a workstation personal computer. In addition, the Company is a member of the Microsoft developer network and participates in alpha and beta testing of new Microsoft products. The Company's proprietary software is compatible with Windows 3.x-TM-, Windows 95-TM-, Windows NT-TM-, and Windows 98-TM-.


    The Company intends to provide each System Sponsor with a customized configuration of its products based upon the System Sponsor's specific needs and constraints, ranging from subsystems comprised of selected components which may be integrated with products or systems provided by third parties, to complete "turnkey" systems. Each System Sponsor will utilize system stations to facilitate initial and ongoing operation of each system installed by the Company. An issue station will issue personalized smart cards, and will be comprised of one or more personal computers, video cameras for systems requiring photographs on User Cards, read/write devices, card printers and system software. An update station will implement necessary changes to the Company's smart cards, such as updating of information or modification of an Authorized Service Provider's ability to access particular User information, and will be comprised of a personal computer, one or more read/write devices and system software. One or more display stations will permit a User or Authorized Service Provider to view information stored on a User Card, and will be comprised of a personal computer, notebook computer and/or hand-held display device, read/write devices and system software. One personal computer may in some cases function as issue station, update station and display station, depending on the rights encoded in the Access Card used. The Company anticipates that a System Sponsor may, under certain circumstances, seek to utilize, or otherwise procure, its own system station hardware. In such cases, the Company would expect to aid the System Sponsor in integrating such hardware with the smart card system products provided by the Company.

    PRICING. The prices of the Company's products will depend on the System Sponsor's specifications and requirements relating thereto (including the number and type of application layers per card) and any applicable volume discounts. The price of the Company's customized application software will depend upon various factors, including the nature and complexity of the smart card products and required system interfaces. The off-the-shelf products comprising the balance of the components of the smart card systems offered by the Company (including personal computers, notebook computers and hand-held display devices) will be offered at then-prevailing market prices.

    WARRANTY AND SERVICE. The Company offers a limited warranty covering both parts and labor, pursuant to which the Company or its authorized service representatives will make repairs and replace parts that become defective due to normal use. The Company does not anticipate that the cost of servicing its smart card systems will be material. Furthermore, substantially all component parts of the Company's smart card systems will be covered by warranties from the suppliers thereof. However, there can be no assurance that future warranty expenses will not have an adverse effect on the Company.

    TECHNICAL SUPPORT. The Company offers technical support to its System Sponsors at no charge on a limited basis, as described in each individual System Sponsor contract. Beyond the specified level, the Company charges an hourly rate for additional technical support. The Company does not anticipate that the cost of offering such technical support services will be material.

SMART CARD PRODUCT DEVELOPMENT

    The Company believes there are numerous potential applications for its smart card systems, including but not limited to the following:

    EMPLOYEE LICENSING--Licensing and identifying employees in certain regulated industries, including photo identification, time and attendance records, specific database information required by the employer and access control to secure areas.

    ANIMAL HEALTH AND REGISTRATION--Tracking of lineage history, medical information, identification, breed information, nutritional information, performance data and history of interstate and intrastate movement of thoroughbred horses and various other racing and show animals and domestic pets.

    GOVERNMENT APPLICATIONS--Issuing citizen photo identification and government licenses (such as motor vehicle, professional and weapons licenses) and maintaining and processing government entitlement information (including Medicare, Medicaid and welfare information).

    FREQUENT PATRON PROGRAMS AND TRACKING--Awarding of points, miles or other credits for retail purchases and tracking of customer purchases to facilitate more focused target marketing.

    GAMING--Controlling and monitoring loss limits, employee licensing and frequent player tracking.

    HEALTH CARE--Simplifying and expediting the verification of patient insurance coverage and maintaining paperless medical records by medical service providers.

    SOFT TRADING DESK--Reconfiguring the hardware and software of a securities trading desk through the use of information embedded in each individual trader's smart card to accommodate each trader's individual screen and information preferences.

    The Company has installed an employee licensing system for the Birmingham Racing Commission. The agreement provides for the Company to deliver smart cards and hardware in connection with the licensing and monitoring of racetrack personnel and others. Pursuant to the agreement, the Company has developed a licensing database containing more than 30 categories of information for each licensee, including name, address, date and place of birth, height, weight, employer's name, fines, rulings, suspensions and revocations. To date, the Company has provided the Birmingham Racing Commission with over 15,000 smart cards, a smart card printer and chip encoder and two (2) read/write devices. The term of the agreement is five years, subject to early termination upon 30 days notice to the Company. The Company may not terminate the license before expiration of the five-year term of the agreement. The Company has installed a similar system at the Macon County Race Course in Alabama under a separate contract. See "Certain Transactions."


    The Company has also installed an employee licensing system at the Oregon Racing Commission and, to date, the Company has sold approximately 9,500 smart cards and four (4) read/write devices to the Oregon Racing Commission. The Company also has two contracts with NAPRA for a national licensing system that includes a database for nineteen racing jurisdictions, including information on licensing data, infractions and digital photographs.


    In March 1998, the Company installed an employee licensing system at the Idaho Racing Commission. The system utilizes approximately 1,500 processor cards for mobile employees who travel between racing facilities, such as jockeys, owners and trainers, plus over 2,000 memory only cards for stationary employees, such as food vendors and ticket takers.


    In June, 1998, the Company received contracts or purchase orders from the Florida, Wyoming and Colorado racing commissions to provide smart card based licensing systems.


    From June 1 to September 1, 1995, the Company conducted a pilot program at Atlantic City Raceway and Monmouth Park in New Jersey and Philadelphia Park in Pennsylvania involving the issuance of equine medical passport smart cards to track the identity, movement and medical records of thoroughbred racehorses. To prevent the spread of a deadly disease, the federal government requires any horse crossing state lines to have a negative Coggins Report which evidences a negative test result for Equine Infectious Anemia. A Coggins Report is valid for one year from the issue date. Further, each state requires a valid health certificate for any horse entering the state. Under the New Jersey and Pennsylvania program, data on approximately 500 thoroughbred racehorses that would otherwise have been provided in paper documents was entered into smart cards provided by the Company and each track gatekeeper in the program utilized a reader terminal that interfaced with the cards to determine whether particular horses were eligible for entry on racetrack grounds. The pilot was co-sponsored by The Jockey Club Racing Services, Inc. During the pilot program, the Company issued approximately 500 equine medical passport smart cards. The Company is currently developing enhancements to the smart card system utilized in the pilot program in order to address certain operational issues that arose during the program. Although the completed program successfully tested the equine medical passport smart card system, such pilot program has not resulted in any system sales to date. There can be no assurances that any of the Company's pilot programs will result in system purchases by any potential System Sponsor.


    The Florida Department of Agriculture and Consumer Services Bureau of Disease Control has proposed a similar pilot project anticipated to begin as soon as possible. The Bureau of Disease Control is responsible for ensuring the health and marketability of livestock in the state of Florida. The states of Florida, Georgia and Alabama have formed an alliance whereby a special ninety
(90) day pass authorized by any of the three states can be used to cross state lines between these states. The proposed Florida pilot program will involve a test "livestock medical passport" program in which each of 100 animals will be implanted with an "electronic identification transponder" used in conjunction with smart cards to verify each animal's identity and federal and state medical certifications. This pilot program will replace the required paper passports for horses crossing between these states. Although completed programs in New Jersey and Pennsylvania successfully tested the equine medical passport smart card system and similar electronic transponder implants are in use which are not coordinated with smart card technology, such equine medical passport pilot programs have not resulted in any system sales to date.



    The Company has entered into a Memorandum of Understanding with Traquer to market the Company's smart card systems to Indian gaming and wagering facilities in North America. Traquer has significant expertise with the rules and regulations for Indian gaming environments. In February 1998, the Company received its first order from Traquer to provide a smart card based employee licensing system to an Indian tribe in Arizona. This system is expected to be installed by October 1998.



    The Company received a request from Foundation Health, a Florida based HMO, to structure a smart card system to assist and expedite the verification of patient insurance coverage by hospital employees. The pilot program involves Palmetto Hospital, one of the largest hospitals in Miami, Florida, and the Company anticipates the initial phase will be installed by November 1998. Other phases of this proposed project may include expanding the smart card based verification capability to all Foundation Health member hospitals and Authorized Service Providers in south Florida. The final phase may provide all Foundation Health members with enhanced smart card member identification capabilities.


    The Company has also been selected as a subcontractor to Paradigm 4 for the proposed New York City Time Project. The City of New York has significant problems tracking city employees and verifying the accuracy of actual hours worked. This project will pilot a number of technologies, including the use of smart cards, for time and attendance management and tracking of city employees.

    The Company is negotiating an exclusive distributorship agreement with AVID Identification Devices, Inc. ("AVID"). AVID uses PETtrac, a worldwide computerized tracking system for companion animals. Under the terms of the agreement, AVID will have the right to sell a unique smart card based system developed by the Company exclusively for AVID and to be used in conjunction with AVID's radio frequency identification devices currently being sold worldwide to veterinarians and other customers. Owners of animals will carry with them the Company's smart card containing animal tracking information related to the existing PETtrac identification system as well as other AVID related applications, including animal records. There can be no assurance that the Company will be successful in negotiating this agreement.


    The Company has entered into a two year Non-Exclusive Representation Agreement to DTEC/ Comprehensive Pharmacy Services, Inc., a wholly owned subsidiary of Service Master Corporation. DTEC/ CPS provides a full range of services and technologies to the health care industry. The core of the company's business is in pharmacy consulting and pharmacy management expertise. DTEC/CPS has the right to market the Company's smart card products and services to its extensive customer base throughout the world. DTEC/CPS and the University of Tennessee are currently engaged in several research projects where smart cards could play a significant role. It is anticipated that the Company will greatly benefit from these projects, however, there can be no assurance that the Company's involvement will result in sales to the University of Tennessee or to any other DTEC/CPS customer.


    The Company, either alone or in conjunction with strategic partners, is currently in discussions and negotiations with certain potential System Sponsors regarding possible future smart card projects. The Company, through the Subsidiary, has entered into a Memorandum of Understanding with SHL Systemhouse, an international systems integrator owned by MCI, to form a joint venture for the purpose of attempting to secure a project to develop a smart card system for the Province of Ontario, Canada. There can be no assurance that any such projects will be implemented or, if implemented, generate meaningful revenues.

MARKETING AND SALES

    The Company's objective is to become a leading provider of smart card systems to government and commercial System Sponsors requiring increasingly complex, secure and cost-effective information processing systems. Because the Company believes there are numerous potential target markets for the Company's smart card systems, the Company intends to market its products through multiple channels, including through strategic marketing alliances and licensing or other arrangements with systems integrators, value added resellers and other smart card vendors. The Company believes that such arrangements will enable it to have access to substantial numbers of potential smart card System Sponsors, and that third-party partners can provide knowledge, experience and/or financial resources appropriate to a specific market opportunity and may enhance the Company's ability to achieve significant penetration in select markets, especially in those involving government services. The Company anticipates that, under certain circumstances, its smart card products will be bundled with its strategic partners' products and services to create a complete integrated system that can be marketed to potential System Sponsors. The Company will also seek to provide complete smart card solutions, on a turnkey basis, to System Sponsors by providing all of the hardware and software elements required to implement the system.

    The Company will seek to identify potential System Sponsors and strategic partners and attempt to increase the visibility of the Company. It will be the role of the Director of Sales, under the direction of management, to guide the Company from the research and development phase to a company with full marketing and sales strategies for direct and indirect sales. The Company intends to market its smart card systems directly through its management and employees and may also retain the services of third parties such as independent sales representatives and marketing and other consultants. The Company utilizes independent sales representatives in the United States and abroad, whose relationships with the Company are generally governed by a written contract for a specified term, subject to renewal under certain circumstances, and provides for a limited exclusive territorial or industry representation, specified fees or commissions and specified sales targets. The Company may, in the case of potential System Sponsors within certain target industries, sell its systems through marketing and other consultants with relationships in such industries.

    The Company also plans to market its systems through sales brochures, direct mailings, advertisements in trade publications and participation in industry trade shows. The Company intends to utilize a portion of the proceeds of this Offering to expand its marketing and sales activities.

RESEARCH AND DEVELOPMENT AND TECHNOLOGY PURCHASE


    For the years ended December 31, 1996 and December 31, 1997, the Company incurred costs relating to research and development activities in the approximate amounts of $167,000 and $260,000, respectively. The Company intends to utilize a portion of the proceeds of this Offering for research and development, including $712,000 (of which $126,000 has been expensed through June 30, 1998, $100,000 is expected to be capitalized and $486,000 is expected to be expensed ratably over approximately a two year period) payable to SoftChip in connection with the purchase of the DVK-1 System and the further enhancement of the Company's proprietary technology as well as the development of system applications and pilot programs for potential System Sponsors. The Company further intends to pursue additional patents on various aspects of its technology.

MANUFACTURING

    The Company does not manufacture its own microprocessor chips or associated hardware or assemble its own smart cards. Components for the Company's smart cards, such as microprocessor chips and plastic cards as well as associated hardware, may be purchased from a number of qualified electronic parts manufacturers and distributors. The Company is under no obligation to purchase any such components from any one particular manufacturer and therefore may obtain quality components at the best possible prices the Company can find.

COMPETITION

    The market for the Company's smart card systems is characterized by intense competition. The market is currently dominated by cards utilizing magnetic stripes, and is expected to be dominated by magnetic stripe cards for the foreseeable future due to the lower costs of production of such cards and the substantial capital and infrastructure investments made by debit and credit card issuers in such cards. The Company also competes with numerous well-established companies, including Gemplus, Bull PTS (a unit of Groupe Bull), Schlumberger Electronic Transactions (a business segment of Schlumberger Limited), Orga Kartensysteme GMBH, Giesecke & Devrient and Mondex International, which design, manufacture and/or market smart card systems. Although the Company believes that its dual card access and multiple application layering technologies will allow the Company to compete on the basis of enhanced security, flexibility, scalability, cost-effectiveness and quality, the Company's smart card systems incorporate new concepts and may be unsuccessful even if they are superior to those of its competitors. In addition, certain companies may be developing technologies or products of which the Company is unaware which may be functionally similar or superior to those developed by the Company. Most of the Company's competitors and potential competitors possess substantially greater financial, marketing, personnel and other resources than the Company and have established reputations relating to the design, development, manufacture, marketing and service of smart card systems. As the market for smart card systems grows, new competitors are likely to emerge. Additional competition could adversely affect the Company's operations. Smart card technology competes with other electronic transaction and information processing technologies, including magnetic stripe cards, bar code cards, laser optical cards and radio frequency contactless cards, as well as traditional methods of transaction and information processing, whether effected or recorded on paper or otherwise.

GOVERNMENT REGULATION AND INDUSTRY STANDARDS

    In the United States, the Company is not currently subject to direct regulation other than federal and state regulations applicable to businesses generally. However, changes in the regulatory environment relating to the smart card industry could have an adverse effect on the Company's business. Legislative proposals from federal and state government bodies in the area of privacy rights could impose additional regulations and obligations upon all smart card providers. The Company cannot predict the likelihood that any such legislation will pass, nor the financial impact, if any, that any such legislation may have. Moreover, the applicability to smart card System Sponsors and Authorized Service Providers of existing laws governing issues such as personal privacy is uncertain.

    The Company believes that its smart card systems are currently in compliance with the quality assurance standards of ISO-7816, an international standard promulgated by the International Organization for Standardization, a worldwide federation of standards bodies from approximately 100 countries. The European Community and others have adopted these standards as their preferred quality standards. However, as technological advances occur in the smart card industry, other emerging standards may gain widespread acceptance. While compliance with applicable and emerging standards is the responsibility of the Company's suppliers, any failure on the part of the Company's suppliers to comply with such standards could materially and adversely affect the Company's sales to various System Sponsors and prevent the Company's expansion into certain markets.

    As part of its strategy, the Company intends to market its smart card systems to government agencies in the United States and Canada. If successful, the Company will become subject to the special risks involving government contracts, including delays in funding, lengthy review processes for awarding contracts, non-renewal, delay, termination at the convenience of the government, reduction or modification of contracts in the event of changes in the government's policies or as a result of budgetary constraints and increased or unexpected costs resulting in losses.

    The Company will also be required to obtain most potential government contracts through the competitive bidding process. The competitive bidding process is typically lengthy and often results in the expenditure of financial and other resources in connection with bids that are not accepted. Additionally, inherent in the competitive bidding process is the risk that actual performance costs may exceed projected costs upon which a submitted bid or contract price is based. Moreover, in some instances, the Company would be required to post bid and/or performance bonds in connection with contracts with government agencies.

    To the extent that the Company is able to successfully expand its operations into foreign markets, the Company may become subject to trade restrictions (including restrictions on the export of critical technology), export duties and tariffs and international political and regulatory developments.

INTELLECTUAL PROPERTY

    The Company's success will depend in part on its ability to enforce its patents, protect trade secrets and operate without infringing on the proprietary rights of others. The Company has received United States patent number 5629508 with respect to its dual card access technology and methods. In addition, the Company has filed a continuation-in-part on its patent. If granted, this will significantly expand the Company's intellectual property rights pertaining to dual card-based data retrieval and access control. The Company contemplates filing patent applications in selected foreign jurisdictions where such filings would, in the Company's opinion, provide it with a competitive advantage. The patent laws of other countries may differ from those of the United States as to the patentability of the Company's products or technology and the degree of protection afforded by foreign patents may be different from that in the United States. The failure by the Company to obtain any foreign patents could have a material adverse effect on the Company's ability to successfully commercialize its smart card systems outside the U.S. Even though the Company has been able to obtain a patent, there can be no assurance that this patent will afford the Company commercially significant protection for its technology. Other companies may independently develop equivalent or superior technologies or products and may obtain patent or similar rights with respect to them. The Company is not aware of any infringement by its technology on the proprietary rights of others and has not received any notice of claimed infringement. However, the Company has not conducted any investigation as to possible infringement and there can be no assurance that third parties will not assert infringement claims against the Company in connection with its products, that any such assertion of infringement will not result in litigation, or that the Company would prevail in such litigation. Moreover, in the event that the Company's technology or proposed products were deemed to infringe upon the rights of others, the Company would be required to obtain licenses to utilize such technology. There can be no assurance that the Company would be able to obtain such licenses in a timely manner on acceptable terms and conditions, or at all, and the failure to do so could have a material adverse effect on the Company. If the Company were unable to obtain such licenses, it could encounter significant delays in product market introductions while it attempted to design around the infringed upon patents or rights, or could find the development, manufacture or sale of products requiring such license to be foreclosed. In addition, patent disputes occur in the smart card and computer industries and there can be no assurance that the Company will have the financial resources to enforce or defend a patent infringement or proprietary rights action. In addition, the Company has received a federal trademark registration for its SMART-ID-Registered Trademark- mark and design and has applied for a federal trademark registration for its Cheeze! mark. SMART-ID-Registered Trademark- is a smart card based system that provides positive identification, transaction tracking and the ability to layer multiple applications on a single smart card. Cheeze! is a program currently used by nineteen pari-mutuel licensing jurisdictions to photograph licensees and transmit the photograph and license data to a central database, which is currently housed at the Company's offices. The Company's use of its software, name and marks may be subject to challenge by others, which, if successful, could have a material adverse effect on the Company.



    The Company has entered into an agreement with SoftChip Israel Ltd. of Jerusalem, Israel and its affiliate, SoftChip Technologies (3000) Ltd. (collectively, "SoftChip"), to purchase the DVK-1 Chip Mask Operating System and architecture ("DVK-1 System") for a purchase price of $100,000 and for SoftChip to provide technical support and development to the Company for at least a two-year period for an additional $450,000 plus royalties ranging from $.125 to $.25 for each smart card sold by the Company that incorporates the DVK-1 System. Upon its closing, which is scheduled to occur after the minimum closing of this Offering, this agreement will provide the Company ownership of its own chip mask and access to the technical resources needed to develop a completely new and proprietary chip mask and operating system. The chip mask provides the basic instructions to the microchip and its internal components and facilitates the orderly utilization of all of the microchip's components and allows the device to be utilized. The Company has also executed a purchase order with SoftChip for technical services for a monthly fee of $18,000, which commenced December 1, 1997. The Company is obligated to pay the amount payable under the purchase order, the purchase price and the fees for technical support, no later than November 1, 1998, which will reduce the amount of working capital available to the Company. Under the agreement, ownership of the DVK-1 System will be transferred to the Company at closing upon payment in full of the purchase price and technical support fees. If the closing of the minimum offering is delayed beyond November 1, 1998, the Company believes it may be able to reach a mutual agreement with SoftChip to extend the closing date of the agreement, but there can be no assurance that the Company will be able to reach such agreement with SoftChip, or that the Company will ultimately secure ownership of the DVK-1 System if the closing of the minimum offering is delayed beyond November 1, 1998. Additionally there can be no assurance that ownership of the DVK-1 System will result in the successful development of new technology. See "Plan of Operation" and "Business--Intellectual Property."


    The Company also relies on trade secrets and proprietary know-how and employs various methods to protect the concepts, ideas and documentation relating to its proprietary technology. However, such methods may not afford the Company complete protection and there can be no assurance that others will not independently obtain access to the Company's trade secrets and know-how or independently develop products or technologies similar to those of the Company. Furthermore, although the Company has and expects to have confidentiality and non-competition agreements with its employees and appropriate suppliers and manufacturers, there can be no assurance that such arrangements will adequately protect the Company's trade secrets.

    The Company purchases many of the hardware and non-proprietary software components of its smart card systems through normal electronic and computer distribution channels. Typically, such components are sold with standardized license agreements containing non-negotiated terms, conditions and restrictions established by the manufacturer.

EMPLOYEES

    As of the date of this Prospectus, the Company had ten full-time employees, consisting of four executive officers and six employees engaged in engineering, technical support, product development, marketing and sales, including the Company's recently appointed Director and Sales. See "Management." The Company also uses the resources of independent programmers and consultants from time to time on an as needed basis. The Company anticipates that it will hire additional sales and technical personnel to continue to implement the Company's marketing and product development efforts and may engage independent sales representatives and industry-specific marketing consultants to assist the Company in marketing the Company's smart card systems to potential System Sponsors.

FACILITIES

    The Company leases, pursuant to a sublease, approximately 2,750 square feet of office space at 1355 Terrell Mill Road, Marietta, Georgia. The sublease commenced on January 1, 1997 and will continue through January 31, 2000. Pursuant to the sublease, the Company is required to pay rent of approximately $3,005 per month, increasing through the term of the sublease to approximately $3,100 per month. The Company currently leases furniture and fixtures for such facility at a rate of approximately $481 per month.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The current directors and executive officers of the Company are as follows:


NAME                                      AGE                                    POSITION
------------------------------------      ---      ---------------------------------------------------------------------
Lawrence O. Perl....................          55   Chief Executive Officer, Chairman of the Board & Director
Raymond Findley, Jr.................          50   President, Chief Operating Officer & Director
Frank S. Fuino, Jr..................          52   Chief Financial Officer & Vice President of Finance
Robert H. Dixon.....................          38   Vice President of Technical Operations
Lilly Beter.........................          64   Secretary & Director
Harold Rothstein....................          75   Director
Raymond A. Roncari..................          73   Director
Bruce R. Bonadies...................          55   Director
Gordon W. Walker....................          56   Director



    LAWRENCE O. PERL, a co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer and a director of the Company since its inception. From April 1993 to June 1994, Mr. Perl served as Chief Executive Officer and a director of McKinnie Systems, Inc. ("McKinnie"), a privately held supplier of computerized management information systems to the pari-mutuel industry. From September 1984 through March 1993, Mr. Perl served as a financial consultant for Roncari Industries, Inc., a privately held producer of quarry, asphalt and concrete products. In addition, since August 1977, Mr. Perl has served as President of Lawrence Owen Associates, Inc., a privately held hotel and financial consulting firm, and, since 1978, has been affiliated with other privately held entities engaged in hotel ownership and management.


    RAYMOND FINDLEY, JR., a co-founder of the Company, has been President, Chief Operating Officer and a director of the Company since its inception. From June 1990 to May 1994, Mr. Findley served as President and Chief Executive Officer of Phoenix DataCrypt Systems, Inc., a privately held designer and developer of smart card-based technology and business applications. From September 1988 to April 1990, Mr. Findley was President and Chief Executive Officer of British Telecom CBP, Inc., a developer and marketer of financial telecommunications and trading systems.


    FRANK S. FUINO, JR. was appointed as the Company's Chief Financial Officer and Vice President of Finance on August 4, 1998. From January 1996 to July 1998, Mr. Fuino was Senior Vice President and Chief Financial Officer of Mayor's Jewelers, Inc. From June 1988 to December 1995, Mr. Fuino was both an independent consultant providing financial services and a reorganization and management specialist for various corporations, most recently as Executive Vice President of Finance and Chief Financial Officer of Jan Bell Marketing, Inc., a position he held from May 1993 to May 1995. In prior years, Mr. Fuino served in various capacities, including Vice President and Treasurer for Allied Stores Corporation from May 1977 to September 1987.


    ROBERT H. DIXON has been Vice President of Technical Operations of the Company since July 1994. From September 1987 to July 1994, Mr. Dixon was employed as software manager of McKinnie and from April 1984 to August 1987 Mr. Dixon was employed as computer programmer by Tri-State Lighting, Inc., a privately held lighting fixture manufacturer.

    HAROLD ROTHSTEIN, a co-founder of the Company, has been a director of the Company since January 1996. In 1967, Mr. Rothstein founded Utility Development Corporation, a Connecticut-based privately held general contracting firm which is primarily engaged in building federally insured multi-family and low-income housing. Mr. Rothstein has served as the Chief Executive Officer of Utility Development Corporation since its inception.

    RAYMOND A. RONCARI, a co-founder of the Company, has been a director of the Company since January 1996. From 1979 to July 1995, Mr. Roncari served as the President and Chief Executive Officer of Roncari Industries, Inc., thereafter serving as President and Chief Executive Officer of Tilcon-Roncari, Inc., a partial successor-in-interest to Roncari Industries, Inc. until January 1997, at which time he retired. Mr. Roncari continues to serve as President and Chief Executive Officer of Roncari Industries, Inc. Mr. Roncari has also served as Chairman, President and Chief Executive Officer of Roncari Development Co., a real estate development company, since 1970 and of Roncari Associates, Inc., a cargo facilities company, since 1980. In addition, from 1965 to 1985, Mr. Roncari served as a director and Chairman of the Executive Committee of the Northern Connecticut National Bank--Windsor Locks.

    LILLY BETER, newly appointed Secretary and member of the Board, is President of Lilly Beter Capital Group, Ltd., with offices in Washington, D.C., Minneapolis, Minnesota and Century City, California. She co-founded the firm over thirty years ago with her late husband, with whom she was also associated in his law practice, providing government representation to clients. Ms. Beter represents companies doing business in the Pacific Rim, South America, Europe and the Caribbean. She is a member of the American League of Lobbyists and the American Arbitration Association.

    BRUCE R. BONADIES, a newly appointed member of the Board, retired in March 1998 from his position as Vice President, Business Development of Marriott Health Care Services, a division of Marriott International. Mr. Bonadies has held numerous positions with various Marriott companies since 1977, including Senior Vice President of National Food Services and Facilities, Vice President of Sales and Vice President of Area Sales, and Director of Sales, and is currently president of Brandon Scott Associates, LLC, a recently formed sales training and consulting company.

    GORDON W. WALKER became a director of the Company in February 1997. Mr. Walker serves as counsel to Miller Thomson, a Toronto, Ontario law firm. From 1978 to 1985, Mr. Walker held various government cabinet positions for the Province of Ontario, including Minister of Correctional Services, Provincial Secretary for Justice, Minister of Industry and Trade, and Minster of Consumer and Commercial Relations. Between 1971 and 1985, Mr. Walker served three terms as a member of the Ontario legislature.

    Executive officers serve at the discretion of the Board. Directors of the Company hold office until the expiration of the term for which they are elected and until their respective successors have been elected and qualified, or until their prior death, resignation or removal. The Board is classified into three classes of directors, with each class serving a staggered three-year term. Messrs. Bonadies and Findley and Ms. Beter are Class I directors, Messrs. Roncari and Walker are Class II directors, and Messrs. Perl and Rothstein are Class III directors. The terms of the Class I, Class II and Class III directors will expire at the annual meetings of stockholders to be held in 2000, 1998, and 1999, respectively. The Company reimburses the directors for reasonable travel expenses incurred in connection with their activities on behalf of the Company, but does not pay its directors any fees for Board participation (although it may do so in the future). Pursuant to the Nonemployee Directors' Stock Option Plan, non-employee directors will automatically be granted each year, on the date of the Company's annual meeting of stockholders, Non-incentive Options (as hereinafter defined) to purchase 3,863 shares of Common Stock of the Company at an exercise price equal to the fair market value thereof on the date of grant. See "--Nonemployee Directors' Stock Option Plan."


COMMITTEES OF THE BOARD

    AUDIT COMMITTEE. Upon the consummation of this Offering, the Company will establish an Audit Committee of the Board (the "Audit Committee") consisting of at least two directors who are not employees of the Company. Audit Committee members will meet regularly with the Company's financial management and independent auditors to review the results of their examination, the scope of audits and their opinions on the adequacy of internal controls and quality of financial reporting.

    COMPENSATION COMMITTEE. Upon the consummation of this Offering, the Company will establish a Compensation Committee of the Board (the "Compensation Committee") consisting of at least two directors who are not employees of the Company. The Committee will make recommendations to the Board of Directors concerning the salaries of all elected officers. In addition, the Compensation Committee will administer the Company's Stock Option Plan and determine the amounts of, and the individuals to whom, awards shall be made thereunder. See "1996 Stock Option Plan."

    EXECUTIVE COMMITTEE. Upon the consummation of this Offering, the Company will establish an Executive Committee of the Board (the "Executive Committee"). The Executive Committee will have all the powers of the Board (except those specifically reserved under the DGCL to the full Board of Directors) in the management and direction of the business of the Company.

ADVISOR TO THE BOARD

    The Company has secured the services of Dr. Mary Mundinger as advisor to the Board. Dr. Mundinger currently holds the position of Dean and Professor at the School of Nursing, as well as an Associate Dean in the Faculty of Medicine, at Columbia University in New York. She sits as a consultant and advisor to various state and federal commissions including: The Federally Commissioned Committee to advise the Department of Veteran Affairs on Innovations in Nursing, 1997; The White House Steering Committee on Health, 1996; Co-Chair of the International Society of Technology Assessment in Health Care, Nursing and Technology Assessment Panel, 1993; and the Health Professions Review Group, appointed by President Clinton to review proposals of the Health Reform Task Force, 1993. She has authored two books on nursing and healthcare, as well as numerous articles in various nursing journals and magazines. Dr. Mundinger is also on the Boards of Directors of Cell Therapeutics, Inc. and United Healthcare. Her contacts and experience are expected to be instrumental in promoting smart card technology in the healthcare industry.

KEY EMPLOYEE INSURANCE

    The Company has obtained "key man" insurance on the lives of Messrs. Perl and Findley in the amount of two million dollars each.

OTHER KEY EMPLOYEE

    ROBERT J. CARTAGINE, a 1984 graduate of New York University with a Business Administration degree and a 1985 graduate of the New York Institute of Technology with a Sales Management degree, brings several years of sales experience to the Company as its newly appointed Director of Sales. He has developed training syllabuses for the Regional Bell Operating Companies and was employed for several years with Nynex, New York Telephone, Bell Atlantic and New Jersey Bell as Northeast Regional Sales Director. Mr. Cartagine performed sales services for the Company on a contract basis beginning in

February 1998 and became a regular employee in April 1998. Mr. Cartagine will enter into a two-year employment agreement no later than the closing of the minimum offering.


EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding the compensation in each of the last three fiscal years paid to the person who served as the Company's Chief Executive Officer and to the other officers of the Company who earned $100,000 or more during such periods (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION                                      YEAR     ANNUAL SALARY($)   ALL OTHER COMPENSATION($)
-------------------------------------------------------------  ---------  ----------------  ---------------------------
Lawrence O. Perl, ...........................................       1997        156,000(1)              --
  Chief Executive Officer                                           1996        200,000(2)
                                                                    1995        192,308
Raymond Findley, Jr., .......................................       1997        189,955(1)              --
  President and Chief Operating Officer                             1996        200,000(2)
                                                                    1995        192,308

------------------------

(1) Does not include $94,000 and $60,045 in accrued but unpaid salary payable to each of Messrs. Perl and Findley, respectively.

(2) Does not include $50,000 in accrued but unpaid salary payable to each of Messrs. Perl and Findley.

EMPLOYMENT AGREEMENTS

    Each of the Company's officers, with the exception of Ms. Beter, has executed a five-year employment agreement to be effective upon closing of the minimum offering.

1996 STOCK OPTION PLAN


    In order to attract, retain and motivate employees (including officers), directors, consultants and other persons who perform substantial services for or on behalf of the Company, the Company has adopted the 1996 Stock Option Plan (the "Stock Option Plan"). Pursuant to the Stock Option Plan, stock options covering an aggregate of 417,150 shares of the Company's Common Stock may be granted to the foregoing persons. Under the Stock Option Plan, "incentive stock options" ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted to employees (including officers), and non-incentive stock options ("Non-incentive Options") may be granted to any such employee and to other persons (including directors) who perform substantial services for or on behalf of the Company. Incentive Options and Non-incentive Options are collectively referred to herein as "1996 Options."


    The Stock Option Plan is administered by the Board or, at its discretion, by the Compensation Committee. The Board or the Compensation Committee have complete authority to administer and interpret the Stock Option Plan, to determine the terms upon which 1996 Options may be granted, to prescribe, amend and rescind such interpretations and determinations and to grant 1996 Options. The Board or the Compensation Committee has the power to terminate or amend the Stock Option Plan from time to time in such respects as it deems advisable, except that no termination or amendment shall materially adversely affect any outstanding Option without the consent of the grantee, and the approval of the Company's stockholders will be required in respect of any amendment which would
(i) change the total number of shares subject to the Stock Option Plan or (ii) change the designation or class of employees or other persons eligible to receive Incentive Options or Non-incentive Options.

    The price at which shares covered by a 1996 Option may be purchased pursuant thereto shall be no less than the par value of such shares and no less than the fair market value of such shares on the date of grant (the "Fair Market Value"); provided, however, that in the case of Incentive Options, if the optionee directly or indirectly beneficially owns more than ten percent (10%) of the total combined voting power of all of the outstanding voting stock of the Company (a "10% Holder"), the purchase price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date of grant. The Fair Market Value will generally be equal to the last sale price quoted for shares of Common Stock on Nasdaq on the date of grant. The purchase price of shares issuable upon exercise of an option may be paid in cash or by delivery of shares with a value equal to the exercise price of the option. The Company may also loan the purchase price to the optionee, or guarantee third-party loans to the optionee, on terms and conditions acceptable to the Board or the Compensation Committee.

    In the event the aggregate fair market value of the shares of Common Stock (determined at the time the option is granted) with respect to which Incentive Options are exercisable for the first time by the optionee during any calendar year (under all such option plans maintained by the Company) exceeds $100,000, then only the first $100,000 of such shares so purchased will be treated as Incentive Options and any excess over $100,000 so purchased shall be treated as Non-incentive Options. This rule shall be applied by taking 1996 Options into account in the order or sequence in which they were granted.

    The number of shares covered by an option is subject to adjustment for stock splits, mergers, consolidations, combinations of shares, reorganizations and recapitalizations. The 1996 Options are generally non-transferable except by will or by the laws of descent and distribution, and in the case of employees, with certain exceptions, may be exercised only so long as the optionee continues to be employed by the Company. If the employee dies or becomes disabled, the right to exercise the Option, to the extent then vested, continues for specified periods. 1996 Options may be exercised within a period not exceeding ten years from the date of grant, except that the term of any Incentive Options granted to a 10% Holder may not exceed five years from the date of grant. The terms of Incentive Options are subject to additional restrictions provided by the Stock Option Plan.


    As of August 4, 1998, Employee Incentive Options to purchase an aggregate of 268,058 shares of Common Stock were outstanding under the Stock Option Plan, including 77,250 shares to Robert Dixon and 92,700 shares to Frank S. Fuino, Jr., both officers of the Company; plus 15,450 shares to Robert Cartagine and 1,545 shares to Phyllis Burke, both employees of the Company. All of such Incentive Options will be exercisable at a per share price equal to $7.77, with the exception of the Incentive Options granted to Mr. Fuino, Mr. Cartagine and Ms. Burke, all of whose Incentive Options will be exercisable at a per share price equal to $11.00, and will vest in annual installments of twenty-five percent (25%) beginning on the date of grant. No Non-incentive Options have been granted under the Stock Option Plan.


NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN


    In order to attract and retain the services of non-employee members of the Board of Directors and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company, the Company has adopted the Nonemployee Directors' Stock Option Plan (the "Directors' Plan"). Pursuant to the Directors' Plan, stock options covering an aggregate of 46,350 shares of the Company's Common Stock may be granted to such non-employee directors.



    Pursuant to the Directors' Plan, each member of the Board of Directors of the Company who is not an employee of the Company (or a subsidiary) (a "Nonemployee Director") and who is elected or re-elected as a director of the Company by the stockholders at any annual meeting of stockholders commencing with the first annual meeting in 1999 will receive, as of the date of each such election or re-election, options to purchase 3,863 shares of the Company's Common Stock at the fair market value thereof on the date of grant. In addition, each Nonemployee Director shall be granted options to purchase 3,863 shares of

Common Stock at each annual meeting of the Board during the term of such Nonemployee Director's directorship. All options granted under the Directors' Plan are to be Non-incentive Options.


    On February 2, 1998, each Nonemployee Director was issued an option to purchase 3,863 shares of Common Stock (aggregating 19,315 shares) at an exercise price of $7.77 per share, pursuant to the Directors' Plan.


LIMITATION OF LIABILITY AND INDEMNIFICATION

    Section 145 of the DGCL contains provisions entitling the Company's directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In the Certificate, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in
Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not be to available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

    The Certificate and By-Laws also include provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information as of the date of this Prospectus and as adjusted to reflect the sale by the Company of a minimum of 454,600 and a maximum of 648,900 shares of Common Stock offered hereby and the exercise of the options, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person who is known by the Company to beneficially own more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director of the Company and
(iii) all of the Company's officers and directors as a group.



                                                   SHARES BENEFICIALLY      SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                      OWNED BEFORE          OWNED AFTER MINIMUM      OWNED AFTER MAXIMUM
                                                       OFFERING(2)               OFFERING                 OFFERING
                                                 -----------------------  -----------------------  -----------------------
                                                 NUMBER OF                NUMBER OF                NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)            SHARES      PERCENT      SHARES      PERCENT      SHARES      PERCENT
-----------------------------------------------  ----------  -----------  ----------  -----------  ----------  -----------
Lawrence O. Perl(3)............................     743,587        19.1%     743,587        17.1%     743,587        16.3%
Raymond Findley................................     741,655        19.0%     741,655        17.0%     741,655        16.3%
Harold Rothstein(4)............................     967,988        24.8%     967,988        22.2%     967,988        21.3%
Raymond A. Roncari(5)..........................     943,845        24.2%     943,845        21.7%     943,845        20.7%
Lilly Beter(6).................................       3,863         0.1%       3,863         0.1%       3,863         0.1%
Bruce Bonadies(7)..............................       5,795         0.1%       5,795         0.1%       5,795         0.1%
Gordon Walker(8)...............................       3,863         0.1%       3,863         0.1%       3,863         0.1%
Joseph Basch...................................     370,800         9.5%     370,800         8.5%     370,800         8.1%
All officers and directors as a group (eight
  persons).....................................   3,483,984        89.3%   3,483,984        80.1%   3,483,984        76.6%


    Lawrence O. Perl, Raymond Findley, Harold Rothstein and Raymond A. Roncari may be deemed "promoters" of the Company, as such term is defined under the federal securities laws.

------------------------

(1) The address for each such person is c/o American Card Technology, Inc., 1355 Terrell Mill Road, Building 1462, Suite 200, Marietta, Georgia 30067.


(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Prospectus have been exercised. Assumes 3,901,136 shares of Common Stock outstanding prior to this Offering, 4,355,736 shares of Common Stock outstanding immediately after the minimum offering and 4,550,036 shares of Common Stock outstanding immediately after the maximum offering, before any consideration is given to outstanding options, warrants or convertible securities.



(3) Includes 741,655 shares held by the Perl Trust, a family trust for the benefit of the family of Lawrence O. Perl, of which Mr. Perl is a beneficiary. As of May 1, 1998, the Perl Trust entered into a voting trust agreement with respect to the 741,655 shares held by the Perl Trust. As of July 8, 1998 Lilly Beter has been appointed the voting trustee of such shares; such appointment shall expire April 30, 1999. Does not include 1,932 shares issuable upon exercise of warrants received in connection with the 1998 Private Placement.



(4) Includes 908,118 shares held by the Rothstein Trust, a family trust for the benefit of the family of Harold Rothstein, and 3,863 shares issuable upon exercise of the option issued pursuant to the Directors' Plan. As of May 1, 1998, the Rothstein Trust entered into a voting trust agreement with

    Lilly Beter pursuant to which Ms. Beter was appointed the voting trustee with respect to the 908,118 shares held by the Rothstein Trust; such appointment shall expire April 30, 1999. Does not include 36,694 shares issuable upon exercise of warrants received in connection with the 1998 Private Placement or the 19,313 shares issuable upon exercise of his Commitment Warrants.



(5) Includes 3,863 shares issuable upon exercise of the option issued pursuant to the Directors' Plan. Does not include 36,694 shares issuable upon exercise of warrants received in connection with the 1998 Private Placement or 19,313 shares issuable upon exercise of his Commitment Warrants. Does not include shares issuable upon exercise of an option to purchase 154,500 shares granted to Shreveport, pursuant to the Shreveport Option, which has since been assigned to Mr. Roncari.



(6) Includes 3,863 shares issuable upon exercise of the option issued pursuant to the Directors' Plan.



(7) Includes 3,863 shares issuable upon exercise of the option issued pursuant to the Directors' Plan. Does not include 1,931 shares issuable upon exercise of warrants received in connection with the 1998 Private Placement.



(8) Includes 3,863 shares issuable upon exercise of the option issued pursuant to the Directors' Plan.


                              CERTAIN TRANSACTIONS


    Pursuant to an agreement dated as of January 1, 1993, Shreveport Acquisition Corp. ("Shreveport"), a corporation which was founded by Lawrence O. Perl, the Chairman of the Board and Chief Executive Officer and Raymond A. Roncari, a director of the Company, and which was owned by Mr. Perl, Mr. Roncari and Harold Rothstein, a director of the Company, but was dissolved on December 31, 1997, acquired all of the outstanding stock of McKinnie, a supplier of computerized management information systems to the pari-mutuel industry, for a purchase price of $2 million, which was paid $75,000 in cash and $1,925,000 by delivery of a one-year promissory note which was guaranteed by Mr. Roncari. Concurrently with such acquisition, McKinnie entered into an agreement (the "McKinnie License Agreement") with Amazing Controls!, Inc. and Phoenix DataCrypt Systems, Inc. ("Phoenix"), a company of which Raymond Findley, Jr., the Company's President, Chief Operating Officer and a director, was co-founder, President and Chief Executive Officer. Pursuant to the McKinnie License Agreement, Phoenix granted to McKinnie an exclusive license to use, in connection with McKinnie's management information systems, the smart card technology and computer software owned or licensed by Phoenix (including technology then licensed by Phoenix) for use in the pari-mutuel industry and McKinnie agreed to purchase all of its smart card requirements from Phoenix, a distributor of Amazing Controls!, Inc.'s smart cards.


    In May 1994, Mr. Findley severed his relationship with Phoenix in order to pursue smart card-related business opportunities with Messrs. Perl, Roncari and Rothstein. In June 1994, Messrs. Findley, Perl, Roncari and Rothstein formed the Company to develop and market smart card technology and applications. In order to pursue their business plan, Messrs. Perl, Roncari and Rothstein elected to divest themselves of control of McKinnie. In July 1994, Shreveport sold a 51% equity interest in McKinnie to The Jockey Club Racing Services, Inc. ("The Jockey Club"). In connection therewith, The Jockey Club agreed to cause McKinnie to transfer to the Company all of McKinnie's rights to any smart card technology, including certain software technology and all rights under the McKinnie License Agreement. The Jockey Club purchased the balance of the McKinnie stock from Shreveport effective December 31, 1997.


    In December 1996, the Company issued to Shreveport the Shreveport Option to purchase 154,500 shares of Common Stock at an exercise price of $3.24 per share, which has since been increased to $7.77 per share and assigned to Mr. Roncari. The Shreveport Option is exercisable at any time during the five-year period commencing the earlier of January 1, 1999 or 90 days following the closing of the minimum offering. The Shreveport Option provides that upon exercise, in lieu of a cash payment, the option may be exchanged for a number of shares of Common Stock equal to (a) the total number of shares issuable upon exercise of such option for cash, minus (b) a number of shares equal to the quotient of (i) the aggregate exercise price of the exercised portion of the option, divided by (ii) the then current market price of a share of Common Stock.


    In connection with the formation of the Company in June 1994, each of the Perl Trust, Mr. Roncari, the Rothstein Trust and Mr. Findley (collectively, the "Original Stockholders") purchased 784,088 shares of Common Stock for a purchase price of $250. In January 1995, each of the Original Stockholders sold to Robert Dixon, the Company's Vice President of Technical Operations, 7,725 shares of Common Stock for a purchase price of $1,250.



    Since the inception of the Company, the Perl Trust and Messrs. Findley, Roncari and Rothstein (either individually or through the Rothstein Trust) have made the Stockholder Loans to the Company in amounts aggregating $30,177, $15,177, $1,008,854 and $1,300,747, respectively. The Stockholder Loans bear interest at ten percent (10%) per annum and are to be repaid from the proceeds of subsequent debt financing, but in no event later than January 1, 2001. In March 1995, $250,000 of the then-outstanding principal amount of the Stockholder Loans of each of Messrs. Rothstein and Roncari was recharacterized as paid-in capital of the Company. Pursuant to an agreement among the Original Stockholders, the aggregate $500,000 Capital Contribution was allocated equally among the Original Stockholders, in consideration for which Mr. Findley issued to Mr. Roncari, and the Perl Trust issued to the Rothstein Trust, Capital Contribution Notes, each in the amount of $125,000. Pursuant to the Debt Conversion which occurred upon the consummation of the 1997 Private Placement in January 1997, $12,675 of the Perl Trust's Stockholder Loans, $12,675 of Mr. Findley's Stockholder Loans, $223,260 of Mr. Roncari's Stockholder Loans and $301,390 of Mr. Rothstein's Stockholder Loans were converted into 3,917, 3,917, 68,988 and 93,130 shares of Common Stock, respectively. Mr. Findley and the Perl Trust subsequently transferred 38,625 shares of Common Stock to Mr. Roncari and the Rothstein Trust, respectively, in satisfaction of the indebtedness represented by the Capital Contribution Notes.


    Pursuant to an agreement dated as of July 1, 1994, the Company agreed to pay Lawrence Owen Associates, a corporation wholly owned by Mr. Perl, a monthly fee of $1,000 in consideration for the use of office space in West Hartford, Connecticut and for accounting and other general and administrative services. The Company extended this arrangement until December 31, 1997, after which time the agreement expired. Upon expiration $42,000 was due to Lawrence Owen Associates from the Company.


    From March through June 1995, Joseph D. Basch, the President, Chief Executive Officer and sole director of the Subsidiary, loaned the Company an aggregate of $300,000. The loans accrued interest at ten percent (10%) per annum and were payable on demand. In July 1996, the Company and Mr. Basch entered into an agreement pursuant to which the then-outstanding principal amount of the loans, together with accrued interest thereon of approximately $30,000, was converted into an aggregate of 370,800 shares of Common Stock.



    In January 1996, the Company sold 154,500 shares of Common Stock to Stephen
S. Weisglass at a price of $.16 per share. Mr. Weisglass became a director of the Company in November 1996. In July 1997, Mr. Weisglass resigned from the Board and transferred his shares to Lilly Beter Capital Group, Ltd. Mr. Weisglass introduced the Company to Whale Securities Corp L.P. ("Whale"). Whale was thereafter retained by the Company to act as placement agent for a private placement to be followed by an initial public offering. The private placement was effected, but Whale subsequently refused to underwrite the public offering. Because of Mr. Weisglass' relationship with Whale, and the Company's dispute with Whale over Whale's failure to underwrite the public offering, the Company asked Mr. Weisglass to resign from the Board and to divest himself of his shares of Common Stock in the Company at his cost. Mr. Weisglass did as requested.


    Mr. Rothstein has personally guaranteed all of the Company's indebtedness to Fleet and has pledged personal assets in the form of a certificate of deposit in the amount of $150,000 to secure such indebtedness; Mr. Roncari has personally guaranteed all of the Company's indebtedness to First Suffield; and Mr. Rothstein has pledged to Chase a certificate of deposit in the amount of $105,000 to secure the

Company's indebtedness to Chase. In addition, Mr. Rothstein has agreed with the Company that, in the event a demand is made by Fleet with respect to the Fleet Loan and/or a demand is made by Chase with respect to the Chase Loan prior to the earlier of the closing of the maximum offering, subsequent debt financing or March 3, 2001, he shall either (i) secure replacement financing to pay the amount so demanded or (ii) personally satisfy the amount demanded, either through surrender of the collateral previously pledged by him or through other means satisfactory to Fleet and/or Chase, as the case may be. In the event Mr. Rothstein elects to personally satisfy the demanded amount, the Company has agreed to reimburse Mr. Rothstein for the full amount of such payment on the earlier of the closing of the maximum offering, subsequent debt financing or March 3, 2001. See "Plan of Operation--Liquidity and Capital Resources."


    In January 1997, pursuant to the 1997 Private Placement, the Company completed the sale to 23 private investors (including Lawrence O. Perl, an officer and director of the Company, and Mr. Roncari, Mr. Rothstein and Bruce Bonadies, all directors of the Company) of 25 1997 Units. Each 1997 Unit consisted of (i) one 1997 Bridge Note; (ii) 7,725 1997 Bridge Shares; and (iii) 38,625 1997 Bridge Warrants. The purchase price per 1997 Unit was $50,000. The Company received gross proceeds of $1,250,000 from the sale of the 1997 Private Placement. A total of $262,500 of the 1997 Private Placement funds was assigned to the value of the common stock and warrants, which resulted in an effective interest rate of 30% on the 1997 Bridge Notes. After payment of $125,000 in placement fees to Whale, which acted as placement agent for the Company with respect to the 1997 Private Placement, and other offering expenses of approximately $105,000, the Company received net proceeds of approximately $1,020,000 in connection with the 1997 Private Placement. The net proceeds from the 1997 Private Placement were used in connection with the Company's operations, including to fund the Company's research and development efforts, to fund its sales and marketing activities, to repay certain outstanding obligations, and for working capital and general corporate purposes. It was anticipated that the Company would shortly thereafter undertake an initial public offering underwritten by Whale pursuant to a letter of intent between the Company and Whale. However, Whale eventually declined to underwrite the initial public offering, and in July of 1997, the Company commenced exploration of alternative financing arrangements. In connection with that initiative, the Company retained Beter as a consultant to work with the Company to obtain new financing. During the course of the Company's discussions with Beter and a number of the prospective underwriters, it became evident that the structure of the 1997 Private Placement was an impediment to additional financing. In order to meet the requirements for the Company to undertake a best efforts initial public offering to be underwritten by the Underwriter, it was necessary for the Company to redeem the 1997 Units. The Company entered into a series of option agreements dated November 19, 1997 to purchase the 1997 Units sold to investors for an aggregate of $1,250,000 in the 1997 Private Placement. The 1997 Units were redeemed with a portion of the net proceeds from the 1998 Private Placement.



    In January 1997, in connection with the 1997 Private Placement, the Company borrowed from Messrs. Perl, Rothstein and Roncari $175,000 and issued to them 1997 Bridge Notes in such aggregate principal amount, an aggregate of 27,038 1997 Bridge Shares, at the same price per share as that paid by purchasers of the 1997 Private Placement, and 135,188 1997 Bridge Warrants. Such 1997 Bridge Notes, 1997 Bridge Shares and 1997 Bridge Warrants were repurchased by the Company as part of the 1998 Private Placement.



    Between July 1997 and January 1998, Messrs. Rothstein, Roncari, and Perl provided a portion of the Stockholder Loans to the Company in the amounts of $460,000, $320,000, and $15,000, respectively. These loans were to provide the Company working capital and cover costs associated with this Offering, and are to be repaid from the proceeds of subsequent debt financing, but in no event later than January 1, 2001. In addition, various employees of the Company have deferred salary totaling approximately $550,000 as of June 30, 1998. Such employees continue to defer salaries and such deferred salary amounts are to be paid, together with interest at ten percent (10%), in two parts, $50,000 at the closing of the minimum offering and the remainder, estimated to be $575,000 as of August 31, 1998, from the proceeds of the maximum offering, but in no event later than January 1, 2001.



    In March 1998, the Company entered into the 1998 Private Placement, through which the Company completed the sale to fourteen private investors (including certain officers and directors of the Company) of 30 Units, each Unit consisting of (i) one Bridge Note; (ii) 3,863 Bridge Shares; and (iii) 3,863 Bridge Warrants. The purchase price per Unit was $50,000. The Company received gross proceeds of $1,500,000 from the sale of such Units. After payment of approximately $10,000 in costs associated with the 1998 Private Placement, the Company received net proceeds of approximately $1,490,000 in connection with the 1998 Private Placement. A total of $300,000 of the 1998 Private Placement funds was assigned to the value of the common stock and warrants. Approximately $1,345,000 of the net proceeds was used to exercise certain options to repurchase securities sold in the 1997 Private Placement. Some holders of the 1997 Units chose to invest in the 1998 Private Placement and defer all interest due them from the 1997 Units; such holders included Lawrence O. Perl, the Company's Chairman of the Board, Chief Executive Officer and Chief Financial Officer, Raymond A. Roncari, a director of the Company, Harold Rothstein, a director of the Company and Bruce R. Bonadies, a director of the Company, Richard Shelton, Susan Shelton and Ronald Seplowitz. These holders deferred a total of $26,764 in interest, to be repaid in two parts: $12,157 from the proceeds of the minimum offering and $14,607 from the proceeds of the maximum offering. The balance of the net proceeds are being used for working capital and general corporate purposes, as well as to fund some expenses of this Offering.



    In conjunction with the closing of the 1998 Private Placement, the Company issued 38,625 shares of Common Stock, valued at $7.77 per share for a total of $300,116, and an option to purchase 77,250 shares of Common Stock, exercisable at 85% of the per share market price of the Common Stock on the exercise date, subject to adjustment (the "Chapman Option") to Chapman Group LLC, a company affiliated with Cohn & Birnbaum P.C., general counsel to the Company. These shares and options were issued in partial consideration for services rendered by Cohn & Birnbaum P.C. from the date of the Company's inception through the closing of an IPO by the Company and in consideration of deferral of fees at different times during such same time period.



    In conjunction with the closing of the 1998 Private Placement, the Company entered into Director Loan Agreements with each of Harold Rothstein and Raymond
A. Roncari pursuant to which Messrs. Rothstein and Roncari each committed to loan $450,000 (for a total of $900,000) to the Company to be used for working capital and certain costs of the anticipated IPO. These amounts, together with approximately $155,000 of the proceeds of the 1998 Private Placement, were used to fund certain costs of this Offering, and provide required working capital. In consideration for this commitment, Messrs. Rothstein and Roncari were each granted 19,313 shares of Common Stock of the Company, valued at $7.77 per share for a total of $300,116, and 19,313 Commitment Warrants. Pursuant to each Director Loan Agreement, the Company has the right to draw down advances from each of Messrs. Rothstein and Roncari (each a "Director Lender") as funds are required and the Director Lender is obligated to so advance funds within three
(3) business days of any such request. Any amounts advanced will bear interest at a rate of ten percent (10%) per annum. All amounts so advanced, together with accrued interest thereon, will be due and payable in full on the earlier of (i) January 1, 2001, or (ii) the closing of subsequent debt financing.



    As of May 1, 1998 the Perl Trust and the Rothstein Trust had each entered into separate voting trust agreements. Respectively on July 8, 1998 and May 1, 1998, Lilly Beter was appointed voting trustee with respect to the 741,655 shares held by the Perl Trust and the 908,118 shares held by the Rothstein Trust, respectively. Pursuant to the voting trust agreements, Ms. Beter is empowered to vote these shares as voting trustee until April 30, 1999.

    Although the Company believes that the foregoing transactions were on terms no less favorable to the Company than would have been available from unaffiliated third parties in arm's length transactions, there can be no assurance that this is the case. All future transactions and loans between the Company and its officers, directors and 5% stockholders will be on terms no less favorable to the Company than could be obtained from independent third parties. In addition, all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the Company's independent directors who do not have an interest in the transactions and who have access, at the Company's expense, to the Company's or independent legal counsel. There can be no assurance, however, that future transactions or arrangements between the Company and its affiliates will be advantageous, that conflicts of interest will not arise with respect thereto or that if conflicts do arise, they will be resolved in favor of the Company.


                           DESCRIPTION OF SECURITIES

GENERAL


    Upon completion of this Offering, the authorized capital stock of the Company will consist of (i) if the minimum offering is reached, 20,000,000 shares of Common Stock, $.001 par value per share, of which 4,355,736 shares will be outstanding and 1,000,000 shares of Preferred Stock, $.001 par value per share, of which no shares will be outstanding, or (ii) if the maximum offering is reached, 20,000,000 shares of Common Stock, $.001 par value per share, of which 4,550,036 shares will be outstanding and 1,000,000 shares of Preferred Stock, $.001 par value per share, of which no shares will be outstanding. The following description of the securities of the Company and certain provisions of the Certificate of Incorporation and By-Laws is a summary and, while all material provisions are included, the following description is qualified in its entirety by the provisions of the Certificate and By-Laws as currently in effect.


COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Certificate does not provide for cumulative voting for the election of directors. Holders of Common Stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation. Holders of Common Stock have no preemptive, subscription or redemption rights. The rights of the holders of the Common Stock are subject to any rights that may be fixed for holders of Preferred Stock, when and if any Preferred Stock is issued. All of the outstanding shares of Common Stock are fully paid and non-assessable. Upon issuance, all of the shares of Common Stock offered hereby will be fully paid and nonassessable.

PREFERRED STOCK

    The Company is authorized to issue 1,000,000 shares of Preferred Stock from time to time in one or more series, which may rank senior to the Common Stock with respect to payment of dividends and in the event of the liquidation, dissolution or winding up of the Company. The Board has the power, without stockholder approval, to issue shares of one or more series of Preferred Stock, at any time, for such consideration and with such relative rights, privileges, preferences and other terms as the Board may determine (including, but not limited to, terms relating to dividend rates, redemption rates, liquidation preferences and voting, sinking fund and conversion or other rights). The rights and terms relating to any new series of Preferred Stock could adversely affect the voting power or other rights of the holders of the Common Stock or could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

WARRANTS ISSUED IN 1998 PRIVATE PLACEMENT


    The Bridge Warrants and Commitment Warrants issued in connection with the 1998 Private Placement (collectively, the "Warrants") will be exercisable at any time commencing on March 3, 1999 through and including March 3, 2003 at a price per share of eighty-five percent (85%) of the per share market price of the Common Stock on the exercise date, subject to adjustment. The Warrants provide that, upon exercise, in lieu of a cash payment, the Warrants to be exercised may be exchanged for a number of the warrant shares underlying the warrants (the "Warrant Shares") equal to (a) the total number of Warrant Shares issuable upon exercise of such Warrants for cash minus (b) a number of Warrant Shares equal to the quotient of (i) the aggregate exercise price of the exercised Warrants, divided by (ii) the then current market price of a share of the Company's Common Stock.



    The Warrants are redeemable by the Company at any time commencing on March 3, 2000, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the date on which the Company gives notice has been at least $11.65. The Warrants will be exercisable until the close of business on the date fixed for redemption.


REGISTRATION RIGHTS


    In connection with the 1998 Private Placement, the Company has agreed to grant certain "piggyback" registration rights in connection with the Bridge Shares and the Bridge Warrants and the Commitment Shares and Commitment Warrants. The Company has also agreed to grant certain "piggyback" registration rights in connection with the Chapman Option.


    The Company has also agreed to include the Bridge Shares and the shares underlying the Bridge Warrants (the "Bridge Warrant Shares") in any registration statement (the "Post-IPO Registration Statement") which the Company prepares and files with the Commission on a date following the one-year anniversary of the closing of this Offering so as to permit the public trading of the Bridge Shares and Bridge Warrant Shares pursuant thereto, subject to customary underwriter cutbacks. Notwithstanding the foregoing, the holders of the Bridge Shares and the Bridge Warrant Shares must agree not to sell any of such securities at least until the expiration of any applicable holding period established by the NASD and/ or any of the various state securities commissions in those states where the anticipated IPO will be effected.

    The Company shall bear all fees and expenses incurred in the preparation and filing of the Post-IPO Registration Statement.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

    The Company is a Delaware corporation and thus subject to Section 203 of the DGCL ("Section 203"), which is generally viewed as an anti-takeover statute. In general, Section 203 prohibits a publicly traded Delaware corporation from engaging in any "business combination" (as defined) with any "interested stockholder" (as defined) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

    In general, Section 203 defines a "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of ten percent (10%) or more of the assets of the corporation; (iii) (subject to certain exceptions) any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as (a) any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or (b) any entity or person affiliated with or controlling or controlled by such entity or person.

    The existence of Section 203 would be expected to have the effect of discouraging takeover attempts involving the Company, including attempts that might result in a premium over the market price of the Common Stock (if it is then publicly traded).

TRANSFER AGENT AND REGISTRAR

    The Company's Transfer Agent and Registrar is The Bank of New York.

REPORTS TO STOCKHOLDERS

    The Company intends to file, prior to the date of this Prospectus, an application with the Commission to register the Common Stock under the provisions of Section 12(g) of the Exchange Act. The Company has agreed with the Underwriter that the Company will use its best efforts to continue to maintain such registration. Such registration will require the Company to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

                        SHARES ELIGIBLE FOR FUTURE SALE


    From the proceeds of this Offering, the Company will have 4,355,736 shares of Common Stock outstanding if the minimum offering is reached and 4,550,036 shares of Common Stock outstanding if the maximum offering is reached, of which the minimum 454,600 and maximum 648,900 shares of Common Stock offered herein by the Company will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of the Company (in general, a person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144 under the Securities Act. All of the remaining 3,901,136 shares of Common Stock are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and in the future may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. The 3,901,136 restricted shares of Common Stock will become eligible for sale under Rule 144, subject to the volume limitations prescribed by Rule 144 and to the contractual restrictions described below, at various times commencing 90 days from the date of this Prospectus.


    In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the shares of Common Stock are quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least one year is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.


    The Company has granted certain "piggyback" registration rights to the holders of 193,133 shares of Common Stock and the 231,758 shares of Common Stock underlying the Warrants and the Chapman Option.


    Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this Prospectus are entitled to sell such shares after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period.

    Prior to this Offering, there has been no market for the shares of Common Stock and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such securities for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of shares of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

    In May 1998, the Company entered into an Underwriting Agreement with the Underwriter to underwrite this Offering on a best efforts basis. The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement, to use its best efforts to sell the shares as the Company's agent. The Underwriter will offer the shares on a "best efforts" basis, and has made no firm commitment to purchase any of the shares.


    The maximum number of shares to be offered will be 648,900 shares, which, if sold at the offering price, will generate proceeds to the Company, net of sales commissions, in the approximate amount of $6,424,110. The minimum number of shares to be sold is 454,600, which, if sold at the offering price, would generate proceeds to the Company, net of sales commissions, in the approximate amount of $4,500,540.



    All funds received by the Underwriter with respect to the first 454,600 shares will be deposited with The Bank of New York as Escrow Agent. In the event 454,600 shares are not sold within 180 days from the commencement of this Offering, the funds in escrow will be refunded to the subscribers in full without deductions and without interest. The shares are to be sold fully paid only. Stock certificates will be issued to purchasers only if the proceeds from the sale of 454,600 shares are released to the Company. Until such time as the funds have been released from escrow and the certificates delivered to the purchasers thereof, the purchasers will be deemed subscribers only and not shareholders.



    The Underwriter is to receive a cash commission of $1.10 per share sold. In addition, the Company has deposited with the Underwriter $25,000 to fund all anticipated expenses of this Offering.


    The obligations of the Underwriter are subject to certain terms and conditions set forth in the Underwriting Agreement, including the right of the Underwriter to terminate the Underwriting Agreement under the conditions and circumstances set forth therein.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

    Prior to the Offering made hereby, there has been no public market for the Common Stock. Accordingly, the initial public offering price has been determined by negotiation between the Company and the Underwriter and is not necessarily related to the Company's asset value, net worth or other criteria of value. There can be no assurance that a regular trading market for the Common Stock will develop after this Offering or that, if developed, it will be sustained. The market price for the Company's securities following this Offering may be highly volatile, as has been the case with the securities of other small capitalization companies. The factors considered in determining the offering price included an evaluation by management of the history of and prospects for the industry in which the Company competes and the prospects for earnings of the Company. Factors such as the Company's financial results, announcements of developments related to the Company's business and the introduction of products and product enhancements by the Company or its competitors may have a significant impact on the market price of the Company's securities. Additionally, in recent years, the stock market in general, and the market for securities of small capitalization stocks in particular, have experienced wide price fluctuations which have often been unrelated to the operating performance of such companies.

    The Underwriter expects to register this Offering in a limited number of states, which action may limit or prohibit possible resale of the Common Stock in certain states in which the Offering is not registered.

    Under the terms of the Underwriting Agreement, the Company may not enter into any securities offering for a period of one year without the prior written consent of the Underwriter. The Underwriter has granted the Company written consent to pursue up to $30 million in any subsequent debt financing negotiated by Beter.

    The foregoing is a brief summary of the provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. The Underwriting Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by the Law Offices of Bartz & Bartz, Southdale Office Centre, 6750 France Avenue South, Suite 350, Edina, Minnesota 55435. The validity of the Common Stock offered hereby will be passed upon by the Underwriter by its internal counsel.

    The Company is represented in general corporate matters by Cohn & Birnbaum P.C., 100 Pearl Street, Hartford, Connecticut 06103-4500.

                                    EXPERTS

    The financial statements included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding uncertainties about the Company continuing as a going concern) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2, including amendments thereto, under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. The Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission:
13th Floor, Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained form the Public Reference Section of the Commission, Washington, D.C. at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements. Such reports and other information may also be inspected at NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006.

                         AMERICAN CARD TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997
              PERIODS ENDED JUNE 30, 1997 AND 1998 (UNAUDITED) AND
       PERIOD FROM JUNE 21, 1994 (INCEPTION) TO JUNE 30, 1998 (UNAUDITED)

                         AMERICAN CARD TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........            F-3

FINANCIAL STATEMENTS

  Balance sheets............................................            F-4
  Statements of operations..................................            F-5
  Statements of stockholders' deficit.......................            F-6
  Statements of cash flows..................................      F-7 - F-8
  Summary of Significant accounting policies................     F-9 - F-12
  Notes to financial statements.............................    F-13 - F-16

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
American Card Technology, Inc.

    We have audited the accompanying balance sheet of American Card Technology, Inc. (a development stage company) as of December 31, 1997, and the related statements of operations and cash flows for the years ended December 31, 1996 and 1997 and the statements of stockholders' deficit for each of the years (period) from June 21, 1994 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Card Technology, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's dependence on outside financing, lack of existing commitments from lenders to provide necessary financing, lack of sufficient working capital, and losses since inception raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          BDO Seidman, LLP

New York, New York
March 10, 1998, except for
  Note 8, which is as of
  July 9, 1998

                         AMERICAN CARD TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                        DECEMBER 31,      JUNE 30,
                                                                            1997            1998
                                                                        ------------   --------------
                                                                                        (UNAUDITED)
                                               ASSETS
CURRENT:
  Cash................................................................  $     27,203   $       85,764
  Accounts receivable.................................................         6,730           81,201
  Inventory...........................................................         3,918           44,491
  Prepaid expenses and other current assets...........................        11,657           23,057
  Deferred financing costs............................................        28,228           54,740
                                                                        ------------   --------------

    TOTAL CURRENT ASSETS..............................................        77,736          289,253

EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF $69,692 AND $88,060.....        91,405           85,329
OTHER ASSETS:
  Software development costs, net.....................................       188,913          151,131
  Deferred registration and debt costs................................       228,911          628,146
  Other...............................................................         7,571            7,571
                                                                        ------------   --------------

                                                                        $    594,536   $    1,161,430
                                                                        ------------   --------------
                                                                        ------------   --------------

                                LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT:
  Accounts payable....................................................  $    398,397   $      620,848
  Accrued interest expense............................................       310,154          369,666
  Accrued salary and benefits.........................................       369,126          619,084
  Other accrued expenses..............................................        42,620          135,331
  Notes payable to banks (Note 2).....................................       600,000          600,000
  Bridge financing notes payable (Note 4(a))..........................     1,239,063         --
                                                                        ------------   --------------

    TOTAL CURRENT LIABILITIES.........................................     2,959,360        2,344,929

NOTES PAYABLE TO STOCKHOLDERS (NOTE 3)................................     1,184,956        2,129,956

BRIDGE FINANCING NOTES PAYABLE (NOTE 4(b))............................       --             1,400,000
                                                                        ------------   --------------

    TOTAL LIABILITIES.................................................     4,144,316        5,874,885
                                                                        ------------   --------------

COMMITMENTS AND CONTINGENCIES (NOTES 1, 5 AND 7)

STOCKHOLDERS' DEFICIT (NOTE 8):
  Preferred stock, $.001 par value--shares authorized 1,000,000; none issued
  Common stock, $.001 par value--shares authorized 20,000,000; issued
    and outstanding 4,055,625 and 3,901,136...........................         4,056            3,901
  Additional paid-in capital..........................................     1,669,444        2,544,831
  Stock subscriptions receivable......................................       (30,000)          (5,000)
  Accumulated deficit during the development stage....................    (5,193,280)      (7,257,187)
                                                                        ------------   --------------

    TOTAL STOCKHOLDERS' DEFICIT.......................................    (3,549,780)      (4,713,455)
                                                                        ------------   --------------

                                                                        $    594,536   $    1,161,430
                                                                        ------------   --------------
                                                                        ------------   --------------

    See accompanying summary of significant accounting policies and notes to financial statements.

                         AMERICAN CARD TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                                     PERIOD FROM
                                                  YEAR ENDED                SIX MONTHS ENDED        JUNE 21, 1994
                                                 DECEMBER 31,                    JUNE 30             (INCEPTION)
                                         ----------------------------  ---------------------------   TO JUNE 30,
                                             1996           1997           1997          1998           1998
                                         -------------  -------------  ------------  -------------  -------------
                                                                               (UNAUDITED)           (UNAUDITED)
REVENUES...............................  $      27,034  $      76,912  $      1,100  $      93,292  $     270,710
COSTS OF SALES.........................         16,279         86,995           250        117,879        289,774
                                         -------------  -------------  ------------  -------------  -------------

  GROSS PROFIT (LOSS)..................         10,755        (10,083)          850        (24,587)       (19,064)
                                         -------------  -------------  ------------  -------------  -------------

EXPENSES:
  General and administrative...........        919,546      1,176,885       476,537        966,888      4,152,093
  Research development.................        167,000        260,000       110,000        323,000        930,000
  Write-off of license fee (Note 5)....         20,000       --             --            --              168,000
  Interest and financing costs, net
    (Notes 2 and 3)....................        129,126      1,065,240       328,744        749,432      1,988,030
                                         -------------  -------------  ------------  -------------  -------------

                                             1,235,672      2,502,125       915,281      2,039,320      7,238,123
                                         -------------  -------------  ------------  -------------  -------------

NET LOSS...............................  $  (1,224,917) $  (2,512,208) $   (914,431) $  (2,063,907) $  (7,257,187)
                                         -------------  -------------  ------------  -------------  -------------
                                         -------------  -------------  ------------  -------------  -------------

BASIC LOSS PER SHARE...................  $        (.35) $        (.62) $       (.23) $        (.53)
                                         -------------  -------------  ------------  -------------
                                         -------------  -------------  ------------  -------------

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING..........................      3,506,642      4,040,705     4,025,369      3,929,836
                                         -------------  -------------  ------------  -------------
                                         -------------  -------------  ------------  -------------

    See accompanying summary of significant accounting policies and notes to financial statements.

                         AMERICAN CARD TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                               PERIOD FROM JUNE 21, 1994 (INCEPTION) TO JUNE 30, 1998
                                                   -------------------------------------------------------------------------------
                                                                                                       ACCUMULATED
                                                                                                         DEFICIT
                                                       COMMON STOCK        ADDITIONAL      STOCK       DURING THE
                                                   ---------------------    PAID-IN     SUBSCRIPTIONS  DEVELOPMENT
                                                     SHARES     AMOUNT      CAPITAL      RECEIVABLE       STAGE          TOTAL
                                                   ----------  ---------  ------------  ------------  -------------  -------------
Issuance of shares to founders...................   3,136,350  $   3,136  $     (2,136)  $     (250)  $    --        $         750
Net loss.........................................      --         --           --            --            (434,545)      (434,545)
                                                   ----------  ---------  ------------  ------------  -------------  -------------

BALANCE, DECEMBER 31, 1994.......................   3,136,350      3,136        (2,136)        (250)       (434,545)      (433,795)

Capital contribution (conversion of loan)........      --         --           500,000       --            --              500,000

Net loss.........................................      --         --           --            --          (1,021,610)    (1,021,610)
                                                   ----------  ---------  ------------  ------------  -------------  -------------

BALANCE, DECEMBER 31, 1995.......................   3,136,350      3,136       497,864         (250)     (1,456,155)      (955,405)

Issuance of shares...............................     185,400        186        29,814      (30,000)       --             --
Issuance of shares for debt......................     370,800        371       329,629       --            --              330,000
Net loss.........................................      --         --           --            --          (1,224,917)    (1,224,917)
Receipt of stock subscriptions...................      --         --           --               250        --                  250
                                                   ----------  ---------  ------------  ------------  -------------  -------------

BALANCE, DECEMBER 31, 1996.......................   3,692,550      3,693       857,307      (30,000)     (2,681,072)    (1,850,072)

Shares and warrants issued in connection with the
  first bridge financing (Note 4(a)).............     193,125        193       262,307       --            --              262,500
Issuance of shares for debt......................     169,950        170       549,830       --            --              550,000
Net loss.........................................      --         --           --            --          (2,512,208)    (2,512,208)
                                                   ----------  ---------  ------------  ------------  -------------  -------------

BALANCE, DECEMBER 31, 1997.......................   4,055,625      4,056     1,669,444      (30,000)     (5,193,280)    (3,549,780)

Period ended March 31, 1998 (unaudited)
  Forfeiture of shares...........................    (154,500)      (154)      (24,846)      25,000        --             --
Shares and warrants redeemed in connection with
  the first bridge financing (Note 4(a)).........    (193,125)      (193)          193       --            --             --
Shares and warrants issued in connection with
  second bridge financing (Note 4(b))............     115,886        116       299,884       --            --              300,000
Issuance of shares for services rendered.........      38,625         38       300,078       --            --              300,116
Issuance of shares for loan commitment...........      38,625         38       300,078       --            --              300,116
Net loss.........................................      --         --           --            --          (2,063,907)    (2,063,907)
                                                   ----------  ---------  ------------  ------------  -------------  -------------

BALANCE, JUNE 30, 1998 (UNAUDITED)...............   3,901,136  $   3,901  $  2,544,831   $   (5,000)  $  (7,257,187) $  (4,713,455)
                                                   ----------  ---------  ------------  ------------  -------------  -------------
                                                   ----------  ---------  ------------  ------------  -------------  -------------

    See accompanying summary of significant accounting policies and notes to financial statements.

                         AMERICAN CARD TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                     YEAR ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE    PERIOD FROM
                                                                        30,            JUNE 21, 1994
                                     ------------------------  ----------------------   (INCEPTION)
                                        1996         1997        1997        1998      JUNE 30, 1998
                                     -----------  -----------  ---------  -----------  -------------
                                                                    (UNAUDITED)         (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss.........................  $(1,224,917) $(2,512,208) $(914,431) $(2,063,907)  $(7,257,187)
                                     -----------  -----------  ---------  -----------  -------------
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
    Depreciation and
      amortization.................       23,541       71,726      6,077       56,551       163,626
    Amortization of deferred
      financing costs..............      --           220,417    105,417       36,963       257,380
    Issuance of debt for services
      rendered.....................      --           --          --          --             72,774
    Issuance of stock for services
      rendered.....................      --           --          --          300,078       300,078
    Issuance of stock for loan
      commitment...................      --           --          --          300,078       300,078
    Deferred registration costs
      written off..................      --           352,966     --          --            352,966
    Amortization of bridge
      financing discount...........      --           251,563    120,313      210,937       462,500
    Changes in assets and
      liabilities:
      (Increase) decrease in
        assets:
        Accounts receivable........      --            (6,730)    (1,100)     (74,471)      (81,201)
        Inventory..................       (1,813)        (855)   (12,289)     (40,573)      (44,491)
        Prepaid expenses and other
          current assets...........        5,676       (6,558)   (21,644)     (11,400)      (23,057)
        Other assets...............       (6,991)       1,390     --          --             (7,571)
      Increase (decrease) in
        liabilities:
        Accounts payable...........      320,810          942    (85,042)     222,451       620,848
        Accrued expenses...........      219,391      458,850     82,368      402,258     1,154,158
                                     -----------  -----------  ---------  -----------  -------------
          TOTAL ADJUSTMENTS........      560,614    1,343,711    194,100    1,402,872     3,528,088
                                     -----------  -----------  ---------  -----------  -------------
          NET CASH USED IN
            OPERATING ACTIVITIES...     (664,303)  (1,168,497)  (720,331)    (661,035)   (3,729,099)
                                     -----------  -----------  ---------  -----------  -------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures.............  $   (23,980) $   (78,231) $ (49,402) $   (12,693)  $  (173,389)
  Software development costs.......     (110,152)     (21,936)   (21,936)     --           (226,696)
                                     -----------  -----------  ---------  -----------  -------------
  NET CASH USED IN INVESTING
    ACTIVITIES.....................     (134,132)    (100,167)   (71,338)     (12,693)     (400,085)
                                     -----------  -----------  ---------  -----------  -------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Issuance of common stock.........          250      --          --          --              1,000
  Deferred registration
    costs--original................     (200,711)    (152,255)   (29,289)     --           (352,966)
  Deferred registration
    costs--current.................      --          (228,912)  (340,900)    (399,234)     (628,146)
  Deferred financing costs.........      --          (248,644)    --          (63,476)     (312,120)
  Borrowings on line of credit.....      600,000      --          --          --            600,000
  Proceeds from the issuance of
    notes to stockholders..........      388,931      685,000     --          967,499     3,439,680
  Payments on notes to
    stockholders...................      --           (10,000)    --          (22,500)      (32,500)
  Payments on bridge financing.....      --           --          --       (1,250,000)   (1,250,000)
  Proceeds from the issuance of
    bridge financing...............      --         1,250,000  1,250,000    1,500,000     2,750,000
                                     -----------  -----------  ---------  -----------  -------------
    NET CASH PROVIDED BY FINANCING
      ACTIVITIES...................      788,470    1,295,189    879,811      732,289     4,214,948
                                     -----------  -----------  ---------  -----------  -------------
NET INCREASE (DECREASE) IN CASH....       (9,965)      26,525     88,142       58,561        85,764
CASH, BEGINNING OF PERIOD..........       10,643          678        678       27,203       --
                                     -----------  -----------  ---------  -----------  -------------
CASH, END OF PERIOD................  $       678  $    27,203  $  88,820  $    85,764   $    85,764
                                     -----------  -----------  ---------  -----------  -------------
                                     -----------  -----------  ---------  -----------  -------------

SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
  Cash paid during the period for:
    Interest.......................  $    12,578  $    53,076  $  23,980  $   118,115   $   195,659
                                     -----------  -----------  ---------  -----------  -------------
                                     -----------  -----------  ---------  -----------  -------------
    Income taxes...................  $   --       $   --       $  --      $   --        $   --
                                     -----------  -----------  ---------  -----------  -------------
                                     -----------  -----------  ---------  -----------  -------------

SUPPLEMENTAL NONCASH INVESTING AND FINANCING INFORMATION:

  Loans totaling $500,000 were converted into capital contributions in 1995.

  Notes receivable for $30,000 were obtained in 1996 in connection with the issuance of common stock.

  Loans payable of $300,000 and accrued interest of $30,000 were extinguished in 1996 with the issuance of common stock.

  Loans payable of $550,000 were extinguished in 1997 with the issuance of common stock.

  Notes receivable of $25,000 were cancelled in 1998 upon forfeiture of common stock.

    See accompanying summary of significant accounting policies and notes to financial statements.

                         AMERICAN CARD TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              (INFORMATION AS OF JUNE 30, 1998 AND FOR THE PERIODS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

ORGANIZATION AND BUSINESS

    The financial statements include the accounts of American Card Technology, Inc. (a development stage company) (the "Company") and its majority-owned Canadian subsidiary, which was formed in June 1996 and whose results of operations have been immaterial through June 30, 1998. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company, a Delaware corporation, was incorporated on June 21, 1994 to design, develop and market high security, flexible multiple application smart card systems.

    The Company is in the development stage and its activities to date have been limited to organizational activities including developing a business plan, hiring personnel and developing and enhancing its proprietary smart card technology and software, and it has only recently commenced the limited marketing of its smart card systems. Revenues to date, which have been received from few customers, have been immaterial.

    Certain stock splits were effected in 1996 and 1998 (see Note 8) and reflected retroactively in these financial statements.

REVENUE RECOGNITION

    The Company recognizes revenue upon the shipment of products or the performance of services.

USE OF ESTIMATES

    In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash, accounts payable, accrued expenses, short-term notes payable to banks and the bridge financings approximate fair value because of the short-term nature of these items. It was not considered practical to determine the current fair value of the notes payable to stockholders and affiliates.

EQUIPMENT

    Equipment is stated at cost, less accumulated depreciation. Depreciation is computed over the estimated useful lives (3 to 5 years) of the assets using declining balance methods.

INCOME TAXES

    The Company was an S corporation and, accordingly, income or losses were not subject to corporate income taxes, rather the amounts of taxable income or loss were passed through to its stockholders.

                         AMERICAN CARD TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              (INFORMATION AS OF JUNE 30, 1998 AND FOR THE PERIODS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

INCOME TAXES (CONTINUED)
    In June 1996, the Company became a C corporation. No deferred taxes resulted from this change in tax status. Deferred tax assets and/or liabilities are recorded for the expected future tax consequences of temporary differences between the tax basis and financial reporting basis of assets and liabilities. At December 31, 1997, deferred tax assets of approximately $1,200,000 relating primarily to net operating losses of approximately $2,741,000 (and which expire through 2012), have been offset by a valuation reserve since the utilization of this asset cannot be determined.

SOFTWARE DEVELOPMENT COSTS

    Software development costs for products and certain product enhancements are capitalized subsequent to the establishment of their technological feasibility (as defined in Statement of Financial Accounting Standards ("SFAS") No. 86) based upon the existence of working models of the products which are ready for initial customer testing. Costs incurred prior to such technological feasibility or subsequent to a product's general release to customers are expensed as incurred. During 1995, the technological feasibility of the Company's basic products was established and the Company incurred and capitalized costs totaling $226,696 through June 30, 1997. Amortization of these costs commenced on July 1, 1997 and these costs are being amortized over 3 years. Amortization expense is included in cost of sales and for the year ended December 31, 1997 and the six months ended June 30, 1998 totalled $38,000 and $38,000, respectively.

DEFERRED COSTS

    Costs associated with the first bridge financing described in Note 4(a) were deferred and were amortized, commencing in January 1997, over the life of the debt (one year).

    Costs associated with the second bridge financing described in Note 4(b) have been deferred and are being amortized, commencing in February 1998, over the anticipated life of the debt (six months).

    Costs associated with an earlier planned initial public offering (totaling $352,996) were written off in 1997 when the offering did not occur and are included in interest and financing costs, net.

    Costs associated with the Company's currently planned initial public offering have been deferred and will be charged to equity upon the successful closing of the offering or written off to expense if the offering is not successful. Costs associated with the Company's planned debt offering have been deferred and will be amortized over the life of the debt upon closing or written-off to expense if the offering is not successful.

LOSS PER COMMON SHARE

    Effective for the year ended December 31, 1997, the Company adopted SFAS No. 128, "Earnings Per Share" ("SFAS 128"). In accordance with SFAS 128, the Company is required to provide basic and dilutive loss per common share information.

    The basic loss per common share is computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding.

                         AMERICAN CARD TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              (INFORMATION AS OF JUNE 30, 1998 AND FOR THE PERIODS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

LOSS PER COMMON SHARE (CONTINUED)
    Diluted loss per common share is computed by dividing the net loss available to common shareholders, adjusted on an as-if-converted basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

    For the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998, potential dilutive securities had an anti-dilutive effect and, accordingly, were not included in the calculation of diluted loss per common share. The assumed exercise of options and warrants may impact diluted earnings per common share in future periods.

    The adoption of SFAS 128 had no effect on net loss per common share for the year ended December 31, 1996, accordingly, no restatement was necessary.

LONG-LIVED ASSETS

    Long-lived assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to their fair value. This policy is in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", which became effective for fiscal 1996. No write-downs have been necessary through June 30, 1998.

STOCK-BASED COMPENSATION

    The Company accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount the employee must pay to acquire the stock. The Company adopted the disclosure provision of SFAS 123,"Accounting for Stock-Based Compensation" and will disclose (beginning in 1998, when employee options were granted) the pro forma amounts of net income and earnings per share as if the fair value based method of accounting had been applied.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    In the opinion of the Company's management, the balance sheet as of June 30, 1998, the statements of operations and cash flows for the six months ended June 30, 1997 and 1998 (and the period from inception to June 30, 1998), and the statement of stockholders' deficit for the six months ended June 30, 1998 contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results for the year ending December 31, 1998.

                         AMERICAN CARD TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

              (INFORMATION AS OF JUNE 30, 1998 AND FOR THE PERIODS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. BASIS OF PRESENTATION

    The accompanying financial statements have been prepared assuming the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of operations. Since inception, the Company has been involved in organizational activities. The Company's ultimate ability to attain profitable operations is dependent upon obtaining additional financing adequate to complete its development activities, and to achieve a level of sales adequate to support its cost structure. Through December 31, 1997, the Company has incurred losses totaling $5,193,280 and, at December 31, 1997, has deficiencies in working capital and equity of $4,066,580 and $3,549,780, respectively. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    In 1996, the Company entered into a letter of intent with an underwriter for a private placement of debt and equity securities and a subsequent initial public offering of equity securities. In January 1997, a private placement was consummated (see Note 4(a)) and the Company received gross proceeds of $1,250,000. Certain debt was converted to equity upon consummation of this private placement (see Note 8). The initial public offering did not occur as originally planned, and all costs previously deferred in connection with that offering were written off.

    In February 1998, a second private placement was consummated (see Note 4(b)) and the Company utilized substantially all of the gross proceeds of $1,500,000 to redeem the debt incurred and accrued interest thereon from the January 1997 private placement. The Company is currently attempting to raise capital from various sources including an anticipated initial public offering ("IPO") and a debt offering. In 1997, the Company entered into a letter of intent with another underwriter for an initial public offering of equity securities. However, there can be no assurance that the Company will be successful in consummating its plans, or that such plans, if consummated, will enable the Company to attain profitable operations or continue as a going concern.

2. NOTES PAYABLE TO BANKS

    At December 31, 1997 and June 30, 1998, the Company had lines of credit with banks. The loans bear interest at the respective banks' prime interest rates and are due on demand or through December 1998. Borrowings of $300,000 under the lines of credit are secured by certificates of deposit of one of the Company's stockholders held by the banks. Another stockholder has guaranteed the balance of the loans.

3. NOTES PAYABLE TO STOCKHOLDERS

    Notes payable to stockholders totaling $1,184,956 at December 31, 1997 and $2,129,956 at June 30, 1998, bear interest at 10% per annum and were originally payable on demand. The due dates of these notes have been extended to the earlier of January 1, 2001 or the closing of a subsequent debt financing. These notes have been used to finance operations. Notes totaling $500,000 were converted to equity in 1995 and notes totaling $550,000 were converted to equity in January 1997.

    In February 1998, in connection with the bridge financing (see Note 4(b)), the Company entered into Director Loan Agreements with two shareholders pursuant to which each of the shareholders committed

                         AMERICAN CARD TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION AS OF JUNE 30, 1998 AND FOR THE PERIODS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

3. NOTES PAYABLE TO STOCKHOLDERS (CONTINUED) to loan $450,000 ($900,000 in total) to the Company to be used for working capital and certain costs of the anticipated IPO. In consideration for this commitment, each of the shareholders were granted 19,313 shares of common stock of the Company and warrants to purchase 19,313 shares of common stock at an exercise price of 85% of the market price of the common stock on the exercise date. The Company included $300,116 in financing costs in the period ended June 30, 1998 for these securities. Pursuant to each Director Loan Agreement, the Company shall have the right to draw down advances from each of the shareholders as funds are required. Any amounts advanced will bear interest at a rate of ten percent (10%) per annum and will be due and payable in full on the earlier of
(i) January 1, 2001, and (ii) the closing of a debt offering by the Company.

    Interest expense to stockholders totaled approximately $114,000, $74,000, $39,000 and $78,000 for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively.

4. BRIDGE FINANCING

    (a) In January 1997, the Company received $1,020,000, net of costs of $230,000, through a private placement of 25 units (the "1997 Units"), at a cost of $50,000 per 1997 Unit. Each 1997 Unit consisted of: (i) an unsecured nonnegotiable promissory note in the principal amount of $50,000, bearing interest at the rate of 9% per annum, payable semi-annually in arrears, and maturing on the earlier date to occur of: (a) the first anniversary of the initial closing (the "Initial Bridge Closing") of such bridge financing; and (b) the consummation of an IPO of the Company's securities registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; (ii) 7,725 shares of common stock of the Company, and (iii) warrants exercisable until the fifth anniversary of the Initial Bridge Closing to purchase 38,625 shares of common stock (the "Bridge Warrant Shares") at an exercise price of $2.59 per Bridge Warrant Share, subject to adjustment in certain circumstances. A total of $262,500 of the private placement funds was assigned to the value of the common stock and warrants, which resulted in an effective interest rate of 30% on the notes.

    In February 1998, the Company repurchased all of the 1997 Units and paid related accrued interest with proceeds obtained from a second private placement bridge financing (see Note 4(b)).

    (b) In February 1998 the Company received $1,490,000, net of costs of $10,000, through a private placement of 30 units (the "1998 Units"), at a cost of $50,000 per 1998 Unit (each a "Bridge Note"). Substantially all of the proceeds were utilized to repurchase the 1997 Units and related accrued interest (see Note 4(a)). Each 1998 Unit consists of: (i) an unsecured nonnegotiable promissory note in the principal amount of $50,000, bearing interest at the rate of 10% per annum, payable annually in arrears, and providing for a loan fee payable upon payoff of the Bridge Note in an amount equal to $5,000 less interest accrued during the first year through the date of payoff. The Bridge Note shall mature on the earlier date to occur of: (a) the third anniversary of the final closing (the "Bridge Closing") of such bridge financing; and (b) the consummation of an IPO of the Company's securities registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; (ii) 3,863 shares of common stock of the Company and (iii) warrants exercisable until the sixth anniversary of the Bridge Closing to purchase 3,863 shares of common stock (the "Bridge Warrant Shares") at an exercise price of 80% (subsequently amended to 85%) of the market price of the Company's common stock on the exercise

                         AMERICAN CARD TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION AS OF JUNE 30, 1998 AND FOR THE PERIODS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

4. BRIDGE FINANCING (CONTINUED)
date per Bridge Warrant Share. A total of $300,000 of the private placement funds was assigned to the value of the common stock and warrants, resulting in a 30% effective rate on the debt.

5. LICENSE AGREEMENTS

    (a) In 1995, the Company acquired a license for certain technology rights. The total cost was $296,000; $148,000 of which was paid upon signing the agreement and $148,000 which was payable in various amounts through December 31, 1996. Subsequent to June 30, 1996, the Company paid $20,000 under the agreement. The recoverability of this fee was in question and, in 1996, the Company determined that it would not utilize the technology acquired in this license and terminated the agreement and future obligations thereunder. The licensor agreed on December 2, 1996 to waive all future obligations, including the $128,000 remaining balance of the license fee.

    In 1995, the Company wrote off the portion of the license fee paid in cash ($148,000) and recorded an asset and liability for the remaining balance due under the agreement. In 1996, the asset was written off and the liability was reduced by $128,000. The balance ($20,000) was expensed.

    (b) In March 1998, the Company entered into an agreement with a company located in Israel to purchase an operating system to be utilized with its smart card systems. The operating system will cost $100,000 and provides for two years of technical support and development costs of an additional $450,000 plus royalties ranging from $.125 to $.25 for each smart card sold by the Company that incorporates the operating system. In addition, commencing December 1997, the Company is obligated to pay $18,000 per month for technical services related to the development of the operating system. Through June 30, 1998, the Company has incurred $126,000 relating to these technical services which are included in research and development expense. All amounts due under this agreement must be paid no later than November 1, 1998.

6. RELATED PARTY TRANSACTIONS

    In addition to the notes payable to stockholders (see Note 3), the Company had an agreement to pay a fee of $1,000 per month to a company owned by the Company's chief executive officer (who is a major stockholder). The agreement commenced July 1, 1994 and concluded December 31, 1997, and covered accounting and various other general and administrative services performed for the Company. At December 31, 1997 and June 30, 1998, $42,000 and $42,000, respectively, are payable to this affiliate for these services.

7. COMMITMENTS

    LEASE

    The Company rents office space in Atlanta, Georgia. Commencing December 1996, the Company entered into a new lease which provides for annual rent of approximately $36,000 through January 31, 2000.

                         AMERICAN CARD TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION AS OF JUNE 30, 1998 AND FOR THE PERIODS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

7. COMMITMENTS (CONTINUED)
    Rent charged to operations was approximately $17,000, $36,000, $18,000 and $18,000 for the years ended December 31, 1996 and 1997, and the six months ended March 31, 1997 and 1998, respectively.

    EMPLOYMENT CONTRACTS

    As of June 30, 1998, the Company had entered into employment agreements with three of its executive officers. The agreements become effective upon the closing of the Company's IPO and provide for aggregate salaries up to $700,000 per year for a term of five years.

8. STOCKHOLDERS' DEFICIT

    The Company's founders capitalized the Company in 1994 with $1,000. Certain stockholders either individually or through trusts have loaned funds to the Company since its incorporation. In 1995, loans totaling $500,000 were converted to capital. In connection with the consummation in January 1997 of the private placement for the financing, loans totaling $550,000 were converted to 169,950 shares of common stock ($3.24 per share) (see Note 3).

    In January 1996, the Company sold 185,400 shares of stock for notes totaling $30,000. The notes bear interest at 8% per annum and were payable on July 1, 1997. In 1998, 154,500 shares of stock were returned to the Company and the related note, totaling $25,000, was forgiven.

    In July 1996, the Company issued 370,800 shares of common stock to retire the $300,000 note payable to an affiliate and related accrued interest of $30,000 ($.89 per share) (see Note 3).

    On January 2, 1996, the Company effected a split of its common stock of 4.06-for-1. On December 11, 1996, the Company (i) increased its authorized shares of common stock from 1,500 to 20,000,000; (ii) authorized 1,000,000 shares of preferred stock to be issued at the discretion of the Board of Directors; (iii) changed the common stock from no par value to $.001 par value; and (iv) effected a split of its common stock of 2,500-for-1. On July 9, 1998, the Company effected a split of its common stock of 1.545-for-1. All share amounts have been retroactively adjusted to reflect the stock splits.

    In December 1996, the Company granted options to acquire 154,500 shares of its common stock to an affiliate. The options had an exercise price of $3.24 per share (subsequently increased to $7.77 per share), are immediately exercisable and have a term of 10 years. The estimated fair value of these options at their date of grant was immaterial.

    In December 1996, the Company adopted the 1996 Stock Option Plan, pursuant to which 417,150 shares of the Company's common stock may be granted to its employees, directors and consultants. The option exercise price will be no less than the fair value of the common stock at the date of grant. The options will include vesting provisions and generally have ten year maturity periods. The Company also adopted the 1996 Non-employee Director Stock Option Plan for its non-employee directors pursuant to which 46,350 shares of common stock may be granted. Through December 31, 1997, no options under either of these plans have been granted.


    Through June 30, 1998, the Company has issued 158,363 options under the 1996 Stock Option Plan at an exercise price of $7.77 per share, which will vest over four years and 19,313 options under the 1996 Non-

                         AMERICAN CARD TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

              (INFORMATION AS OF JUNE 30, 1998 AND FOR THE PERIODS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

8. STOCKHOLDERS' DEFICIT (CONTINUED)
employee Director Stock Option Plan at an exercise price of $7.77, which vested upon issuance. The fair value of the non-employee director options were immaterial.

    In February 1998, the Company issued 38,625 shares of common stock and warrants to purchase 77,250 shares of common stock, at an exercise price of 80% (subsequently amended to 85%) of the market price of the common stock on the date of exercise, to an affiliated company of the Company's general counsel in consideration for corporate legal services rendered. The Company expensed $300,116 in connection with this transaction which has been included in general and administrative expenses.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     3
Risk Factors..............................................................     9
Use of Proceeds...........................................................    20
Dividend Policy...........................................................    21
Dilution..................................................................    21
Capitalization............................................................    23
Selected Financial Data...................................................    24
Plan of Operation.........................................................    25
Business..................................................................    32
Management................................................................    42
Principal Stockholders....................................................    48
Certain Transactions......................................................    49
Description of Securities.................................................    53
Shares Eligible for Future Sale...........................................    55
Underwriting..............................................................    57
Legal Matters.............................................................    58
Experts...................................................................    58
Additional Information....................................................    58
Index to Financial Statements.............................................   F-2


                            ------------------------

    UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                 AMERICAN CARD
                                TECHNOLOGY, INC.


                               MINIMUM OFFERING:
                         454,600 SHARES OF COMMON STOCK



                               MAXIMUM OFFERING:
                         648,900 SHARES OF COMMON STOCK


                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102(b) of the Delaware General Corporation Law ("Delaware Law") permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the fullest extent permitted by Delaware Law.

    Section 145 of Delaware Law ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any nonderivative suit or proceeding, if they acted in good faith and in a manner they reasonably believe to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

    With respect to derivative actions, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense of settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 ( the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

    The Company's Bylaws provide that the Company shall indemnify officers and directors, and to the extent authorized by the Board of Directors, employees and agents of the Company, to the fullest extent permitted by and in the manner permissible under the laws of the State of Delaware. The Bylaws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

    The Company intends to enter into and execute indemnity agreements with present and future directors for indemnification to the fullest extent permitted by law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses in connection with the sale of the Common Stock. All amounts are estimated. The Company has prepaid all such fees.

SEC Filing Fee..............................................  $2,107
Blue Sky Expenses...........................................  21,340
Accounting Fees and Expenses................................  30,000
Legal Fees and Expenses.....................................  42,500
Legal Writing (outsourced)..................................  20,000
Postage.....................................................  15,000
Printing Fees...............................................  30,000
Escrow Agent Fees...........................................  10,000
Transfer Agent Fees.........................................  10,000
Due Diligence Fees..........................................  30,000
Underwriting Fees...........................................  25,000

TOTAL.......................................................  $235,947

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    The Registrant has issued securities without registration under the Securities Act of 1933, as amended (the "Securities Act"), in the following transactions:


    In July 1996, loans to the registrant in the aggregate principal amount of $300,000 (plus interest of $29,738) made by the President, Chief Executive Officer and sole director of a subsidiary of the Registrant were converted, pursuant to an agreement between the Company and such individual, into an aggregate of 370,800 shares of Common Stock.



    In December 1996, the Registrant issued to an entity owned by certain affiliates and directors of the Registrant an option to purchase 154,500 shares of Common Stock at an exercise price of $3.24 per share which has since been increased to $7.77 per share and assigned to Mr. Roncari.



    In connection with the Bridge Financing, in January 1997, loans in an aggregate principal amount of $550,000 by the founders of the Registrant were converted into an aggregate of 169,952 shares of Common Stock.



    In January 1996, the Company sold 154,500 shares of Common Stock to Stephen
S. Weisglass at a price of $.16 per share. Mr. Weisglass became a director of the Company in November 1996. In July 1997, Mr. Weisglass resigned from the Board. His shares were subsequently transferred to Beter at the direction of the Company, and then distributed as part of the 1998 Private Placement.



    In January 1996 the Registrant sold 30,900 shares to Richard Shelton at a price of $0.16 per share. The registrant received a note in the amount of $5,000 from Dr. Shelton. This note has been satisfied by offset against amounts owed by the Company to Mr. Shelton for expenses incurred by Mr. Shelton as a sales consultant to the Company.



    In January 1997, pursuant to the 1997 Private Placement, the Company completed the sale to 23 private investors (including certain officers and directors of the Company) of 25 1997 Units. Each 1997 Unit consisted of (i) one 1997 Bridge Note; (ii) 7,725 1997 Bridge Shares; and (iii) 38,625 1997 Bridge Warrants. The purchase price per 1997 Unit was $50,000. Such 1997 Bridge Notes, 1997 Bridge Shares and 1997 Bridge Warrants were repurchased by the Company as part of the 1998 Private Placement.



    In January 1997, in connection with the 1997 Private Placement, the Company borrowed from Messrs. Perl, Rothstein and Roncari $175,000 and issued to them 1997 Bridge Notes in such aggregate principal amount, an aggregate of 27,038 1997 Bridge Shares and 135,188 1997 Bridge Warrants. Such 1997

Bridge Notes, 1997 Bridge Shares and 1997 Bridge Warrants were repurchased by the Company as part of the 1998 Private Placement.


    In March 1998, the Company entered into the 1998 Private Placement, through which the Company completed the sale to fourteen private investors (including certain officers and directors of the Company) of 30 Units, each Unit consisting of (i) one Bridge Note; (ii) 3,863 Bridge Shares; and (iii) 3,863 Bridge Warrants. The purchase price per Unit was $50,000



    On March 15, 1995 Messrs. Roncari and Rothstein recharacterized $500,000 of loans to the Registrant as paid in capital. This capital contribution was allocated equally among the Original Stockholders in consideration for which Messrs. Findley and Perl subsequently transferred 38,625 shares of common stock to Mr. Roncari and the Rothstein Trust.



    In conjunction with the closing of the 1998 Private Placement, the Company issued 38,625 shares of Common Stock and the Chapman Option to Chapman Group LLC, a company affiliated with Cohn & Birnbaum P.C., general counsel to the Company. These shares and options were issued in partial consideration for services rendered by Cohn & Birnbaum P.C. from the date of the Company's inception through the closing of an IPO by the Company and in consideration for the deferral of fees at different times during such same time period.



    In conjunction with the closing of the 1998 Private Placement, the Company entered into Director Loan Agreements with each of Harold Rothstein and Raymond
A. Roncari pursuant to which Messrs. Rothstein and Roncari each committed to loan $450,000 (for a total of $900,000) to the Company to be used for working capital and certain costs of the anticipated IPO. These amounts, together with approximately $155,000 of the proceeds of the 1998 Private Placement, were used to fund certain costs of this Offering, and provide required working capital. In consideration for this commitment, Messrs. Rothstein and Roncari were each granted 19,313 shares of Common Stock of the Company and 19,313 Commitment Warrants.


ITEM 27. EXHIBITS


 EXHIBIT
 NUMBER                                            DESCRIPTION OF DOCUMENT
---------  -------------------------------------------------------------------------------------------------------
1.1        Underwriting Agreement / Registrant and Rockcrest Securities, LLC., Incorporated by Reference.

3.1        Articles of Incorporation of Registrant, Incorporated by Reference.

3.2        By-Laws of Registrant, Incorporated by Reference.

3.2.1      Amended By-laws of Registrant.

4.1        Sample Certificate for Common Stock, Incorporated by Reference.

5.1        Opinion of Counsel regarding Legality, Incorporated by Reference.

5.1.1      Opinion of Counsel regarding Legality, Dated August 24, 1998.

8.1        Opinion of BDO Seidman, LLP., Incorporated by Reference.

8.1.1      Opinion of BDO Seidman, LLP.

9.1        Voting Trust Agreement for Lawrence O. Perl, Incorporated by Reference.

9.1.1      Amended, Voting Trust Agreement for Lawrence O. Perl.

9.2        Voting Trust Agreement for Harold Rothstein, Incorporated by Reference.

10.1       Employment Agreement between the Registrant and Lawrence O. Perl, revised.

10.2       Employment Agreement between the Registrant and Raymond Findley, Jr., Incorporated by Reference.

 EXHIBIT
 NUMBER                                            DESCRIPTION OF DOCUMENT
---------  -------------------------------------------------------------------------------------------------------
10.3       Employment Agreement between the Registrant and Robert H. Dixon, revised.

10.3.1     Employment Agreement between the Registrant and Frank S. Fuino, Jr.

10.4       Escrow Agreement, Bank of New York, Incorporated by Reference.

10.7.1     Subscription Agreement for American Card Technology, Inc., Incorporated by Reference.

10.7.2     Stock Option Agreement (warrant), Chapman Group, LLC., Incorporated by Reference.

10.7.2.1   Amended, Stock Option Agreement (warrant), Chapman Group, LLC.

10.7.3     Stock Option Agreement (warrant), Harold Rothstein, Incorporated by Reference.

10.7.3.1   Amended, Stock Option Agreement (warrant), Harold Rothstein.

10.7.4     Stock Option Agreement (warrant), Raymond Roncari, Incorporated by Reference.

10.7.4.1   Amended, Stock Option Agreement (warrant), Raymond Roncari.

10.8.1     Stock Option Agreement for non-employees and Amendment, Lilly Beter, Incorporated by Reference.

10.8.2     Stock Option Agreement / non-employees and Amendment, Harold Rothstein, Incorporated by Reference.

10.8.3     Stock Option Agreement / non-employees and Amendment, Raymond Roncari, Incorporated by Reference.

10.8.4     Stock Option Agreement for non-employees and Amendment, Bruce Bonadies, Incorporated by Reference.

10.8.5     Stock Option Agreement for non-employees and Amendment, Gordon Walker, Incorporated by Reference.

10.8.6     1996 Nonemployee Director's Stock Option Plan, Incorporated by Reference.

10.8.6.1   Amended, 1996 Nonemployee Director's Stock Option Plan.

10.8.7     1996 Stock Option Plan for Employees, Incorporated by Reference.

10.8.7.1   Amended, 1996 Stock Option Plan for Employees.

10.8.8     Director Loan Agreement, Harold Rothstein, revised.

10.8.9     Director Loan Agreement, Raymond Roncari, revised.

10.9.1     Agreement with Softchip Israel and Registrant, revised.

10.9.1.1   Amended, Agreement with Softchip Israel and Registrant.

10.9.2     Agreement with Softchip Technology (3000) Ltd. and Registrant, Incorporated by Reference.

10.9.3     Stock Option Agreement and Amendment, Shreveport Acquisition Corp., Incorporated by Reference.

10.9.3.1   Amended, Stock Option Agreement, Amendment and second Amendment, Shreveport Acquisition Corp.

10.9.4     Amended, Stock Option Agreement for employee, Robert Dixon.

10.9.5     Amended, Stock Option Agreement for employee, Michael Pate.

10.9.6     Amended, Stock Option Agreement for employee, Robert Patten.

10.9.7.1   Amended, Stock Option Agreement for employee, Shawn Nixon.

10.9.7.2   Amended, Stock Option Agreement for employee, Jeremy Zela.

10.9.7.3   Stock Option Agreement for employee, Phyllis Burke.

10.9.8     Stock Option Agreement for employee, Robert Cartagine.

10.9.9     Stock Option Agreement for employee, Frank S. Fuino, Jr.

 EXHIBIT
 NUMBER                                            DESCRIPTION OF DOCUMENT
---------  -------------------------------------------------------------------------------------------------------
23.1       Consent of Independent Accountant, BDO Seidman, LLP., Incorporated by Reference.

23.1.1     Consent of Independent Accountant, BDO Seidman, LLP, Dated August 20, 1998.

23.2       Consent of Legal Counsel, Bartz & Bartz (Opinion is filed as Exhibit 5.1), Incorporated by Reference.

23.2.1     Consent of Legal Counsel, Bartz & Bartz (Opinion is filed as Exhibit 5.1), Dated August 24, 1998.

23.3       Consent of Underwriter, Rockcrest Securities L. L. C., Incorporated by Reference.

23.3.1     Consent of Underwriter, Rockcrest Securities L. L. C., Dated August 24, 1998.

27.0       Financial Data Schedule, Revised.

99.1       Dual Smart Card Access, Patent Number # TX 3-639-032 for ACTI, Incorporated by Reference.

99.2       Rothstein personal guarantee, revised.

99.3       Database Services Agreement and Addendum (Florida).

99.4       Falcetta, Wachtel & Knochenhauer, LLC. Regarding American Card Technology, Inc.


ITEM 28. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

        (i) Include any prospectus required by section 10(a)(3) of the Act,

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement, and

       (iii) Include any additional or changed material information on the plan of distribution;

    (2) For determining liability under the Act, treat such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the forgoing provisions , or otherwise, the small business issuer has been advised that in the opinion of the Securities and exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Hartford, Connecticut, on August 21st , 1998.

                                AMERICAN CARD TECHNOLOGY, INCORPORATED

                                By:             /s/ LAWRENCE O. PERL
                                     -----------------------------------------
                                                 Lawrence O. Perl,
                                              CHIEF EXECUTIVE OFFICER

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 was signed by the following persons in the capacities and on the dates stated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ LAWRENCE O. PERL
------------------------------  Chief Executive Officer,      August 21, 1998
       Lawrence O. Perl           Chairman of Board

   /s/ RAYMOND FINDLEY, JR.
------------------------------  President, Chief Operating    August 21, 1998
     Raymond Findley, Jr.         Officer, Director

   /s/ FRANK S. FUINO, JR.
------------------------------  Chief Financial Officer       August 21, 1998
     Frank S. Fuino, Jr.

     /s/ HAROLD ROTHSTEIN
------------------------------  Director                      August 21, 1998
       Harold Rothstein

     /s/ RAYMOND RONCARI
------------------------------  Director                      August 21, 1998
       Raymond Roncari

       /s/ LILLY BETER
------------------------------  Corporate Secretary,          August 21, 1998
         Lilly Beter              Director

    /s/ BRUCE R. BONADIES
------------------------------  Director                      August 21, 1998
      Bruce R. Bonadies

     /s/ GORDON W.WALKER
------------------------------  Director                      August 21, 1998
       Gordon W. Walker

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                        DESCRIPTION OF DOCUMENT
---------  -----------------------------------------------------------------------------------------------
 1.1       Underwriting Agreement / Registrant and Rockcrest Securities, LLC., Incorporated by Reference.

 3.1       Articles of Incorporation of Registrant, Incorporated by Reference.

 3.2       By-Laws of Registrant, Incorporated by Reference.

 3.2.1     Amended By-laws of Registrant.

 4.1       Sample Certificate for Common Stock, Incorporated by Reference.

 5.1       Opinion of Counsel regarding Legality, Incorporated by Reference.

 5.1.1     Opinion of Counsel regarding Legality, Dated August 24, 1998.

 8.1       Opinion of BDO Seidman, LLP., Incorporated by Reference.

 8.1.1     Opinion of BDO Seidman, LLP.

 9.1       Voting Trust Agreement for Lawrence O. Perl, Incorporated by Reference.

 9.1.1     Amended, Voting Trust Agreement for Lawrence O. Perl.

 9.2       Voting Trust Agreement for Harold Rothstein, Incorporated by Reference.

10.1       Employment Agreement between the Registrant and Lawrence O. Perl, revised.

10.2       Employment Agreement between the Registrant and Raymond Findley, Jr., Incorporated by
             Reference.

10.3       Employment Agreement between the Registrant and Robert H. Dixon, revised.

10.3.1     Employment Agreement between the Registrant and Frank S. Fuino, Jr.

10.4       Escrow Agreement, Bank of New York, Incorporated by Reference.

10.7.1     Subscription Agreement for American Card Technology, Inc., Incorporated by Reference.

10.7.2     Stock Option Agreement (warrant), Chapman Group, LLC., Incorporated by Reference.

10.7.2.1   Amended, Stock Option Agreement (warrant), Chapman Group, LLC.

10.7.3     Stock Option Agreement (warrant), Harold Rothstein, Incorporated by Reference.

10.7.3.1   Amended, Stock Option Agreement (warrant), Harold Rothstein.

10.7.4     Stock Option Agreement (warrant), Raymond Roncari, Incorporated by Reference.

10.7.4.1   Amended, Stock Option Agreement (warrant), Raymond Roncari.

10.8.1     Stock Option Agreement for non-employees and Amendment, Lilly Beter, Incorporated by Reference.

10.8.2     Stock Option Agreement/non-employees and Amendment, Harold Rothstein, Incorporated by
             Reference.

10.8.3     Stock Option Agreement/non-employees and Amendment, Raymond Roncari, Incorporated by Reference.

10.8.4     Stock Option Agreement for non-employees and Amendment, Bruce Bonadies, Incorporated by
             Reference.

10.8.5     Stock Option Agreement for non-employees and Amendment, Gordon Walker, Incorporated by
             Reference.

10.8.6     1996 Nonemployee Director's Stock Option Plan, Incorporated by Reference.

10.8.6.1   Amended, 1996 Nonemployee Director's Stock Option Plan.

10.8.7     1996 Stock Option Plan for Employees, Incorporated by Reference.

10.8.7.1   Amended, 1996 Stock Option Plan for Employees.

 EXHIBIT
 NUMBER                                        DESCRIPTION OF DOCUMENT
---------  -----------------------------------------------------------------------------------------------
10.8.8     Director Loan Agreement, Harold Rothstein, revised.

10.8.9     Director Loan Agreement, Raymond Roncari, revised.

10.9.1     Agreement with Softchip Israel and Registrant, revised.

10.9.1.1   Amended, Agreement with Softchip Israel and Registrant.

10.9.2     Agreement with Softchip Technology (3000) Ltd. and Registrant, Incorporated by Reference.

10.9.3     Stock Option Agreement and Amendment, Shreveport Acquisition Corp., Incorporated by Reference.

10.9.3.1   Amended, Stock Option Agreement, Amendment and second Amendment, Shreveport Acquisition Corp.

10.9.4     Amended, Stock Option Agreement for employee, Robert Dixon.

10.9.5     Amended, Stock Option Agreement for employee, Michael Pate.

10.9.6     Amended, Stock Option Agreement for employee, Robert Patten.

10.9.7.1   Amended, Stock Option Agreement for employee, Shawn Nixon.

10.9.7.2   Amended, Stock Option Agreement for employee, Jeremy Zela.

10.9.7.3   Stock Option Agreement for employee, Phyllis Burke.

10.9.8     Stock Option Agreement for employee, Robert Cartagine.

10.9.9     Stock Option Agreement for employee, Frank S. Fuino, Jr.

23.1       Consent of Independent Accountant, BDO Seidman, LLP., Incorporated by Reference.

23.1.1     Consent of Independent Accountant, BDO Seidman, LLP, Dated August 20, 1998.

23.2       Consent of Legal Counsel, Bartz & Bartz (Opinion is filed as Exhibit 5.1), Incorporated by
             Reference.

23.2.1     Consent of Legal Counsel, Bartz & Bartz (Opinion is filed as Exhibit 5.1), Dated August 24,
             1998.

23.3       Consent of Underwriter, Rockcrest Securities L. L. C., Incorporated by Reference.

23.3.1     Consent of Underwriter, Rockcrest Securities L. L. C., Dated August 24, 1998.

27.0       Financial Data Schedule, Revised.

99.1       Dual Smart Card Access, Patent Number # TX 3-639-032 for ACTI, Incorporated by Reference.

99.2       Rothstein personal guarantee, revised.

99.3       Database Services Agreement and Addendum (Florida).

99.4       Falcetta, Wachtel & Knochenhauer, LLC. Regarding American Card Technology, Inc.